Exhibit 10.8

[Execution]

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

by and among

GLOBAL BRASS AND COPPER, INC.

CHASE BRASS AND COPPER COMPANY, LLC

GBC METALS, LLC

CHASE BRASS, LLC

A.J. OSTER, LLC

as Borrowers

and

GLOBAL BRASS AND COPPER HOLDINGS, INC.

BRYAN METALS, LLC

OLIN FABRICATED METAL PRODUCTS, LLC

CHASE INDUSTRIES, LLC

A.J. OSTER FOILS, LLC

A.J. OSTER CARIBE, LLC

A.J. OSTER WEST, LLC

as Guarantors

THE LENDERS AND ISSUING BANK FROM TIME TO TIME PARTY HERETO

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative and Collateral Agent

GENERAL ELECTRIC CAPITAL CORPORATION

as Syndication Agent

WELLS FARGO CAPITAL FINANCE, LLC, GE CAPITAL MARKETS, INC.

and BANK OF AMERICA SECURITIES LLC

as Joint Bookrunners

WELLS FARGO CAPITAL FINANCE, LLC

and

GE CAPITAL MARKETS, INC

as Co-Lead Arrangers

Dated: August 18, 2010

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS		1

SECTION 2.	CREDIT FACILITIES		35

	2.1	Loans.	35
	2.2	Letters of Credit.	36
	2.3	Commitments	38
	2.4	Loan Limits	38
	2.5	Mandatory Prepayments.	38
	2.6	Optional Prepayments	40
	2.7	Increase in Maximum Credit.	40
	2.8	Joint and Several Liability of Borrowers.	41

SECTION 3.	INTEREST AND FEES		43

	3.1	Rates and Payment of Interest.	43
	3.2	Election of Application of Eurodollar Rate	43
	3.3	Inability to Determine Applicable Interest Rate	44
	3.4	Illegality	44
	3.5	Increased Costs	44
	3.6	Capital Adequacy	45
	3.7	Mitigation	45
	3.8	Funding Losses	46
	3.9	Booking of Eurodollar Rate Loans	46
	3.10	Computation of Interest and Fees	46
	3.11	Maximum Interest	46
	3.12	No Requirement of Match Funding	47
	3.13	Fees.	47

SECTION 4.	CONDITIONS PRECEDENT		48

	4.1	Conditions Precedent to Initial Loans and Letters of Credit	48
	4.2	Conditions Precedent to All Loans and Letters of Credit	50

SECTION 5.	GRANT AND PERFECTION OF SECURITY INTEREST		50

	5.1	Grant of Security Interest	50
	5.2	Exclusions from Collateral	51
	5.3	Perfection of Security Interests.	52
	5.4	Term Loan Facility Intercreditor Agreement	55

SECTION 6.	COLLECTION AND ADMINISTRATION		56

	6.1	Borrowers’ Loan Accounts	56
	6.2	Statements	56
	6.3	Collection of Accounts.	56
	6.4	Payments.	57
	6.5	Taxes.	58
	6.6	Authorization to Make Loans	60
	6.7	Use of Proceeds	61
	6.8	Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.	61
	6.9	Pro Rata Treatment	62
	6.10	Sharing of Payments, Etc.	62

(i)

	6.11	Settlement Procedures.	63
	6.12	Obligations Several; Independent Nature of Lenders’ Rights	66
	6.13	Bank Products	66

SECTION 7.	COLLATERAL REPORTING AND COVENANTS		67

	7.1	Collateral Reporting.	67
	7.2	Accounts Covenants.	68
	7.3	Inventory Covenants	69
	7.4	Equipment and Real Property Covenants	69
	7.5	Intellectual Property Covenants	70
	7.6	Power of Attorney	70
	7.7	Right to Cure	71
	7.8	Access to Premises	72

SECTION 8.	REPRESENTATIONS AND WARRANTIES		71

	8.1	Existence, Power and Authority	71
	8.2	Name; State of Organization; Chief Executive Office; Collateral Locations.	71
	8.3	Financial Statements	72
	8.4	Priority of Liens; Title to Properties	72
	8.5	Tax Returns	74
	8.6	Litigation	74
	8.7	Compliance with Other Agreements and Applicable Laws.	74
	8.8	Environmental Compliance.	74
	8.9	Employee Benefits.	75
	8.10	Bank Accounts	76
	8.11	Intellectual Property	76
	8.12	Subsidiaries; Affiliates; Capitalization; Solvency.	76
	8.13	Labor Disputes.	77
	8.14	Restrictions on Subsidiaries	77
	8.15	Material Contracts	77
	8.16	Interrelated Businesses	78
	8.17	Payable Practices	78
	8.18	Accuracy and Completeness of Information	78
	8.19	Survival of Warranties; Cumulative	78

SECTION 9.	AFFIRMATIVE AND NEGATIVE COVENANTS		79

	9.1	Maintenance of Existence	79
	9.2	New Collateral Locations	79
	9.3	Compliance with Laws, Regulations, Etc.	79
	9.4	Payment of Taxes and Claims	80
	9.5	Insurance.	81
	9.6	Financial Statements and Other Information.	81
	9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc	83
	9.8	Encumbrances	84
	9.9	Indebtedness	86
	9.10	Investments	90
	9.11	Dividends and Redemptions	91
	9.12	Transactions with Affiliates	92
	9.13	Compliance with ERISA	93
	9.14	End of Fiscal Years; Fiscal Quarters	93
	9.15	Change in Business	94

(ii)

	9.16	Limitation of Restrictions Affecting Subsidiaries (other than Unrestricted Subsidiaries)	94
	9.17	Fixed Charge Coverage Ratio	94
	9.18	Minimum Excess Availability	94
	9.19	Modifications of Organizational Documents and Certain Other Agreements	94
	9.20	Foreign Assets Control Regulations, Etc	95
	9.21	Additional Guaranties and Collateral Security; Redesignation of Guarantors; Further Assurances.	95
	9.22	After Acquired Real Property	97
	9.23	Costs and Expenses	97

SECTION 10.	EVENTS OF DEFAULT AND REMEDIES		98

	10.1	Events of Default	98
	10.2	Remedies.	100

SECTION 11.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW		103

	11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.	103
	11.2	Waiver of Notices	104
	11.3	Amendments and Waivers.	105
	11.4	Waiver of Counterclaims	106
	11.5	Indemnification	107

SECTION 12.	THE AGENT		107

	12.1	Appointment, Powers and Immunities	107
	12.2	Reliance by Agent	108
	12.3	Events of Default.	108
	12.4	Wells Fargo in its Individual Capacity	108
	12.5	Indemnification	109
	12.6	Non-Reliance on Agent and Other Lenders	109
	12.7	Failure to Act	109
	12.8	Additional Loans	110
	12.9	Concerning the Collateral and the Related Financing Agreements	110
	12.10	Field Audit, Examination Reports and other Information; Disclaimer by Lenders	110
	12.11	Collateral Matters.	111
	12.12	Agency for Perfection	112
	12.13	Successor Agent	113
	12.14	Legal Representation of Agent	113
	12.15	Other Agent Designations	113

SECTION 13.	TERM OF AGREEMENT; MISCELLANEOUS		113

	13.1	Term.	113
	13.2	Interpretative Provisions.	114
	13.3	Notices	116
	13.4	Partial Invalidity	118
	13.5	Confidentiality.	118
	13.6	Successors	119
	13.7	Assignments; Participations.	119
	13.8	Entire Agreement	121
	13.9	USA Patriot Act	121

(iii)

	13.10	Counterparts, Etc	122

SECTION 14.	ACKNOWLEDGMENT AND RESTATEMENT		122

	14.1	Existing Obligations	122
	14.2	Acknowledgment of Security Interests	122
	14.3	Existing Agreement	122
	14.4	Restatement.	122

(iv)

INDEX

TO

EXHIBITS AND SCHEDULES

Exhibit A	Assignment and Acceptance Agreement

Exhibit B	Form of Borrowing Base Certificate

Exhibit C	Information Certificate

Exhibit D	Form of Officer’s Solvency Certificate

Exhibit E	Form of Compliance Certificate

Schedule 1.32	Commitments

Schedule 1.43	Deemed EBITDA

(v)

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Amended and Restated Loan and Security Agreement (“Agreement”) dated August 18, 2010 is entered into by and among Global Brass and Copper, Inc., a Delaware corporation (“Global Brass”), Chase Brass and Copper Company, LLC, a Delaware limited liability company (“CB&C”), GBC Metals, LLC, a Delaware limited liability company formerly known as Global Metals, LLC (“GBC Metals”), Chase Brass, LLC, a Delaware limited liability company (“Chase Brass”) and A.J. Oster, LLC, a Delaware limited liability company (“AJ Oster”, and together with Global Brass, CB&C, Chase Brass and GBC Metals, each a “Borrower” and collectively “Borrowers” as hereinafter further defined), Global Brass and Copper Holdings, Inc., a Delaware corporation (“Parent”), Bryan Metals, LLC, a Delaware limited liability company (“Bryan”), Olin Fabricated Metal Products, LLC, a Delaware limited liability company (“Metal”), Chase Industries, LLC, a Delaware limited liability company (“Chase”), A.J. Oster Foils, LLC, a Delaware limited liability company (“Foils”), A.J. Oster Caribe, LLC, a Delaware limited liability company (“Caribe”) and A.J. Oster West, LLC, a Delaware limited liability company (“West” and together with Parent, Bryan, Metal, Chase, Foils and Caribe, each a “Guarantor” and collectively, “Guarantors”, as hereinafter further defined), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders” as hereinafter further defined) and Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association, a national banking association, in its capacity as agent for Lenders (in such capacity, “Agent” as hereinafter further defined).

W I T N E S S E T H:

WHEREAS, Borrowers, Agent and Lenders are parties to the Loan and Security Agreement, dated November 19, 2007, by and among them, as heretofore amended (the “Existing Agreement”), and together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, as heretofore amended, modified or supplemented, collectively, the “Existing Financing Agreements”, pursuant to which Agent and Lenders have made loans and provided other financial accommodations to Borrowers;

WHEREAS, Borrowers have requested that Agent and Lenders amend and restate the Existing Agreement pursuant to and in accordance with the terms and conditions set forth herein; and

WHEREAS, each Lender is willing to agree (severally and not jointly) to amend and restate the Existing Agreement and to continue to make loans and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to continue to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1 “Accounts” shall mean, as to each Borrower and Guarantor, all present and future rights of such Borrower and Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

1.2 “Acquired Business” shall have the meaning given to such term in the definition of “Permitted Acquisitions” contained herein.

1.3 “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loans comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (a) the London Interbank Offered Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Rate Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Rate Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

1.4 “Administrative Borrower” shall mean Global Brass and Copper, Inc., a Delaware corporation, in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 6.8 hereof and its successors and assigns in such capacity.

1.5 “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

1.6 “Agent” shall mean Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association, a national banking association in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

1.7 “Agent Payment Account” shall mean account no. 5000000030279 of Agent at Wells Fargo, or such other account of Agent as Agent may from time to time designate to Administrative Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

1.8 “Applicable Margin” shall mean, at any time during any calendar quarter, as to the interest rate for Base Rate Loans and the interest rate for Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below if the Quarterly Average Excess Availability for the immediately preceding calendar quarter is at or within the amounts indicated for such percentage as of the last day of the immediately preceding calendar quarter:

Tier	Quarterly Average Excess Availability	Applicable Eurodollar Rate Margin	Applicable Prime Rate Margin
1	Greater than $75,000,000	3.00%	2.00%
2	Greater than or equal to $40,000,000 but less than or equal to $75,000,000	3.25%	2.25%
3	Less than $40,000,000	3.50%	2.50%

provided, that, (i) the Applicable Margin shall be calculated and established once each calendar quarter (commencing with the calendar quarter beginning January 1, 2011) and shall remain in effect until adjusted thereafter after the end of such calendar quarter, (ii) each adjustment of the Applicable Margin shall be effective as of the first day of a calendar quarter based on the Quarterly Average Excess Availability for the immediately preceding calendar quarter, and (iii) notwithstanding anything to the contrary contained herein, the Applicable Margin for Revolving Loans through the calendar quarter ending December 31, 2010 shall be the amount for Tier 2 set forth above. In the event that at any time after the end of a calendar quarter the Quarterly Average Excess Availability for such calendar quarter used for the determination of the Applicable Margin was less than the actual amount of the Quarterly Average Excess Availability for such calendar quarter, the Applicable Margin for such prior calendar quarter shall be adjusted to the applicable percentage based on such actual Quarterly Average Excess Availability and any additional interest for the applicable period as a result of such recalculation shall be promptly paid to Agent. The foregoing shall not be construed to limit the rights of Agent and Lenders with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.

1.9 “Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

1.10 “Asset Sale” shall mean a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Guarantor), in one transaction or a series of transactions, of all or any part of Parent’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of Parent’s Subsidiaries, other than (a) inventory (or other assets) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), and (b) sales, leases or licenses out of other assets for aggregate consideration of less than $5,000,000 in the aggregate during any Fiscal Year.

1.11 “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.7 hereof.

1.12 “Bank Product Provider” shall mean any Lender, Affiliate of any Lender or other financial institution (in the case of any Affiliate of any Lender or other financial institution to the extent approved by Agent) that provides any Bank Products to Borrowers or Guarantors.

1.13 “Bank Products” shall mean any one or more of the following types or services or facilities provided to a Borrower by Agent or a Bank Product Provider: cash management or related services, including (a) the automated clearinghouse transfer of funds for the account of a Borrower pursuant to agreement or overdraft for any accounts of Borrowers maintained at Agent or any Bank Product Provider that are subject to the control of Agent pursuant to any Deposit Account Control Agreement to which Agent, such Affiliate of Agent, Lender or Affiliate of Lender is a party, as applicable, and (b) controlled disbursement services and (c) Hedge Agreements if and to the extent permitted hereunder. Any of the foregoing shall only be included in the definition of the term “Bank Products” to the extent that the Bank Product Provider has been approved by Agent.

1.14 “Base Rate” shall mean, on any date, the greater of (a) the rate from time to time publicly announced by Wells Fargo Bank, N.A., or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank, (b) the Federal Funds Rate in effect on such day plus one-half (1/2%) percent or (c) the three (3) month London Interbank Offered Rate plus one (1%) percent.

1.15 “Base Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Base Rate in accordance with the terms thereof. All Swing Line Loans shall be Base Rate Loans.

1.16 “Blocked Accounts” shall have the meaning set forth in Section 6.3 hereof.

1.17 “Borrowers” shall mean, collectively, the following (together with their respective successors and assigns): (a) Global Brass and Copper, Inc., a Delaware corporation, (b) Chase Brass and Copper Company, LLC, a Delaware limited liability company, (c) GBC Metals, LLC, a Delaware limited liability company, formerly known as Global Metals, LLC, (d) Chase Brass, LLC, a Delaware limited liability company, (e) A.J. Oster, LLC, a Delaware limited liability company and (f) any other Person that at any time after the date hereof becomes a Borrower; each sometimes being referred to herein individually as a “Borrower”.

1.18 “Borrowing Base” shall mean, at any time, the amount equal to:

(a) the amount equal to eighty-five (85%) percent multiplied by the net amount of Eligible Accounts; plus

(b) the amount equal to the lesser of: (i) eighty (80%) percent multiplied by the Value of the Eligible Inventory, (ii) ninety (90%) percent of the Net Recovery Percentage for the Eligible Inventory multiplied by the Value of such Eligible Inventory or (iii) the Inventory Loan Limit; minus

(c) Reserves.

For purposes only of applying the Inventory Loan Limit, Agent may treat the then undrawn amounts of outstanding Letters of Credit for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Agent is in effect basing the issuance of the Letter of Credit on the Value of the Eligible Inventory being purchased with such Letter of Credit. In determining the actual amounts of such Letter of Credit to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit. The amounts of Eligible Inventory of Borrowers shall, at Agent’s option, be determined based on the lesser of the amount of Inventory set forth in the general ledger of Borrowers and Guarantors or the perpetual inventory records maintained by Borrowers and Guarantors, as applicable.

1.19 “Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit B hereto, as such form may from time to time be modified by Agent in consultation with Borrowers, which is duly completed (including all schedules thereto) and executed by the chief financial officer or other appropriate financial officer of Borrowers acceptable to Agent and delivered to Agent.

1.20 “Business Interruption Insurance” shall mean insurance under any insurance policy that replaces income or earnings lost as a result of any event that interrupts the operations of the policyholder’s business or is otherwise designed to insure the policyholder against interruptions in the operations of the policyholder’s business.

1.21 “Business Interruption Insurance Proceeds” means any net cash payments or proceeds received by Parent or any of its Subsidiaries under any Business Interruption Insurance solely to the extent that such net cash payments or proceeds represent lost profits to Parent or such Subsidiary as reasonably determined by Parent or such Subsidiary in good faith.

1.22 “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of North Carolina, and a day on which Agent is open for the transaction of business; except, that, if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

1.23 “Capital Expenditures” shall mean, for any period, the aggregate of all expenditures of Parent and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be capitalized as “purchase of property and equipment”, reflected in the consolidated statement of cash flows of Parent and its Subsidiaries; provided that Consolidated Capital Expenditures shall not include any expenditures (i) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with proceeds invested pursuant to Section 2.11(a) or (b) of the Term Loan Agreement, (ii) which constitute a Permitted Acquisition permitted under Section 9.10 or (iii) financed with the proceeds of Excluded Equity Issuances.

1.24 “Capital Leases” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

1.25 “Cash Equivalents” shall mean, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a), (b) and (c) above, (ii) has net assets of not less than $5,000,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s; (f) repurchase agreements which are entered into with any Lender or any commercial bank satisfying the requirements of clause (d) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; and

(g) in the case of any Subsidiary organized under the laws of any jurisdiction outside the United States (or any Subsidiary organized under the laws of any jurisdiction within the United States but having a material place of business outside of the United States), investments denominated in the currency of, and issued or guaranteed, as applicable, by the federal or state government or agency of or by the commercial banks organized under, as the case may be, the jurisdiction in which such Subsidiary is organized or has a material place of business and which otherwise satisfy each of the requirements, to the extent applicable in such jurisdiction, specified in clauses (a) through (f) above.

1.26 “Change of Control” shall mean an event or series of events by which:

(a) at any time prior to a Qualified Public Offering:

(i) Permitted Investors shall cease to own, directly or indirectly, at least fifty-one (51%) percent of the Equity Interests of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent and of the economic interests of the Equity Interests of Parent, in each case, on a fully diluted basis (and taking into account all such securities that any person or group has the right to acquire pursuant to any option right), or

(ii) Except as Section 9.7 hereof may otherwise provide, Parent and/or one or more of its Subsidiaries shall cease to own, directly or indirectly, one hundred (100%) percent of the Equity Interests of each of the Borrowers and Guarantors, and

(b) at any time on and after a Qualified Public Offering:

(i) Any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Permitted Investors shall own, directly or indirectly, more than thirty-five (35%) percent of the Equity Interests of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully diluted basis (and taking into account all such securities that any person or group has the right to acquire pursuant to any option right), and

(ii) Except as Section 9.7 hereof may otherwise provide, Parent and/or one or more of its Subsidiaries shall cease to own, directly or indirectly, one hundred (100%) percent of the Equity Interests of each of the Borrowers and Guarantors, or

(c) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Parent cease to be occupied by Persons who either (i) were members of the board of directors of Parent on the Closing Date or (ii) were nominated for election by the board of directors of Parent, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors,

(d) and any “change of control” or similar event under the Term Loan Agreement or under any indenture or agreement in respect of other Indebtedness in an aggregate principal amount exceeding $10,000,000 to which Parent, any Borrower or any Subsidiary is a party shall occur.

1.27 “Closing Date Dividends” shall mean the cash dividends being paid by Parent to its shareholders on or about the date hereof in the aggregate amount of $42,500,000.

1.28 “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.29 “Collateral” shall have the meaning set forth in Section 5 hereof.

1.30 “Collateral Access Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, from any lessor of premises to any Borrower or Guarantor, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.

1.31 “Commercial Letter of Credit” shall mean any Letter of Credit issued for the purpose of providing the primary manner of payment for the purchase price of goods or services by a Borrower or Guarantor in the ordinary course of the business of such Borrower or Guarantor.

1.32 “Commitment” shall mean, at any time, as to each Lender, the principal amount set forth next to such Lender’s name on Schedule 1.32 hereto designated as the Commitment of such Lender or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Commitments”.

1.33 “Consolidated Net Income” shall mean, for any period, (a) the net income (or loss) of Parent and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, plus (b) to the extent not included in clause (a) above, any Business Interruption Insurance Proceeds for such period in an aggregate amount not to exceed $5,000,000 during the term of this Agreement, minus (c) (i) the income (or loss) of any Person (other than a Subsidiary of Parent) in which any other Person (other than Parent or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Parent or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Parent or is merged into or consolidated with Parent or any of its Subsidiaries or that Person’s assets are acquired by Parent or any of its Subsidiaries, (iii) the income of any Subsidiary of Parent to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, (v) income (or loss) relating to cancellation of Indebtedness (including as a result of prepayment thereof at less than par), and (vi) (to the extent not included in clauses (i) through (v) above) any net extraordinary gains or net extraordinary non-cash losses.

1.34 “Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

1.35 “Conversion Costs” shall mean the costs (including labor, supplies, maintenance, utilities, and overhead, but excluding the purchase price of metal) required to convert purchased metal from its purchased form to finished goods, accounted for in accordance with GAAP on a first-in first-out basis.

1.36 “Copyrights” shall mean copyrights, copyright applications, copyright registrations, and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Borrower’s or Guarantor’s use of any of the foregoing; all renewals of any of the foregoing; and all rights to sue for past, present and future infringement of any of the foregoing.

1.37 “Credit Facility” shall mean the Loans and Letters of Credit provided to or for the benefit of any Borrower pursuant to Sections 2.1 and 2.2 hereof.

1.38 “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

1.39 “Defaulting Lender” shall have the meaning set forth in Section 6.11 hereof.

1.40 “Default Rate” shall mean for any Obligation (including, to the extent permitted by law, interest not paid when due), two (2%) percent plus the interest rate otherwise applicable thereto.

1.41 “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, the Borrower or Guarantor with a deposit account (other than an Excluded Account) at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in such deposit account without further consent by such Borrower or Guarantor.

1.42 “Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (c) provides for the scheduled payments or dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date, except, in the case of clauses (a) and (b), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations).

1.43 “EBITDA” shall mean, for any period, an amount determined for Parent and its Subsidiaries on a consolidated basis equal to (a) Consolidated Net Income, plus, to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for (i) consolidated interest expense, (ii) provisions for taxes based on income, (iii) total depreciation expense, (iv) total amortization expense, (v) non-recurring charges incurred in such period in connection with severance costs and restructuring and integration charges in an aggregate amount not to exceed $8,500,000 in any twelve (12) month period ending on or prior to June 30, 2011, and $2,000,000 in any twelve (12) month period thereafter, (vi) costs, fees and expenses incurred in connection with (A) the Transactions and (B) Amendment No. 4 (as defined in the Existing Agreement) and Amendment No. 5 (as defined in the Existing Term Loan Agreement) in an aggregate amount pursuant to this clause (B) not to exceed $1,200,000 during the term of this Agreement, (vii) costs, fees and expenses (in each case other than payable to an Affiliate of Parent or any of its Subsidiaries) incurred in such period in connection with Permitted Acquisitions and Permitted Dispositions, (viii) other non-recurring charges incurred in such period in connection with legal and advisory costs in an aggregate amount not to exceed $3,000,000 in any twelve (12) month period ending on or prior to August 31, 2011, and $500,000 in any twelve (12) month period thereafter, (ix) any Sponsor Management Fees incurred in such period in an aggregate amount not to exceed $1,000,000 during any twelve-month period, (x) the pro forma costs savings projected by Administrative Borrower in good faith in connection with the permanent reductions in workforce that were completed in May 2010 and incurred during the twelve-month period ended (A) December 31, 2010 in an aggregate amount not to exceed $2,500,000 and (B) March 31, 2011 in an aggregate amount not to exceed $1,000,000, (xi) prepayment premiums, fees, penalties, yield maintenance charges and similar costs incurred in such period in connection with the repayment or prepayment of any Indebtedness, (xii) costs, charges and expenses attributable to the disposition of inventory in an aggregate amount not to exceed $2,000,000 during any twelve-month period, (xiii) non-recurring “unrealized losses”

(as defined in the definition of “Net Mark-to-Market Exposure”) arising from Hedge Agreements, Specified Hedge Agreements and other Swap Agreements of the Borrowers and its Subsidiaries permitted under this Agreement and non-cash charges due to the application of FASB ASC 815-10 regarding hedging activity, (xiv) losses associated with the settlement of hedging activity of Parent and its Subsidiaries that was required by the Existing Term Loan Agreement and the Existing Agreement in connection with the Transactions, (xv) non-cash charges reducing Consolidated Net Income consisting of lower-of-cost-or-market charges not to exceed $15,000,000 in the aggregate during any twelve-month period, (xvi) non-cash charges attributable to the disposition of inventory accounted for on a LIFO basis, (xvii) non-cash charges reducing Consolidated Net Income, including any non-cash “asset impairment” charges, non-cash foreign currency exchange losses, non-cash impact attributable to the application of purchase accounting in accordance with GAAP (such as, without limitation, the mark up of inventory to fair value) in connection with any Permitted Acquisition, the non-cash cumulative effect resulting from a change in accounting principles, and non-cash expenses deducted as a result of any grant of Equity Interests to employees, officers or directors (but excluding any such non cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period) not to exceed $6,000,000 in the aggregate with respect to all of the foregoing under this clause (xv) during any twelve-month period, (xviii) expenses or charges incurred in connection with the recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (including amortization or write offs of debt issuance or deferred financing costs, premium and prepayment penalties), in each case, whether or not successful, not to exceed $2,000,000 in the aggregate for all of the foregoing under this clause (xvi) during any twelve-month period and (xix) directors’ fees in an aggregate amount not to exceed $150,000 during any twelve-month period, minus (b) the sum, without duplication, of amounts for (i) other non-cash gains increasing Consolidated Net Income for such period (excluding any such non cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period), (ii) gains associated with the settlement of hedging activity of Parent and its Subsidiaries that was required by the Existing Agreement prior to the consummation of the Transactions, (iii) non-recurring “unrealized profits” (as defined in the definition of “Net Mark-to-Market Exposure”) arising from Hedge Agreements, Specified Hedge Agreements and other Swap Agreements of the Borrowers and its Subsidiaries permitted under this Agreement and (iv) non-recurring gains associated with the settlement of hedging activity of Parent and its Subsidiaries that was required by the Existing Term Loan Agreement and the Existing Agreement in connection with the Transactions. Notwithstanding the foregoing, EBITDA with respect to each period listed on Schedule 1.43 hereto shall be deemed to be equal to the amount specified on such schedule with respect to such period.

1.44 “Eligible Accounts” shall mean Accounts created by a Borrower that in each case satisfy the criteria set forth below as determined by Agent in good faith. Accounts shall be Eligible Accounts if:

(a) such Accounts arise from the actual and bona fide sale and delivery of goods (including scrap sales) by such Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b) such Accounts are not unpaid more than the lesser of ninety (90) days after the date of the original invoice for them or sixty (60) days after the original due date thereof;

(c) such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

(d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent (provided, that, the portion of the Accounts in excess of the amount at any time and from time to time subject to a Reserve for returns in the ordinary course of business may be deemed Eligible Accounts);

(e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America (including its territories, possessions and Puerto Rico) or Canada (provided, that, at any time promptly upon Agent’s request, such Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be reasonably required by Agent to perfect the security interests of Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may request to enable Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if either: (i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank reasonably satisfactory to Agent and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance reasonably satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuer thereof, and such Borrower has complied with the terms of Section 5.3(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, or (ii) such Accounts are covered by acceptable credit insurance payable to Agent issued by an insurer and on terms and in amounts reasonably acceptable to Agent, or (iii) such Accounts are covered by a guarantee from the Export-Import Bank of the United States of America on terms and conditions reasonably satisfactory to Agent and payable to Agent, or (iv) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);

(f) such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance reasonably satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and is not owed or does not claim to be owed any amounts that may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

(h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

(i) such Accounts are subject to the first priority, valid and perfected security interest of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent;

(j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee or other Affiliate of any Borrower or Guarantor;

(k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Agent’s request, the Federal Assignment of Claims Act of 1940, as amended (“FACA”) or any similar State or local law, if applicable, has been complied with in a manner reasonably satisfactory to Agent, such Accounts otherwise constitute Eligible Accounts hereunder; provided, that, Borrowers shall not be required to comply with FACA with respect to such Accounts in an aggregate amount not to exceed $25,000,000 at any time;

(l) there are no proceedings or actions which are threatened in writing or pending against the account debtors with respect to such Accounts which would reasonably be expected to result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(m) the aggregate amount of such Accounts owing by a single account debtor do not constitute more than ten (10%) percent of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

(n) such Accounts are not owed by an account debtor who has Accounts unpaid more than sixty (60) days after the original due date for them or ninety (90) days after the date of the original invoice for them which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

(o) the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(p) such Accounts are owed by account debtors whose total indebtedness to such Borrower does not exceed the credit limit with respect to such account debtors as determined by such Borrower from time to time, to the extent such credit limit as to any account debtor is established consistent with the current practices of such Borrower as of the date hereof and such credit limit is acceptable to Agent (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts); and

(q) such Accounts are owed by account debtors deemed creditworthy at all times by Agent in good faith.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Agent. Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral.

1.45 “Eligible Inventory” shall mean Inventory of a Borrower consisting of finished goods held for resale in the ordinary course of the business of a Borrower and raw materials and work-in-process for such finished goods (including, in each case, Conversion Costs not to exceed ten (10%) percent of the Value of such Eligible Inventory), that in each case satisfy the criteria set forth below as determined by Agent. Eligible Inventory shall not include: (a) spare parts for equipment; (b) packaging and shipping materials; (c) supplies used or consumed in such Borrower’s business; (d) Inventory at premises other than those owned or leased and controlled by any Borrower, except any Inventory which would otherwise be deemed Eligible Inventory that is not located at premises owned and operated by such Borrower may nevertheless be considered Eligible Inventory: (i) as to locations which are leased by any Borrower, if Agent shall have received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor, or if Agent shall not have received such Collateral

Access Agreement (or Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, nevertheless consider Inventory at such location to be Eligible Inventory to the extent Agent shall have established such Reserves in respect of amounts at any time payable by such Borrower to the owner and lessor thereof as Agent shall determine in good faith, (ii) as to locations owned and operated by a third person, (A) if Agent shall have received a Collateral Access Agreement from such owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator or if Agent shall not have received such Collateral Access Agreement (or Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, nevertheless consider Inventory at such location to be Eligible Inventory to the extent Agent shall have established such Reserves in respect of amounts at any time payable by such Borrower to the owner and operator thereof as Agent shall determine, and (B) in addition, if required by Agent, if Agent shall have received: (1) UCC financing statements between the owner and operator, as consignee or bailee and such Borrower, as consignor or bailor, in form and substance reasonably satisfactory to Agent, which are duly assigned to Agent and (2) a written notice to any lender to the owner and operator of the first priority security interest in such Inventory of Agent; (e) Inventory subject to a security interest or lien in favor of any Person other than Agent except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance reasonably satisfactory to Agent between the holder of such security interest or lien and Agent (including the Term Loan Facility Intercreditor Agreement); (f) bill and hold goods; (g) unserviceable, obsolete or slow moving Inventory; (h) Inventory that is not subject to the first priority, valid and perfected security interest of Agent; (i) returned, damaged and/or defective Inventory; (j) Inventory purchased or sold on consignment and (k) Inventory located outside the United States of America or Puerto Rico. The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.

1.46 “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate or Approved Fund of such Lender; and (c) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) or other Person approved by Agent in consultation with Administrative Borrower; provided, that, (i) neither any Borrower nor any Guarantor or any Affiliate of any Borrower or Guarantor shall qualify as an Eligible Transferee and (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Borrower or Guarantor shall qualify as an Eligible Transferee, except as Agent may otherwise specifically agree.

1.47 “Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the

Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

1.48 “Equipment” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, rolling stock, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.49 “Equity Interests” shall mean, with respect to any Person, all of the shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity, ownership or profit interests at any time outstanding, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), but excluding any debt security that is convertible into or exchangeable for such shares, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

1.50 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

1.51 “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that together with any Borrower, any Guarantor or any of its or their respective Subsidiaries is treated as a single employer under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.52 “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than events as to which the requirement of notice has been waived in regulations by the PBGC; (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) a complete or partial withdrawal by any Borrower, Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the imposition of any liability under Title IV of ERISA, other than the PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, Guarantor or any ERISA Affiliate and (g) any other event or condition with respect to a Plan including any Pension Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Borrower; provided, that, in the case of clauses (a) through (g) above, such event results in or could reasonably be expected to result in liability of any Borrower or Guarantor in an aggregate amount in excess of $10,000,000.

1.53 “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.54 “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.55 “Excess Availability” shall mean the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of: (i) the Borrowing Base and (ii) the Maximum Credit (in each case under (i) or (ii) after giving effect to any Reserves other than any Reserves in respect of Letter of Credit Obligations), minus (b) the sum of: (i) the amount of all then outstanding and unpaid Loans to Borrowers (but not including for this purpose Obligations arising pursuant to any guarantees in favor of Agent and Lenders of the Obligations or any outstanding Letter of Credit Obligations or contingent Obligations for indemnification or reimbursement), plus (ii) the amount of all Reserves then established in respect of Letter of Credit Obligations, plus (iii) the aggregate amount of all then outstanding and unpaid trade payables of Borrowers and Guarantors which are outstanding more than sixty (60) days past due as of the end of the immediately preceding calendar month (other than trade payables or other obligations being contested or disputed by a Borrower or a Guarantor in good faith), plus (iv) without duplication, the amount of checks issued by Borrowers and Guarantors to pay trade payables and other obligations which are more than sixty (60) days past due as of the end of the immediately preceding calendar month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by a Borrower or a Guarantor in good faith), but not yet sent.

1.56 “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

1.57 “Excluded Account” shall mean (a) any deposit account or securities account opened by any Borrower or Guarantor the daily balance of which when aggregated with the daily balance of all other such accounts shall not exceed $1,000,000, (b) any deposit account or securities account used solely for (i) funding payroll or segregating payroll taxes or funding other employee wage or benefit payments, (ii) segregating 401(k) contributions or contributions to an employee stock purchase plan and other health and benefit plan, in each case for payment in accordance with any applicable laws or (iii) to receive proceeds of Term Loan Priority Collateral pursuant to and in accordance with the Term Loan Documents as in effect on the date hereof or as permitted to be amended hereunder and under the Term Loan Facility Intercreditor Agreement, (c) any deposit account, securities account or commodities account opened by (A) an Unrestricted Subsidiary or (B) a Subsidiary, which Subsidiary is organized under the laws of a jurisdiction outside the United States of America or Puerto Rico, (d) any deposit account or securities account in which Parent or a Subsidiary thereof holds funds or assets in trust for the benefit of any third party and (e) any deposit account, securities account or commodities account opened or used in connection with any Specified Hedge Agreement.

1.58 “Excluded Equity Issuance” shall mean any capital contribution to Parent by the Permitted Investors or issuances of Equity Interests to the Permitted Investors by Parent (including, in each case, Specified Equity Contributions under (and as defined in) the Term Loan Agreement).

1.59 “Existing Agreement” shall have the meaning set forth in the recitals hereto.

1.60 “Existing Finance Agreements” shall have the meaning set forth in the recitals hereto.

1.61 “Existing Term Loan Agreement” shall mean the Term Loan and Security Agreement, dated as of November 19, 2007, by and among KPS Capital Finance Management, LLC, the other lenders party thereto, Borrowers and Guarantors, as in effect as of the date hereof.

1.62 “Existing Term Loan Documents” shall mean, collectively, the Existing Term Loan Agreement and all agreements, documents and instruments executed and/or delivered in connection therewith, each as in effect on the date hereof.

1.63 “Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of Chicago, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.

1.64 “Fee Letter” shall mean the letter agreement, dated of even date herewith, by and among Borrowers, Guarantors and Agent, setting forth certain fees payable by Borrowers to Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.65 “Fiscal Quarter” shall mean a fiscal quarter of any Fiscal Year.

1.66 “Fiscal Year” shall mean the fiscal year of Parent and its Subsidiaries ending on December 31 of each calendar year.

1.67 “Financing Agreements” shall mean, collectively, this Agreement and all notes, guarantees, security agreements, Deposit Account Control Agreements, Investment Property Control Agreements, the Term Loan Facility Intercreditor Agreement and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Guarantor in connection with this Agreement; provided, that, the Financing Agreements shall not include Hedge Agreements.

1.68 “Fixed Charge Coverage Ratio” shall mean, with respect to any date of determination, the ratio of (a) the amount equal to EBITDA of any Person and its Subsidiaries, on a consolidated basis, as of the end of a fiscal month for the immediately preceding twelve (12) consecutive fiscal months for which Agent has received financial statements pursuant to Section 9.6 hereof, minus the sum of (i) Taxes to the extent actually paid in cash during such period, plus (ii) dividends and other distributions in respect of Equity Interests of Parent paid in cash during such period (other than the Closing Date Dividends), and (iii) all Capital Expenditures paid in cash during such period, to (b) Fixed Charges of such Person and its Subsidiaries, on a consolidated basis, for such period.

1.69 “Fixed Charges” shall mean, as to any Person and its Subsidiaries, on a consolidated basis, with respect to any period, the sum of, without duplication, (a) all cash Interest Expense (excluding paid-in-kind, accrued or deferred interest) net of all interest income, plus (b) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness for borrowed money, Indebtedness for the deferred purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices), Indebtedness with respect to Capital Leases (and without duplicating in items (a) and (b) of this definition, the interest component with respect to Indebtedness under Capital Leases).

1.70 “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

1.71 “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied; except, that, for purposes of Section 9.17 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof.

1.72 “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.73 “Guarantors” shall mean, collectively, the following (together with their respective successors and assigns): (a) Global Brass and Copper Holdings, Inc., a Delaware corporation, (b) Bryan Metals, LLC, a Delaware limited liability company, (c) Olin Fabricated Metal Products, LLC, a Delaware limited liability company, (d) Chase Industries, LLC, a Delaware limited liability company, (e) A.J. Oster Foils, LLC, a Delaware limited liability company, (f) A.J. Oster Caribe, LLC, a Delaware limited liability company, (g) A.J. Oster West, LLC, a Delaware limited liability company and (h) any other Person that at any time after the date hereof becomes party to a guarantee in favor of Agent or any Lender or otherwise liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (other than Borrowers); each sometimes being referred to herein individually as a “Guarantor”.

1.74 “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.75 “Hedge Agreement” shall mean an agreement between any Borrower or Guarantor and Agent or any Bank Product Provider that is a swap agreement as such term is defined in 11 U.S.C. Section 101, and including any rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Hedge Agreements”.

1.76 “Historical Financial Statements” shall mean as of the Closing Date, (i) the audited financial statements of Parent and its Subsidiaries, for the Fiscal Years ended 2008 and 2009, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of Parent and its Subsidiaries as of the most recent Fiscal Quarter ended after the date of the most recent audited financial statements and at least forty-five days prior to the Closing Date, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three , six or nine month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officers of Borrowers that they fairly present, in all material respects, the financial condition of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year end adjustments and the absence of footnotes.

1.77 “Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent,

(a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments;

(b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices);

(c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases;

(d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition;

(e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Equity Interests or other equity securities issued by such Person which are mandatorily redeemable at the option of the holder thereof prior to the Maturity Date;

(f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account;

(g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time;

(h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values or other Swap Agreements;

(i) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law;

(j) all obligations in respect of notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than obligations to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices); and

(k) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.

1.78 “Information Certificate” shall mean, collectively, the Information Certificate of Borrowers and Guarantors constituting Exhibit C hereto containing material information with respect to Borrowers and Guarantors, their respective businesses and assets provided by or on behalf of Borrowers and Guarantors to Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.79 “Intellectual Property” shall mean, as to each Borrower and Guarantor, such Borrower’s and Guarantor’s now owned and hereafter arising or acquired: Patents, Trademarks and Copyrights, inventions, trade secrets and proprietary and confidential formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); proprietary and confidential customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.80 “Intercompany Note” means a promissory note substantially in the form of Exhibit L to the Term Loan Agreement, evidencing Indebtedness owed among Borrowers and their Subsidiaries permitted hereunder.

1.81 “Interest Expense” shall mean, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP) of Parent and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Parent and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and net of payments made and received under Interest Rate Agreements, but excluding, however, any amount not payable in cash and any amounts referred to in Section 2.8(a) or (b) of the Term Loan Agreement payable on or before the Closing Date), less the sum of (a) the amortization of any financing fees paid by, or on behalf of, Parent or any of its Subsidiaries, (b) the amortization of debt discounts, if any, in respect of Hedge Agreements, Specified Hedge Agreements or other Swap Agreements and (c) cash interest income of Parent and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

1.82 “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2) or three (3) months (and if then available to all Lenders, six (6) months) as any Borrower (or Administrative Borrower on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, such Borrower (or Administrative Borrower on behalf of such Borrower) may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

1.83 “Interest Rate” shall mean,

(a) Subject to clause (b) of this definition below:

(i) as to Base Rate Loans, a rate equal to the then Applicable Margin for Base Rate Loans on a per annum basis plus the Base Rate, and

(ii) as to Eurodollar Rate Loans, a rate equal to the then Applicable Margin for Eurodollar Rate Loans on a per annum basis plus the Adjusted Eurodollar Rate.

(b) Notwithstanding anything to the contrary contained herein, Agent may, at its option, and Agent shall, at the direction of the Required Lenders, increase the Applicable Margin otherwise used to calculate the Interest Rate for Base Rate Loans and Eurodollar Rate Loans that is then applicable by two (2%) percent per annum: (i) for the period (A) from and after the effective date of termination or non-renewal hereof until Agent and Lenders have received full and final payment of all outstanding and unpaid Obligations which are not contingent and cash collateral or letter of credit, as Agent may specify, in the amounts and on the terms required under Section 13.1 hereof for contingent Obligations (notwithstanding entry of a judgment against any Borrower or Guarantor), (B) from and after the occurrence of any Event of Default and for so long as such Event of Default is continuing, and (ii) on Loans at any time outstanding in excess of the Borrowing Base (whether or not such excess(es) arise or are made with or without the knowledge or consent of Agent or any Lender and whether made before or after an Event of Default).

1.84 “Interest Rate Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Parent’s and its Subsidiaries’ operations and not for speculative purposes.

1.85 “Inventory” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower or Guarantor for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

1.86 “Inventory Loan Limit” shall mean the amount of $100,000,000 as such amount may be increased in accordance with Section 2.7 hereof.

1.87 “Investment” shall have the meaning set forth in Section 9.10 hereof.

1.88 “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, any Borrower or Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower or Guarantor acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent with respect to such investment property, or other instructions of Agent.

1.89 “Issuing Bank” shall mean Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association or any Lender that is approved by Agent that shall issue a Letter of Credit for the account of a Borrower and have agreed in a manner satisfactory to Agent to be subject to the terms hereof as an Issuing Bank.

1.90 “KPS” shall mean KPS Capital Partners, LP, a Delaware limited partnership, and its successors and assigns.

1.91 “Lenders” shall mean the financial institutions who are signatories hereto as Lenders (including Swing Line Lender) and other persons made a party to this Agreement as a Lender in accordance with Section 13.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.

1.92 “Letter of Credit Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

1.93 “Letter of Credit Limit” shall mean $40,000,000 as such amount may be increased in accordance with Section 2.7 hereof.

1.94 “Letter of Credit Obligations” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (b) the aggregate amount of all drawings under Letters of Credit for which Issuing Bank has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by each Lender to Issuing Bank with respect to such Lender’s participation in Letters of Credit as provided in Section 2.2 for which Borrowers have not at such time reimbursed the Lenders, whether by way of a Revolving Loan or otherwise.

1.95 “Letters of Credit” shall mean all letters of credit (whether Commercial Letters of Credit or Standby Letters of Credit and whether for the purchase of inventory, equipment or otherwise) issued by Issuing Bank for the account of any Borrower pursuant to this Agreement, and all amendments, renewals, extensions or replacements thereof.

1.96 “License Agreements” shall have the meaning set forth in Section 8.11 hereof.

1.97 “Loans” shall mean, collectively, the Revolving Loans and the Swing Line Loans.

1.98 “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

1.99 “Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, performance or operations of Borrowers and Guarantors, taken as a whole; (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon Revolving Loan Priority Collateral having an aggregate value in excess of $5,000,000; (d) the Collateral or its value; (e) the ability of Borrowers and Guarantors, taken as a whole, to repay the Obligations or of any Borrower to perform its obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (f) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent and Lenders under this Agreement or any of the other Financing Agreements.

1.100 “Material Contract” shall mean any contract or other arrangement to which Parent or any of its Subsidiaries is a party (other than the Financing Agreements) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

1.101 “Maturity Date” shall mean shall have the meaning set forth in Section 13.1 hereof.

1.102 “Maximum Credit” shall mean the amount of $150,000,000 as such amount may be increased in accordance with Section 2.7 hereof.

1.103 “Maximum Interest Rate” shall mean the maximum non-usurious rate of interest under applicable Federal or State law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of the indebtedness of Borrowers and Guarantors to Agent and Lenders, or to the extent that at any time such applicable law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate. Notwithstanding any other provision hereof, the Maximum Interest Rate shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be).

1.104 “Mortgages” shall mean, individually and collectively, each of the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by GBC Metals in favor of Agent with respect to the Real Property and related assets of such Borrower located in Crawford County, Missouri, (b) the Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by GBC Metals in favor of Agent with respect to the Real Property and related assets of such Borrower located in Madison County, Illinois, (c) the Open End Mortgage Deed, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by AJ Oster in favor of Agent with respect to the Real Property and related assets of such Borrower located in Litchfield County, Connecticut, (d) the Open End Mortgage Deed, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by AJ Oster in favor of Agent with respect to the Real Property and related assets of such Borrower located in New Haven County, Connecticut, (e) the Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by AJ Oster in favor of Agent with respect to the Real Property and related assets of such Borrower located in Du Page County, Illinois, (f) the Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Foils in favor of Agent with respect to the Real Property and related assets of such Borrower located in Stark County, Ohio, (g) the Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Bryan in favor of Agent with respect to the Real Property and related assets of such Borrower located in Williams County, Ohio, (h) the Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by CB&C in favor of Agent with respect to the Real Property and related assets of such Borrower located in Williams County, Ohio, and (i) the Deed of Mortgage, dated of even date herewith, by Caribe in favor of Agent with respect to the Real Property and related assets of such Borrower located in Caguas, Puerto Rico.

1.105 “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, Guarantor or any ERISA Affiliate or with respect to which any Borrower, Guarantor or any ERISA Affiliate may incur any liability.

1.106 “Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise (including by way of milestone payment), but only as and when so received) received by Parent or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide costs and expenses incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Parent or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

1.107 “Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any cash payments or proceeds received by Parent or any of its Subsidiaries (a) under any insurance policy in respect of a covered loss thereunder with respect to property or assets or (b) as a result of the taking of any assets of Parent or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Parent or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Parent or such Subsidiary in respect thereof, and (b) any bona fide costs and expenses incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

1.108 “Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (h) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that date)

1.109 “Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Eligible Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent acceptable appraisal of Inventory received by Agent in accordance with Section 7.3, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the Value of the aggregate amount of the Eligible Inventory subject to such appraisal.

1.110 “Notice of Conversion/Continuation” shall have the meaning set forth in Section 3.2(b) hereof.

1.111 “Obligations” shall mean (a) any and all Revolving Loans, Swing Line Loans, Letter of Credit Obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Agent or any Lender or any Issuing Bank, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements or on account of any Letter of Credit and all other Letter of Credit Obligations, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) for purposes only of Section 5.1 hereof and subject to the priority in right of payment set forth in Section 6.4 hereof, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers or Guarantors to Agent or any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising; provided, that, (i) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Hedge Agreement, the same shall only be included within the Obligations if upon Agent’s request, Agent shall have entered into an agreement, in form and substance reasonably satisfactory to Agent, with the Bank Product Provider that is a counterparty to such Hedge Agreement, as acknowledged and agreed to by Borrowers and Guarantors, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Bank Product Provider in connection with such arrangements, (ii) any Bank Product Provider, other than Wells Fargo and its Affiliates, shall have delivered written notice to Agent that (A) such Bank Product Provider has entered into a transaction to provide Bank Products to a Borrower and Guarantor and (B) the obligations arising pursuant to such Bank Products provided to Borrowers and Guarantors constitute Obligations entitled to the benefits of the security interest of Agent granted hereunder, and Agent shall have accepted such notice in writing and (iii) in no event shall any Bank Product Provider to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness other than for purposes of Section 5.1 hereof and other than for purposes of Sections 12.1, 12.2, 12.3(b), 12.6, 12.7, 12.9, 12.12 and 13.6 hereof and in no event shall the approval of any such person be required in connection with the release or termination of any security interest or lien of Agent.

1.112 “Other Taxes” shall have the meaning given to such term in Section 6.5 hereof.

1.113 “Parent” shall mean Global Brass and Copper Holdings, Inc., a Delaware corporation, and its successors and assigns.

1.114 “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letters of Credit in conformity with the provisions of Section 13.7 of this Agreement governing participations.

1.115 “Patents” shall mean patents, patent rights, patent applications, and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Patent and Trademark Office or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Borrower’s or Guarantor’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; and all rights to sue for past, present and future infringement of any of the foregoing.

1.116 “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

1.117 “Pension Plan” shall mean an employee pension benefit plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Borrower or Guarantor sponsors, maintains, or to which any Borrower, Guarantor or ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.

1.118 “Permitted Acquisitions” shall mean the purchase by a Borrower or any Guarantor after the date hereof of all or substantially all of the assets of any Person or a business or division of such Person (whether pursuant to a merger or other transaction) or of all or a majority of the Equity Interests of any Person (such assets or Person being referred to herein as the “Acquired Business”) and in one or a series of transactions that satisfies each of the following conditions as reasonably determined by Agent:

(a) Agent shall have received not less than ten (10) days prior written notice of the proposed acquisition and such information with respect thereto as Agent may reasonably request, including (i) the proposed date and amount of the acquisition, (ii) if so requested, a list and description of the assets or shares to be acquired and appropriate financial statements of the Acquired Business, and (iii) the total purchase price for the assets to be purchased (and the terms of payment of such purchase price),

(b) the Acquired Business shall be an operating company that engages in a line of business substantially similar to the business that Parent and its Subsidiaries are permitted to engage in pursuant to Section 9.15,

(c) the aggregate amount of all consideration paid for all Permitted Acquisitions during the term of this Agreement shall not exceed $50,000,000,

(d) Agent shall have received: (i) the most recent annual and interim financial statements with respect to the Acquired Business and related statements of income and cash flows, (ii) reasonably detailed forecasts of cash flows for the Acquired Business, (iii) reasonably detailed projections for Parent and its Subsidiaries through the Maturity Date giving pro forma effect to such acquisition, based on assumptions that are reasonable at the time made and demonstrating pro forma compliance with all financial covenants set forth in this Agreement, in each case prepared in good faith and in a manner and using such methodology as is consistent with the most recent financial statements delivered to Agent pursuant to Section 9.6 and in form reasonably satisfactory to Agent hereof and in form and substance reasonably satisfactory to Agent, and (iv) current, updated projections of the amount of the Borrowing Base and Excess Availability for the twelve (12) consecutive calendar month period after the date of such acquisition, in a form reasonably satisfactory to Agent, representing Borrowers’ reasonable best estimate of the future Borrowing Base and Excess Availability for the period set forth therein as of the date not more than ten (10) days prior to the date of such acquisition, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrowers believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions and which projections shall show amounts of Excess Availability satisfactory to Agent,

(e) if Agent so elects, Agent shall have received an appraisal of the inventory of the Acquired Business and such other assets of the Acquired Business as Agent may specify, in each case in form and substance and containing assumptions and appraisal methods satisfactory to Agent by an appraiser acceptable to Agent, on which Agent and Lenders are expressly permitted to rely,

(f) if Agent so elects, Agent shall have completed a field examination with respect to the business and assets of the Acquired Business in accordance with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the business of the Acquired Business, the scope and results of which shall be satisfactory to Agent and any Accounts and Inventory of the Acquired Business shall only be Eligible Accounts and Eligible Inventory, respectively, to the extent Agent has completed such field examination with respect thereto and the criteria for Eligible Accounts and Eligible Inventory set forth herein are satisfied with respect thereto in accordance with this Agreement (or such other or additional criteria as Agent may, at its option, establish with respect thereto in accordance with this Agreement and subject to such Reserves as Agent may establish in connection with the Acquired Business),

(g) in the case of the acquisition of the Equity Interests of any Person (other than any Unrestricted Subsidiary) or the formation of any Subsidiary (other than any Unrestricted Subsidiary) in connection with such acquisition, (i) the Borrower or Guarantor forming such Subsidiary shall, except as Agent may otherwise agree, (A) execute and deliver to Agent, a pledge and security agreement, in form and substance reasonably satisfactory to Agent, granting to Agent, subject to the Term Loan Facility Intercreditor Agreement, a second pledge of and lien on all of the issued and outstanding shares of Equity Interests of any such Subsidiary (subject to the percentage limitation set forth in Section 5.2(a) hereof with respect to certain “controlled foreign corporations”), (B) deliver to the Term Loan Facility Collateral Agent the original stock certificates evidencing such shares of Equity Interests (or such other evidence as may be issued in the case of a limited liability company), together with stock powers with respect thereto duly executed in blank (or the equivalent thereof in the case of a limited liability company in which such interests are certificated, or otherwise take such actions as Agent shall reasonably require with respect to Agent’s security interests therein) and (ii) as to any such Subsidiary (other than any Unrestricted Subsidiary), except as Agent may otherwise agree, the Borrower or Guarantor forming such Subsidiary shall cause any such Subsidiary to execute and deliver to Agent, the following (each in form and substance satisfactory to Agent), (A) an absolute and unconditional guarantee of payment of the Obligations, (B) subject to the Term Loan Facility Intercreditor Agreement, a security agreement granting to Agent a first security interest and lien (except as otherwise consented to in writing by Agent) upon all of the assets of any such Subsidiary, and (C) such other agreements, documents and instruments as Agent may reasonably require in connection with the documents referred to above in order to make such Subsidiary a party to this Agreement as a “Borrower” or as a “Guarantor” as Agent may determine, including, but not limited to, supplements and amendments hereto, authorization to file UCC financing statements and other consents, waivers, acknowledgments and other agreements from third persons (other than Collateral Access Agreements) which Agent may reasonably deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, corporate resolutions and other organization and authorizing documents of such Person, and favorable opinions of counsel to such person,

(h) in the case of an acquisition of assets (other than Equity Interests), Agent shall have received, in form and substance satisfactory to Agent, (i) evidence that Agent has valid and perfected security interests in and liens upon all purchased assets to the extent such assets constitute Collateral hereunder, (ii) such other agreements, documents and instruments as Agent may reasonably require in connection with such assets, including, but not limited to, supplements and amendments hereto, authorization to file UCC financing statements and other consents, waivers, acknowledgments and other agreements from third persons (other than Collateral Access Agreements) which Agent may reasonably deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, corporate resolutions and other organization and authorizing documents of such Person, and favorable opinions of counsel to such person, and (iii) the agreement of the seller consenting to the collateral assignment by the Borrower or Guarantor purchasing such assets of all rights and remedies and claims for damages of such Borrower or Guarantor relating to the Collateral (including, without limitation, any bulk sales indemnification) under the agreements, documents and instruments relating to such acquisition,

(i) in the case of the acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition and such Person shall not have announced that it will oppose such acquisition or shall not have commenced any action which alleges that such acquisition will violate applicable law,

(j) Agent shall have received a Compliance Certificate completed on a pro forma basis giving effect to the acquisition and showing that Parent and its Subsidiaries are in compliance with the covenants set forth in Section 9.17 irrespective of whether such covenants are then otherwise being tested in accordance with the terms of Section 9.17,

(k) no Default or Event of Default shall exist or have occurred as of the date of the acquisition or any payment in respect thereof and after giving effect to the acquisition or such payment,

(l) the (i) average of the Excess Availability for the forty-five (45) consecutive day period immediately prior to the date of any such acquisition, as if such acquisition occurred on the first day of such forty-five (45) day period shall not be less than $60,000,000 and (ii) Excess Availability after giving effect to such acquisition, shall not be less than $60,000,000, and

(m) Agent shall have received true, correct and complete copies of all agreements, documents and instruments relating to such acquisition.

1.119 “Permitted Dispositions” shall mean each of the following:

(a) returns of Inventory to vendors in the ordinary course of business of Parent or any of its Subsidiaries on terms and conditions consistent with the current practices of Parent or such Subsidiary as of the date hereof;

(b) the sale or other disposition of machinery, equipment and interests in leased real property no longer used or useful in the conduct of business of Borrowers, Guarantors and their Subsidiaries in the ordinary course of business;

(c) the grant by any Borrower or Guarantor or their Subsidiaries after the date hereof of a license or sublicense of any Intellectual Property owned by or licensed to such Borrower or Guarantor or Subsidiary; provided, that, such license or sublicense shall not adversely affect, limit or restrict the rights of Agent to use any Intellectual Property of a Borrower or Guarantor or Subsidiary thereof to sell or otherwise dispose of any Inventory or other Collateral or otherwise in any manner limit or interfere in any respect with the use of any such Intellectual Property by Agent, in each case, in connection with the exercise of its rights or remedies hereunder or under the other Financing Agreements, and as of the date of the grant of any such license or sublicense, and after giving effect thereto, no Default or Event of Default shall exist or have occurred;

(d) the issuance or sale of any Equity Interests of any Subsidiary of any Borrower (other than Disqualified Equity Interests) to Borrowers or any Guarantor or of any Equity Interests of any Borrower to Parent and the issuance of Equity Interests of any Subsidiary organized under the laws of any jurisdiction outside the United States consisting of director’s qualifying shares; provided, that, as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred;

(e) the issuance of Equity Interests of any Borrower, Guarantor or their Subsidiaries consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of such Borrower, Guarantor or Subsidiary for the benefit of its employees, directors and consultants; provided, that, in no event shall such Borrower, Guarantor or Subsidiary be required to issue, or shall such Borrower, Guarantor or Subsidiary issue, Equity Interests pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default;

(f) sales, transfers and dispositions of assets (i) of a Borrower to another Borrower, (ii) of a Guarantor or other Subsidiary of Parent to a Borrower or Guarantor or (iii) any Subsidiary that is not a Borrower or Guarantor to another Subsidiary (other than an Unrestricted Subsidiary) that is not a Borrower or Guarantor, or (iv) among Unrestricted Subsidiaries;

(g) sales, transfers and dispositions of assets (other than Equity Interests) of a Borrower to any Guarantor; provided, that, as of the date of any such sale, transfer or disposition, Parent and its Subsidiaries, after giving effect to such sale, transfer or disposition, shall be Solvent based upon the most recent financial statements of Parent and its Subsidiaries delivered to Agent in accordance with the terms hereof

(h) sales or other dispositions of assets (other than Equity Interests) of Parent or any of its Subsidiaries to any Subsidiary that is not a Borrower, a Guarantor or an Unrestricted Subsidiary; provided, that, (i) the aggregate amount of all such sales or other dispositions shall not, in the aggregate, exceed $500,000; and (ii) as of the date of any such sale or other disposition, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(i) sales or other dispositions of assets (other than Equity Interests) of Parent or any of its Subsidiaries to an Unrestricted Subsidiary; provided, that, (i) the aggregate amount of all such sales or other dispositions shall not, in the aggregate, exceed $500,000; and (ii) as of the date of any such sale or other disposition, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(j) leases by Borrowers, Guarantors and their Subsidiaries of Real Property in the ordinary course of business;

(k) dispositions by Borrowers, Guarantors and their Subsidiaries of Accounts owing by account debtors that are insolvent and other write-offs of uncollectible Accounts, in each case in the ordinary course of business;

(l) dispositions of cash and Cash Equivalents in the ordinary course of business for consideration consisting of cash or Cash Equivalents;

(m) dispositions of obsolete or worn out property in the ordinary course of business;

(n) dispositions of assets resulting from a casualty or any condemnation proceeding or power of eminent domain relating to any assets of Parent or any of its Subsidiaries;

(o) dispositions of non-core, duplicative or unnecessary assets that were acquired in connection with a Permitted Acquisition; provided, that any such disposition shall be made or contractually committed to be made within 365 days of the date such assets were acquired by Parent or any of its Subsidiaries;

(p) dispositions (i) of assets (other than Equity Interests) pursuant to an Investment permitted under Section 9.10 hereof, (ii) that constitute a Lien permitted under Section 9.8 hereof or (iii) that constitute a Restricted Junior Payment permitted under Section 9.11 hereof; and

(q) sales or other dispositions of assets referred to in clauses (a) and (b) of the definition of Asset Sales; and

(r) Asset Sales by Parent and its Subsidiaries, the proceeds of which (valued at the principal amount thereof in the case of non cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non cash proceeds) are less than $50,000,000 in the aggregate for all Asset Sales during the term of this Agreement; provided, that (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Administrative Borrower (or similar governing body)) and (ii) no less than 75% thereof shall be paid in cash or Cash Equivalents.

1.120 “Permitted Investments” shall mean each of the following:

(a) the endorsement of instruments for collection or deposit in the ordinary course of business;

(b) Investments in cash or Cash Equivalents;

(c) the existing Investments of each Borrower and Guarantor as of the date hereof in their respective Subsidiaries; provided, that, no Borrower or Guarantor shall have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries;

(d) Investments in the form of loans or capital contributions to any Unrestricted Subsidiary, in an aggregate amount not to exceed $1,000,000; provided, that, no Default or Event of Default shall exist or have occurred and be continuing;

(e) Investments in the form of loans or capital contributions to (i) Olin Luotong Metals (GZ) Co., Ltd., a Chinese limited liability company, in an aggregate amount not to exceed $1,200,000 less the amount of any such Investments existing as of the date hereof and (ii) Yamaha-Olin Metal Corporation, a Japanese company, and any other Person in which Parent or any of its Subsidiaries may have a joint venture interest, in an aggregate amount not to exceed $1,000,000 less the amount of any such Investments existing as of the date hereof; provided, that, no Borrower or Guarantor shall make any such loan or capital contribution referred to in clauses (i) and (ii) hereof unless no Default or Event of Default shall exist or have occurred and be continuing as of the date of such loan or capital contribution and after giving effect thereto;

(f) loans and advances by Parent or any of its Subsidiaries for: (i) reasonable and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for Parent or such Subsidiary and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees); provided, that, the aggregate amount of such loans and advances shall not exceed $500,000 at any time outstanding;

(g) stock or obligations issued to Parent or any of its Subsidiaries by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to Parent or such Subsidiary in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent together with such stock power, assignment or endorsement by Parent or such Subsidiary as Agent may request;

(h) obligations of account debtors to Parent or any of its Subsidiaries arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to Parent or such Subsidiary; provided, that, subject to the Term Loan Facility Intercreditor Agreement, promptly upon the receipt of the original of any such promissory note by Parent or such Subsidiary, such promissory note shall be endorsed to the order of Agent by Parent or such Subsidiary and promptly delivered to Agent as so endorsed;

(i) Specified Hedge Agreements, Hedge Agreements, “Hedge Agreements” under and as defined in the Term Loan Agreement and other Swap Agreements, in each case, which constitute Investments and not entered into for speculative purposes;

(j) Investments consisting of sales, transfers and dispositions of assets of Parent and its Subsidiaries, in each case, to the extent included in the definition of Permitted Acquisition;

(k) loans, capital contributions or other Investments pledged to the Agent in accordance with the terms of the Financing Agreements by (i) a Borrower to another Borrower after the date hereof, (ii) a Guarantor or other Subsidiary of Parent to a Borrower or Guarantor after the date hereof or (iii) any Subsidiary that is not a Borrower or Guarantor to another Subsidiary that is not a Borrower or Guarantor after the date hereof;

(l) loans, capital contributions or other Investments by a Borrower to any other Borrower or any Guarantor after the date hereof; provided, that, (i) as of the date of any such loan, capital contribution or other investment, Parent and its Subsidiaries, after giving effect to such loan, capital contribution or other investment, shall be Solvent based upon the most recent financial statements of Parent and its Subsidiaries delivered to Agent in accordance with the terms hereof and (ii) such Investments, if such Investments constitute Indebtedness, shall be subordinated to the Obligations pursuant to the Intercompany Note;

(m) loans, capital contributions or other Investments by Parent or any of its Subsidiaries to any Subsidiary that is not a Borrower or Guarantor after the date hereof; provided, that, (i) the aggregate amount of all such loans, capital contributions or other Investments shall not, in the aggregate, exceed $500,000; and (ii) as of the date of any such loan, capital contribution or other investment, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(n) Investments consisting of Capital Expenditures by Parent and its Subsidiaries in the ordinary course of business as conducted as of the date hereof;

(o) loans, capital contributions or other Investments by Parent or any of its Subsidiaries to an Unrestricted Subsidiary; provided, that, (i) the aggregate amount of all such loans at any time outstanding and all payments made for such capital contributions or other Investments shall not, in the aggregate, exceed $500,000; and (ii) as of the date of any such loan, capital contribution or other investment, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(p) Investments consisting of Equity Interests received by a Borrower or Guarantor in consideration connection with the bankruptcy of an unaffiliated Person or any settlement with any such Person effected in accordance with the terms hereof; provided, that, in the case of any of the foregoing, such Equity Interests shall be promptly pledged to Agent as additional Collateral hereunder;

(q) Investments constituting Indebtedness expressly permitted under Section 9.9;

(r) Investments, other than Permitted Acquisitions, made using the proceeds of Excluded Equity Issuances;

(s) Investments constituting extensions of trade credit in the ordinary course of business;

(t) Investments consisting of non-cash consideration received in connection with any Permitted Disposition; and

(u) other Investments in an aggregate amount not to exceed $2,500,000 during the term of this Agreement.

1.121 “Permitted Investors” means KPS and its Control Investment Affiliates (excluding any portfolio companies of any of the foregoing).

1.122 “Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness (including any Permitted Refinancing Indebtedness) (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (b) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a weighted average life to maturity greater than the weighted average life to maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable, taken as a whole, to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (d) if the Indebtedness being Refinanced is (or would have been required to be) secured by any Collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such Collateral on terms materially no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced.

1.123 “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.124 “Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years, or with respect to which any Borrower or Guarantor may incur liability.

1.125 “Pro Rata Share” shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate amount of all of the Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Letters of Credit and the denominator shall be the aggregate amount of all unpaid Loans and Letters of Credit.

1.126 “Qualified Cash” shall mean cash or Cash Equivalents (other than cash or Cash Equivalents subject to the Blocked Accounts) owned by a Borrower (a) which are available for use by a Borrower, without condition or restriction (other than in favor of Agent and, subject to the Term Loan Facility Intercreditor agreement, Term Loan Facility Collateral Agent), (b) which are free and clear of any pledge, security interest, lien, claim or other encumbrance (other than in favor of Agent and Term Loan Facility Collateral Agent and other than in favor of the securities intermediary or financial institution where the investment or deposit account referred to in clause (d) below is maintained for its customary fees and charges and any other liens permitted under this Agreement), (c) which are subject to the first priority perfected security interest of Agent (subject to the liens of (i) the securities intermediary or financial institution where the account referred to in clause (d) below is maintained for its customary fees and charges and (ii) subject to the Term Loan Facility Intercreditor agreement, Term Loan Facility Collateral Agent), and (d) which are in a deposit or investment account at Wells Fargo Bank, N.A., an Affiliate of Wells Fargo Bank, N.A. or another financial institution reasonably acceptable to Agent, specifically and solely used for purposes of holding such cash or Cash Equivalents and which account is subject to a control agreement pursuant to which securities intermediary or other financial institution shall agree to comply with the Agent’s instructions with respect to disposition of funds in such account without further consent by any Borrower.

1.127 “Qualified IPO” shall mean the initial underwritten public offering of common Equity Interests of Parent pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, that results in at least $50,000,000 of net cash proceeds to Parent.

1.128 “Quarterly Average Excess Availability” shall mean, for any calendar quarter of Borrowers, the daily average of the aggregate amount of the Excess Availability for such calendar quarter.

1.129 “Real Property” shall mean all now owned and hereafter acquired real property of each Borrower and Guarantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, including the real property and related assets more particularly described in the Mortgages.

1.130 “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower or Guarantor; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower or Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or Guarantor is a beneficiary).

1.131 “Records” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other person).

1.132 “Register” shall have the meaning set forth in Section 13.7 hereof.

1.133 “Required Lenders” means, at any time, subject to Section 6.11(g) hereof, Lenders whose aggregate Pro Rata Shares exceed fifty (50%) percent; provided, however, that, at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders.

1.134 “Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Loans and Letters of Credit which would otherwise be available to any Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations, its value or the amount that might be received by Agent from the sale or other disposition or realization upon such Collateral, or (ii) the assets or business of any Borrower or Guarantor or (iii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Guarantor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letters of Credit as provided in Section 2.2 hereof or (d) in respect of any state of facts which Agent determines in good faith constitutes a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may, at Agent’s option, be established to reflect: (i) dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of such Borrower for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five (5%) percent; (ii) returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts (to the extent such Accounts have not already been made ineligible hereunder); (iii) sales, excise or similar taxes included in the amount of any Accounts reported to Agent; (iv) a change in the turnover, age or mix of the categories of Inventory that adversely affects the aggregate value of all Inventory; (v) amounts due or to become due to owners and lessors of premises where any Collateral is located, other than for those locations where Agent has received a Collateral Access Agreement; (vi) variances between the Inventory records of a Borrower and the results of test counts or physical counts of Inventory with respect thereto; (vii) amounts due or to become due in respect of sales, excise, use and/or withholding taxes; (viii) obligations (contingent or otherwise) of a Borrower to any Bank Product Provider arising under or in connection with any Hedge Agreement of such Borrower with such Bank Product Provider as such Bank Product Provider may require in connection therewith to the extent that such obligations constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith. Agent shall provide notice to Administrative Borrower of any new categories of Reserves that may be established after the date hereof and will be available to consult with Administrative Borrower in connection with the basis for such new categories of Reserves.

1.135 “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any Equity Interests of Parent or any Subsidiary now or hereafter outstanding, except a dividend or distribution payable solely in shares of Equity Interests to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any Equity Interests of Parent or any Subsidiary (or any direct or indirect parent thereof) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any Equity Interests of Parent or any Subsidiary (or any direct or indirect parent thereof) now or hereafter outstanding; and (iv) management or similar fees payable to KPS or any of its Control Investment Affiliates.

1.136 “Revolving Loan Priority Collateral” shall mean “Revolving Loan Priority Collateral”, as set forth in the Term Loan Facility Intercreditor Agreement.

1.137 “Revolving Loans” shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

1.138 “Secured Parties” shall mean, collectively, (a) Agent, (b) Lenders, (c) the Issuing Bank and (d) any Bank Product Provider; provided, that, (i) as to any Bank Product Provider, only to the extent of the Obligations owing to such Bank Product Provider and (ii) such parties are sometimes referred to herein individually as a “Secured Party”.

1.139 “Solvency Certificate” shall have the meaning set forth in Section 4.1(q) hereof.

1.140 “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

1.141 “Special Agent Advances” shall have the meaning set forth in Section 12.11 hereof.

1.142 “Specified Hedge Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more measures of pricing risk or value and related to base stock inventory or metal commodities.

1.143 “Sponsor Management Fees” means all management, consulting or other fees for management or similar services payable to Sponsor pursuant to Section 9.12(b)(ii).

1.144 “Standby Letter of Credit” shall mean any Letter of Credit other than a Commercial Letter of Credit.

1.145 “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Equity Interests or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.146 “Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

1.147 “Swing Line Lender” shall mean Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association, in its capacity as lender of Swing Line Loans.

1.148 “Swing Line Loan Limit” shall mean $30,000,000 as such amount may be increased in accordance with Section 2.7 hereof.

1.149 “Swing Line Loans” shall have the meaning set forth in Section 2.1 hereof.

1.150 “Term Loan Agreement” shall mean the Term Loan and Security Agreement, dated as of the date hereof, by and among the Term Loan Facility Agent, the other Term Loan Lenders, Borrowers and Guarantors as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.151 “Term Loan Documents” shall mean, collectively, the following (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed or replaced): (a) the Term Loan Agreement, and (b) all agreements, documents and instruments, executed and/or delivered in connection therewith.

1.152 “Term Loan Facility Agent” shall mean Goldman Sachs Lending Partners LLC, in its capacity as administrative agent acting for and on behalf of Term Loan Lenders and each other “Secured Party” (as defined in the Term Loan Agreement) pursuant to the Term Loan Documents and any replacement or successor agent therefor.

1.153 “Term Loan Facility Collateral Agent” shall mean Goldman Sachs Lending Partners LLC, in its capacity as collateral agent acting for and on behalf of Term Loan Lenders and each other “Secured Party (as defined in the Term Loan Agreement) pursuant to the Term Loan Documents and any replacement or successor agent therefor.

1.154 “Term Loan Facility Intercreditor Agreement” shall mean the Intercreditor Agreement, dated of even date herewith, between the Term Loan Facility Agent and Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed or replaced.

1.155 “Term Loan Lenders” shall mean the parties from time to time party to the Term Loan Agreement as lenders and their respective successors and assigns.

1.156 “Term Loan Priority Collateral” shall mean “Term Loan Priority Collateral”, as set forth in the Term Loan Facility Intercreditor Agreement.

1.157 “Trademarks” shall mean trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and all registrations and recordings relating to any of the foregoing as may be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Borrower’s or Guarantor’s use of any of the foregoing; all renewals of any of the foregoing; and all rights to sue for past, present and future infringement of any of the foregoing.

1.158 “Transactions” shall mean, collectively, (a) the transactions contemplated by, and entry into, this Agreement, each other Financing Agreement and the Term Loan Documents, (b) the Closing Date Dividends, (c) the refinance in full of Indebtedness under the Existing Term Loan Agreement and repayment of certain Indebtedness under the Existing Agreement, and (d) the payment of any and all fees, costs and expenses in connection with any of the foregoing.

1.159 Trigger Event” shall mean shall mean, at any time, either (a) an Event of Default shall exist or have occurred and be continuing or (b) average Excess Availability for any period of five (5) consecutive days shall be less than twenty-five (25%) percent of the Maximum Credit or $37,500,000 as of any date of the calculation thereof by Agent.

1.160 “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York and any successor statute, as in effect from time to time (except, that, terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine).

1.161 “Unrestricted Subsidiaries” shall mean, collectively, each of the following (and their respective successors and assigns): (a) Olin Asia Pacific Pte Ltd., a Singapore company, (b) Olin Industrial (Hong Kong) Limited, a Hong Kong company, (c) Olin Luotong Metals (GZ) Corporation, a corporation organized under the laws of China, (d) Olin Global Services Mexico S.A. de C.V., a Mexico company, (e) AJO Mexico S.A. de C.V., a Mexico company, (f) Yamaha-Olin Metal Corporation, a Japanese company, and (g) any other Subsidiary of the foregoing Persons, now or hereafter existing during the term of this Agreement; sometimes being referred to herein individually as an “Unrestricted Subsidiary”; provided, that, the term “Unrestricted Subsidiaries” shall not include any Borrower or Guarantor.

1.162 “Value” shall mean, as determined by Agent in good faith, with respect to Inventory, (a) as of the date hereof, the price per pound of such Inventory based upon the applicable then current New York Commodity Exchange (COMEX) prices for copper and applicable London Mercantile Exchange (LME) prices for nickel, tin and zinc and (b) at all times thereafter, the lower of (i) cost computed on a first-in first-out basis in accordance with GAAP or (ii) market value, in each case based upon the appropriate then current New York Commodity Exchange (COMEX) or LME prices, as applicable; provided, that, for purposes of the calculation of the Borrowing Base, (A) the Value of the Inventory shall not include: (1) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (2) write-ups or write-downs in value with respect to currency exchange rates and (B) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any.

1.163 “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Equity Interests of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Equity Interests of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Equity Interests of such Person convertible or exchangeable without restriction at the option of the holder thereof into Equity Interests of such Person described in clause (a) of this definition.

1.164 “Wells Fargo” shall mean Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association, a national banking association, in its individual capacity, and its successors and assigns.

SECTION 2. CREDIT FACILITIES

2.1 Loans.

(a) Subject to and upon the terms and conditions contained herein,

(i) each Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans to Borrowers from time to time in amounts requested by any Borrower (or Administrative Borrower on behalf of Borrowers) up to the aggregate amount outstanding equal to the Commitment of such Lender; provided, that, after giving effect to any such Revolving Loan, the principal amount of the Revolving Loans, Swing Line Loans and Letter of Credit Obligations outstanding with respect to all Borrowers at any one time outstanding shall not exceed the lesser of the Borrowing Base at such time or the Maximum Credit as then in effect; and

(ii) the Swing Line Lender agrees that it will make loans (“Swing Line Loans”) to Borrowers from time to time in amounts requested by any Borrower (or Administrative Borrower on behalf of Borrowers) up to the aggregate amount outstanding equal to the Swing Line Loan Limit; provided, that, after giving effect to any such Swing Line Loan the aggregate principal amount of the Revolving Loans, Swing Line Loans and Letter of Credit Obligations outstanding with respect to all Borrowers at any one time outstanding shall not exceed the lesser of the Borrowing Base at such time or the Maximum Credit as then in effect.

(b) On the terms and subject to the conditions hereof, each Borrower may from time to time borrow, prepay and reborrow Revolving Loans and Swing Line Loans. No Lender shall be required to make any Revolving Loan, if, after giving effect thereto the aggregate outstanding principal amount of all Revolving Loans of such Lender, together with such Lender’s Pro Rata Share of the aggregate amount of all Swing Line Loans and Letter of Credit Obligations, would exceed such Lender’s Commitment. Swing Line Lender shall not be required to make Swing Line Loans, if, after giving effect thereto, the aggregate outstanding principal amount of all Swing Line Loans would exceed the then existing Swing Line Loan Limit or unless otherwise agreed by Swing Line Lender, the sum of all Swing Line Loans and Revolving Loans made by Swing Line Lender, plus Swing Line Lender’s Pro Rata Share of the aggregate amount of the then outstanding Letter of Credit Obligations would exceed the Swing Line Lender’s Commitment. Each Swing Line Loan shall be subject to all of the terms and conditions applicable to other Base Rate Loans funded by the Lenders; except, that, all payments thereon shall be payable to the Swing Line Lender solely for its own account. All Revolving Loans and Swing Line Loans shall be subject to the settlement among Lenders provided for in Section 6.11 hereof.

(c) Upon the making of a Swing Line Loan or a Special Agent Advance (whether before or after the occurrence of a Default or Event of Default) or any Loan by Agent as provided in Section 6.11, without further action by any party hereto, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Swing Line Lender or Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in such Swing Line Loan, Special Agent Advance or other Loan. To the extent that there is no settlement in accordance with Section 6.11 below, the Swing Line Lender or Agent, as the case may be, may at any time, require the

Lenders to fund their participations. From and after the date, if any, on which any Lender is required to fund its participation in any Swing Line Loan, Special Agent Advance or other Loan, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest received by Agent in respect of such Swing Line Loan or Special Agent Advance.

2.2 Letters of Credit.

(a) Subject to and upon the terms and conditions contained herein and in the Letter of Credit Documents, at the request of a Borrower (or Administrative Borrower on behalf of such Borrower), Agent agrees to cause Issuing Bank to issue, and Issuing Bank agrees to issue, for the account of such Borrower one or more Letters of Credit, for the ratable risk of each Lender according to its Pro Rata Share, containing terms and conditions acceptable to Agent and Issuing Bank.

(b) The Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall give Agent and Issuing Bank three (3) Business Days’ prior written notice of such Borrower’s request for the issuance of a Letter of Credit. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the end of the then current term of this Agreement) of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the date on which such requested Letter of Credit is to expire (which date shall be a Business Day and shall not be more than one year from the date of issuance), the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. The Borrower requesting the Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall attach to such notice the proposed terms of the Letter of Credit. The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(c) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent: (i) the Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall have delivered to Issuing Bank at such times and in such manner as Issuing Bank may require, an application, in form and substance satisfactory to Issuing Bank and Agent, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be satisfactory to Agent and Issuing Bank, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that Issuing Bank refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit, (iii) after giving effect to the issuance of such Letter of Credit, the Letter of Credit Obligations shall not exceed the Letter of Credit Limit, and (iv) the Excess Availability of the Borrower requesting such Letter of Credit, prior to giving effect to any Reserves with respect to such Letter of Credit, on the date of the proposed issuance of any Letter of Credit shall be equal to or greater than: (A) if the proposed Letter of Credit is for the purpose of purchasing Eligible Inventory and the documents of title with respect thereto are consigned to Issuing Bank, the sum of (1) the percentage equal to one hundred (100%) percent minus the then applicable percentage with respect to Eligible Inventory set forth in the definition of the term Borrowing Base multiplied by the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of such Borrower’s locations for Eligible Inventory within the United States of America and (B) if the proposed Letter of Credit is for any other purpose or the documents of title are not consigned to Issuing Bank in connection with a Letter of Credit for the purpose of purchasing Inventory, an amount equal to one hundred (100%) percent of the Letter of Credit

Obligations with respect thereto. Effective on the issuance of each Letter of Credit, a Reserve shall be established in the applicable amount set forth in Section 2.2(c)(iv)(A) or Section 2.2(c)(iv)(B).

(d) Borrowers shall reimburse immediately Issuing Bank for any draw under any Letter of Credit issued for the account of any Borrower and pay Issuing Bank the amount of all other charges and fees payable to Issuing Bank in connection with any Letter of Credit issued for the account of any Borrower immediately when due, irrespective of any claim, setoff, defense or other right which any Borrower may have at any time against Issuing Bank or any other Person. Each drawing under any Letter of Credit or other amount payable in connection therewith when due shall constitute a request by Borrower for whose account such Letter of Credit was issued to Agent for a Base Rate Loan in the amount of such drawing or other amount then due, and shall be made by Agent on behalf of Lenders as a Revolving Loan (or Special Agent Advance, as the case may be). The date of such Loan shall be the date of the drawing or as to other amounts, the due date therefor. Any payments made by or on behalf of Agent or any Lender to an Issuing Bank and/or related parties in connection with any Letter of Credit shall constitute additional Revolving Loans to such Borrower pursuant to this Section 2 (or Special Agent Advances as the case may be).

(e) Borrowers and Guarantors shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by Issuing Bank or correspondent with respect to any Letter of Credit, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Each Borrower and Guarantor assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit and for such purposes the drawer or beneficiary shall be deemed such Borrower’s agent. Each Borrower and Guarantor assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit or any documents, drafts or acceptances thereunder. Each Borrower and Guarantor hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions with respect to or relating to any Letter of Credit, except for the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination of this Agreement.

(f) In connection with Inventory purchased pursuant to any Letter of Credit, Borrowers and Guarantors shall, at Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest that upon Agent’s request, such items are to be delivered to Agent and/or subject to Agent’s order, and if they shall come into such Borrower’s or Guarantor’s possession, to deliver them, upon Agent’s request, to Agent in their original form. Except as otherwise provided herein, Agent shall not exercise such right to request such items so long as no Event of Default shall exist or have occurred and be continuing. Except as Agent may otherwise specify, Borrowers and Guarantors shall designate Issuing Bank as the consignee on all bills of lading and other negotiable and non-negotiable documents.

(g) Each Borrower and Guarantor hereby irrevocably authorizes and directs Issuing Bank to name such Borrower or Guarantor as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by Issuing Bank pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the Letter of Credit Documents with respect thereto. Nothing contained herein shall be deemed or construed to grant any Borrower or Guarantor any right or authority to pledge the credit of Agent or any Lender in any manner. Borrowers and Guarantors shall be bound by any reasonable interpretation made in good faith by Agent, or Issuing Bank under or in connection with any Letter of Credit or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower or Guarantor.

(h) Immediately upon the issuance or amendment of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit and the obligations of Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto). Each Lender shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to Issuing Bank therefor and discharge when due, its Pro Rata Share of all of such obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that Issuing Bank has not been reimbursed or otherwise paid as required hereunder or under any such Letter of Credit, each such Lender shall pay to Issuing Bank its Pro Rata Share of such unreimbursed drawing or other amounts then due to Issuing Bank in connection therewith.

(i) The obligations of Borrowers to pay each Letter of Credit Obligations and the obligations of Lenders to make payments to Agent for the account of Issuing Bank with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, whatsoever, notwithstanding the occurrence or continuance of any Default, Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance. If such amount is not made available by a Lender when due, Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by any Borrower in respect of Loans that are Base Rate Loans. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrowers to reimburse Issuing Bank under any Letter of Credit or make any other payment in connection therewith.

2.3 Commitments.

The aggregate amount of each Lender’s Pro Rata Share of the Loans and Letter of Credit Obligations shall not exceed the amount of such Lender’s Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

2.4 Loan Limits.

Notwithstanding anything to the contrary contained herein, except in Agent’s discretion, with the consent of all Lenders, or as otherwise provided herein, (i) the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time shall not exceed the Maximum Credit, (ii) the aggregate principal amount of the Revolving Loans, Swing Line Loans and Letter of Credit Obligations outstanding at any time to Borrowers shall not exceed the lesser of the Borrowing Base or the Maximum Credit, and (iii) the aggregate principal amount of the Revolving Loans outstanding to Borrowers based on Eligible Inventory shall not exceed the Inventory Loan Limit.

2.5 Mandatory Prepayments.

(a) In the event that (i) the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time exceed the Maximum Credit, or (ii) except as otherwise provided herein, the aggregate principal amount of the Revolving Loans, Swing Line Loans and Letter of Credit Obligations outstanding to Borrowers exceed the Borrowing Base, or (iii) the aggregate principal amount of Revolving Loans and Letter of Credit Obligations based on the Eligible Inventory exceed the Inventory Loan Limit, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

(b) At any time after the occurrence and during the continuance of a Trigger Event, promptly (and in any case no later than the fifth (5th) day) following any the receipt by or on behalf of any Borrower or Guarantor of any Net Asset Sale Proceeds of any Asset Sale (other than Net Asset Sale Proceeds resulting from the sale or other disposition of Term Loan Priority Collateral as set forth in the Term Loan Facility Intercreditor Agreement to the extent required under the Term Loan Documents to be used to prepay the outstanding Loans under the Term Loan Agreement), Borrowers shall, absolutely and unconditionally without notice or demand, repay the outstanding Obligations in an amount equal to one hundred (100%) percent of the Net Cash Proceeds payable to or for the benefit of such Person in connection with such Asset Sale; provided, that, so long as no Event of Default shall have occurred and be continuing Borrowers shall have the option, directly or through one or more of their Subsidiaries, with respect only to the portion, if any, of Net Asset Sale Proceeds constituting proceeds of Term Loan Priority Collateral, to (i) invest such Net Asset Sale Proceeds within 365 days of receipt of such Net Asset Sale Proceeds or (ii) if Borrowers enter into a legally binding commitment to reinvest such Net Asset Sale Proceeds within 365 days of receipt of such proceeds, invest such Net Asset Sale Proceeds within the earlier of 180 days following the date on which such legally binding commitment is entered into and the date on which such legally binding commitment terminates or is abandoned without the consummation of the reinvestment contemplated thereby, in each case in (x) long-term productive assets of the type generally used or useful in the business of the Borrowers and their Subsidiaries or (y) Permitted Acquisitions of assets (including Equity Interests);

(c) At any time after the occurrence and during the continuance of a Trigger Event, promptly (and in any case no later than the fifth (5th) day) following any issuance or sale of any Equity Interest of Parent (other than (i) Excluded Equity Issuances, (ii) issuances pursuant to any employee stock or stock option compensation plan and (iii) any issuances by Parent permitted under this Agreement in connection with a Permitted Acquisition) (an “Equity Issuance”), Borrowers shall, absolutely and unconditionally without notice or demand, prepay the outstanding principal amount of the Obligations in an amount equal to fifty (50%) percent of the such proceeds payable to or for the benefit of such Person in connection with such Equity Issuance, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses. For the avoidance of doubt, any amount payable by Borrowers to Agent under this Section 2.5(c) shall be in addition to (and not in lieu of) any amount payable by Borrowers to the Term Loan Facility Agent under Section 2.11(c) of the Term Loan Agreement.

(d) At any time after the occurrence and during the continuance of a Trigger Event, promptly (and in any case no later than the fifth (5th) day) following the receipt by or on behalf of any Borrower or Guarantor (or of Agent as the loss payee with respect thereto) of any Net Insurance/Condemnation Proceeds to the extent such Net Insurance/Condemnation Proceeds exceed $5,000,000 during the term of this Agreement (but excluding Net Cash Proceeds or recoveries resulting from the Term Loan Priority Collateral as set forth in the Term Facility Intercreditor Agreement to the extent required under the Term Loan Documents to be used to prepay outstanding Loans under the Term Loan Agreement); except, that, so long as no Event of Default shall have occurred and be continuing, Borrowers shall have the option, with respect only to Net Insurance/Condemnation Proceeds, if any, that constitute proceeds of Term Loan Priority Collateral, directly or through one or more of their Subsidiaries, to (i) invest such Net Insurance/Condemnation Proceeds within 365 days of receipt of such Net Insurance/Condemnation Proceeds or (ii) if Borrowers enter into a legally binding commitment to reinvest such Net Cash Proceeds within 365 days of receipt of such proceeds, invest such Net Insurance/Condemnation Proceeds within the earlier of 180 days following the date on which such legally binding commitment is entered into and the date on which such legally binding commitment terminates or is abandoned without the consummation of the reinvestment contemplated thereby, in each case in (x) long-term productive assets of the type generally used or useful in the business of the Borrowers and their Subsidiaries or (y) Permitted Acquisitions of assets (including Equity Interests), which investment may include the repair, restoration or replacement of, or the commitment pursuant to a legally binding commitment to repair, restore or replace, the applicable assets thereof.

(e) All payments required to be made pursuant to any subsection of this Section 2.5 shall be in addition to any other payments required to be made pursuant to any other subsection of this Section 2.5.

(f) All amounts received by Agent pursuant to this Section 2.5 shall be applied by Agent to the Obligations, whether or not then due, in accordance with Section 6.4 hereof, and shall not reduce the amount of Loans or Letters of Credit that may otherwise be available to Borrowers hereunder in accordance with the terms hereof.

2.6 Optional Prepayments.

Subject to Section 13.1 hereof, Borrowers may at any time or from time to time, without premium or penalty (a) voluntarily prepay Loans in whole or in part or (b) reduce the Commitments, so long as with respect to clauses (a) and (b) hereof, the aggregate principal amount of Loans then outstanding would not exceed the aggregate amount of the Commitments as so reduced.

2.7 Increase in Maximum Credit.

(a) In the event that the New York Commodity Exchange price of copper exceeds $3.60 per pound at any time for a period of more than five (5) days, Administrative Borrower may, at any time, deliver a written request to Agent to increase the Maximum Credit. Any such written request shall specify the amount of the requested increase in the Maximum Credit that Borrowers are requesting; provided, that, (i) in no event shall the aggregate amount of any increase in the Maximum Credit cause the Maximum Credit to exceed $200,000,000, (ii) any such request shall be for an increase of not less than $10,000,000, and (iii) any such request shall be irrevocable.

(b) Upon the receipt by Agent of a written request to increase the Maximum Credit, Agent shall notify each of the Lenders of such request and each Lender shall have the option (but not the obligation) to increase the amount of its Commitment by an amount up to its Pro Rata Share of the amount of the increase in the Maximum Credit requested by Administrative Borrower as set forth in the notice from Agent to such Lender. Each Lender shall notify Agent within ten (10) Business Days after the receipt of such notice of a request for such increase from Agent whether it is willing to so increase its Commitment, and if so, the amount of such increase; provided, that, no Lender shall be obligated to provide such increase in its Commitment and the determination to increase the Commitment of a Lender shall be within the sole and absolute discretion of such Lender. If the aggregate amount of the increases in the Commitments received from the Lenders does not equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower, Agent may seek additional increases from Lenders or Commitments from such Eligible Transferees as it may determine, after consultation with the Administrative Borrower. In the event Lenders (or Lenders and any such Eligible Transferees, as the case may be) have committed in writing to provide increases in their Commitments or new Commitments in an aggregate amount in excess of the increase in the Maximum Credit requested by Borrowers or permitted hereunder, Agent shall then have the right to allocate such commitments, first to Lenders and then to Eligible Transferees, in such amounts and manner as Agent may determine, after consultation with Administrative Borrower. In no event shall the fees, interest rate and other compensation offered or paid in respect of the increase of Commitments or new Commitments have higher rates, fees or other compensation that the amounts paid and payable to the then existing Lenders in respect of their Commitments (after giving effect to any increase in the rates and other compensation for all Revolving Loans as a result of the increase in the Maximum Credit).

(c) In the event of a request to increase the Maximum Credit, the Maximum Credit shall be increased by the amount of the increase in Commitments from Lenders or new Commitments from Eligible

Transferees, in each case selected in accordance with Section 2.7(b), for which Agent has received Assignment and Acceptances (or other agreements acceptable to Agent) thirty (30) days after the date of the request by Administrative Borrower for the increase or such other date as Agent and Administrative Borrower may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Commitments and new Commitments, as the case may be, equals or is less than the amount of the increase in the Maximum Credit requested by Administrative Borrower in accordance with the terms hereof, effective on the date that each of the following conditions have been satisfied:

(i) Agent shall have received from each Lender or Eligible Transferee that is providing an additional Commitment as part of the increase in the Maximum Credit, an Assignment and Acceptance (or another agreement acceptable to Agent) duly executed by such Lender or Eligible Transferee and Administrative Borrower;

(ii) the conditions precedent to the making of Revolving Loans set forth in Section 4.2 hereof shall be satisfied as of the date of the increase in the Maximum Credit, both before and after giving effect to such increase;

(iii) Agent shall have received an opinion of counsel to Borrowers and Guarantors in form and substance and from counsel reasonably satisfactory to Agent, addressing such matters as Agent may reasonably request (including an opinion as to no conflicts with the Term Loan Documents);

(iv) such increase in the Maximum Credit on the date of the effectiveness thereof shall not violate any applicable law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently;

(v) there shall have been paid to each Lender and Eligible Transferee providing an additional Commitment in connection with such increase in the Maximum Credit all fees and expenses due and payable to such Person on or before the effectiveness of such increase; and

(vi) there shall have been paid to Agent, for the account of the Agent and Lenders (in accordance with any agreement among them), all fees and expenses (including reasonable fees and expenses of counsel) due and payable pursuant to any of the Financing Agreements on or before the effectiveness of such increase.

(d) As of the effective date of any such increase in the Maximum Credit, each reference to the term Maximum Credit herein and in any of the other Financing Agreements shall be deemed amended for all purposes hereof and of each other Financing Agreement to mean the amount of the Maximum Credit specified in the most recent written notice from Agent to Administrative Borrower of the increase in the Maximum Credit and the amounts of each of the Inventory Limit, the Swing Line Loan Limit and the Letter of Credit Limit shall be deemed increased for all purposes hereof and of each other Financing Agreement by an amount equal to the Inventory Limit, the Swing Line Loan Limit or the Letter of Credit Limit, as applicable, multiplied by a fraction, the numerator of which is the Maximum Credit as in effect immediately prior to the effectiveness of such increase in the Maximum Credit, and the denominator of which is the Maximum Credit as in effect immediately after the effectiveness of such increase in the Maximum Credit.

2.8 Joint and Several Liability of Borrowers.

(a) Notwithstanding anything in this Agreement or any other Financing Agreements to the contrary, each Borrower, jointly and severally, in consideration of the financial accommodations to be provided by Agent and Lenders under this Agreement and the other Financing Agreements, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Borrowers shall be liable for all amounts due to Agent and Lenders under this Agreement, regardless of which Borrower actually receives the Revolving Loans, Swing Line Loans or Letter of Credit Obligations hereunder or the amount of such Revolving Loans received or the manner in which Agent or any Lender accounts for such Revolving Loans, Swing Line Loans, Letter of Credit Obligations or other extensions of credit on its books and records. The Obligations of Borrowers with respect to Loans and Letters of Credit made to or for the benefit of one of them, and the Obligations arising as a result of the joint and several liability of one of the Borrowers hereunder, with respect to Loans and Letters of Credit made to or for the benefit of the other of the Borrowers hereunder, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of all Borrowers.

(b) The Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loans, Letter of Credit Obligations or other extensions of credit made to the other Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrowers or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrowers, (ii) the absence of any attempt to collect the Obligations from the other Borrowers, any Guarantor or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Agent or any Lender with respect to any provisions of any instrument evidencing the Obligations of the other Borrowers, or any part thereof, or any other agreement now or hereafter executed by the other Borrowers and delivered to Agent or any Lender, (iv) the failure by Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights in any collateral for the Obligations of the other Borrowers, (v) the election of Agent or any Lender in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) the disallowance of all or any portion of the claim(s) of Lender for the repayment of the Obligations of the other Borrowers under Section 502 of the Bankruptcy Code, or (vii) any other circumstances which might constitute a legal or equitable discharge or defense of a Guarantor or of the other Borrowers, other than the willful misconduct or gross negligence of Agent as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.

(c) With respect to the Obligations arising as a result of the joint and several liability of Borrowers hereunder with respect to Revolving Loans, Letter of Credit Obligations or other extensions of credit made to the other Borrowers hereunder, each of Borrowers waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Agent or any Lender now has or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent or any Lender. Any claim which any Borrower may have against any other Borrower with respect to any payments to Agent or Lenders hereunder or under any of the other Financing Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations. Upon the occurrence of any Event of Default and for so long as the same is continuing, Agent and Lenders may proceed directly and at once, without notice, against (i) with respect to Obligations of Borrowers, any or all of them or (ii) with respect to Obligations of any Borrower, to collect and recover the full amount, or any portion of the applicable Obligations, without first proceeding against the other applicable Borrowers or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that Agent and Lenders shall be under no obligation to marshal any assets in favor of Borrower(s) or against or in payment of any or all of the Obligations.

SECTION 3. INTEREST AND FEES

3.1 Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time plus the Applicable Margin, (ii) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate for the applicable Interest Period plus the Applicable Margin, and (iii) if any other Obligations, at the Base Rate in effect from time to time plus the Applicable Margin. Interest shall accrue from the date the Loan is made or the Obligation is incurred until paid by Borrowers. Interest shall be payable by Borrowers to Agent, for the account of Agent and Lenders as applicable on any date of prepayment with respect to the principal amount of Loans being prepaid. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and if no payment date is specified, shall be due and payable on demand.

(b) At any time an Event of Default shall exist or have occurred and be continuing, at the election of Agent or the Required Lenders, upon notice from Agent to Administrative Borrower, notwithstanding anything to the contrary set forth in this Section 3.1, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities, or any other outstanding Obligations of Borrowers and Guarantors under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Default Rate. At any time an Event of Default shall exist or have occurred and be continuing, all interest shall be payable on demand.

(c) Interest on Base Rate Loans shall be payable by Borrowers to Agent, for the account of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty-five (365) or three hundred sixty-six (366) day year, as applicable, and actual days elapsed.

(d) Interest on Eurodollar Rate Loans shall be payable by Borrowers to Agent, for the account of Lenders, in arrears on the last day of the Interest Period applicable to such Eurodollar Rate Loans and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Loan shall be converted or paid in full and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed.

3.2 Election of Application of Eurodollar Rate.

(a) Subject to, and upon, the terms and conditions contained herein, Administrative Borrower shall have the option (on behalf of itself and the other Borrowers): (i) to convert at any time all or any part of any Loan from a Eurodollar Rate Loan to a Base Rate Loan or from a Base Rate Loan to a Eurodollar Rate Loan or (ii) to continue any Loan that is a Base Rate Loan or a Eurodollar Rate Loan as such; provided, that, a Revolving Loan may only be converted to a Base Rate Loan on the expiration of the Interest Period applicable to such Revolving Loan.

(b) Administrative Borrower shall give Agent prior written or telephonic notice (promptly confirmed in writing) in such form as Agent may specify for such purpose (a “Notice of Conversion/Continuation”) no later than 12:00 noon on (A) the continuation or conversion date in the case of continuation as or conversion to, a Base Rate Loan, and (B) the third Business Day prior to the date of continuation or conversion in the case of continuation as or conversion to, a Eurodollar Rate Loan. Each Notice of Conversion/Continuation shall be irrevocable and Borrowers shall be bound to effect a conversion or continuation in accordance therewith.

(c) Each Notice of Conversion/Continuation for a Loan shall set forth (i) the requested date of such conversion or continuation, (ii) the aggregate amount of the Loan to be converted or continued, (iii) whether such Loan is required to be converted to or continued as a Base Rate Loan or a Eurodollar Rate Loan, and in the case of a Eurodollar Rate Loan, the Interest Period with respect thereto (which shall be deemed to be one month if not specified), (iv) the Borrower or Borrowers to whom the Loan being converted or continued was made. If upon the expiration of any Interest Period in respect of any Eurodollar Rate Loan, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loan into a Base Rate Loan.

(d) At any time an Event of Default shall exist or have occurred and be continuing, Agent may, and at the direction of Required Lenders shall, declare that no Loan may be made, converted or continued as a Eurodollar Rate Loan. Any Eurodollar Rate Loans shall, at Agent’s option, upon notice by Agent to Administrative Borrower, be subsequently converted to Base Rate Loans in the event that this Agreement shall terminate or not be renewed.

(e) No more than eight (8) Interest Periods may be in effect at any one time and the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

3.3 Inability to Determine Applicable Interest Rate.

If Agent shall determine (which determination shall be final and conclusive and binding on all parties hereto) that on any date by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to Eurodollar Rate Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Agent shall on such date give notice to Administrative Borrower and each Lender of such determination. Upon such date no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Agent notifies Administrative Borrower and Lenders that the circumstances giving rise to such notice no longer exist and any Notice of Borrowing or Notice of Conversion/Continuation received by Agent with respect to any Loans shall be deemed to be a Notice of Borrowing or Notice of Conversion/Continuation for or into Base Rate Loans.

3.4 Illegality.

Notwithstanding anything to the contrary contained herein, if (a) any change in any law or interpretation thereof by any Governmental Authority makes it unlawful for a Lender to make or maintain a Eurodollar Rate Loan or to maintain any Commitment with respect to a Eurodollar Rate Loan or (b) a Lender determines that any of the foregoing (which determination shall be final and conclusive and binding upon all parties hereto) has become impracticable as a result of a circumstance that adversely affects the London interbank market or the position of such Lender in such market, then such Lender shall give notice thereof to Agent and Administrative Borrower and may (i) declare that Eurodollar Rate Loans will not thereafter be made by such Lender, such that any request for a Eurodollar Rate Loans from such Lender shall be deemed to be a request for a Base Rate Loan unless such Lender’s declaration has been withdrawn (and it shall be withdrawn promptly upon the cessation of the circumstances described in clause (a) or (b) above and (ii) require that all outstanding Eurodollar Rate Loans made by such Lender be converted to Base Rate Loans immediately, in which event all outstanding Eurodollar Rate Loans of such Lender shall be so converted.

3.5 Increased Costs.

If Agent, any Lender or Issuing Bank shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other agency or Governmental Authority, or compliance by Agent, any Lender, Issuing Bank or any Person controlling Agent, any such

Lender or Issuing Bank with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to Agent, any Lender, Issuing Bank or any Person controlling Agent, any such Lender or Issuing Bank (in each case, whether or not having the force of law), shall (a) subject Agent, any Lender, Issuing Bank or any Person controlling Agent, any such Lender or Issuing Bank to any tax, duty or other charge with respect to this Agreement or any Loan made by Agent or such Lender or Letter of Credit issued by Issuing Bank, or change the basis of taxation of payments to Agent, any Lender, Issuing Bank or any Person controlling Agent, any such Lender or Issuing Bank of any amounts payable hereunder (except for Non-Excluded Taxes and Other Taxes to the extent provided for under Section 6.5 hereof and taxes on the overall net income of Agent, any Lender, Issuing Bank or any Person controlling Agent, any such Lender or Issuing Bank), (b) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or Letter or Credit or against assets of or held by, or deposits with or for the account of, or credit extended by, Agent, any Lender, Issuing Bank or any Person controlling Agent, any such Lender or Issuing Bank or (c) impose on Agent, any Lender, Issuing Bank or any Person controlling Agent, any such Lender or Issuing Bank, any other condition regarding this Agreement or any Loan or Letter of Credit, and the result of any event referred to in clauses (a), (b) or (c) above shall be to increase the cost to Agent or any Lender of making any Loan or to Issuing Bank of providing any Letter of Credit, or agreeing to make any Loan, or to reduce any amount received or receivable by Agent, any Lender or Issuing Bank hereunder, then, upon demand by Agent, any such Lender or Issuing Bank, Borrowers shall pay to Agent, such Lender or Issuing Bank the amount of such increased costs or reduction of return of capital, payable within five (5) days after presentation by Agent, such Lender or Issuing Bank of a statement in the amount and setting forth in reasonable detail such Person’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error); provided, however, that the Borrower shall not be required to compensate any such Agent, Lender or Issuing Bank pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Agent, Lender or Issuing Bank notifies the Borrower of such Agent, Lender or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

3.6 Capital Adequacy.

If a Lender determines that any introduction of or any change in any law, rule, regulation, guideline, request or directive of any central bank or other Governmental Authority, whether or not having the force of law, regarding capital adequacy of a bank or any Person controlling a bank, or any change in the interpretation or administration of any such law, rule, regulation, guideline, request or directive by a Governmental Authority charged with interpretation or administration thereof, or any compliance by such Lender or any Person controlling such Lender with any such law, rule, regulation, guideline, request or directive of any central bank or other Governmental Authority, increases the amount of capital required or expected to be maintained by such Lender or Person (taking into consideration its capital adequacy policies and desired return on capital) as a consequence of such Lender’s Commitments, Loans, participations in Letter of Credit Obligations or other obligations under the Loan Documents, then Borrowers shall, within five (5) days following demand therefor, pay such Lender an amount sufficient to compensate for such increase. A Lender’s demand for payment shall set forth the nature of the occurrence giving rise to such compensation and a calculation of the amount to be paid. In determining such amount, the Lender may use any reasonable averaging and attribution method.

3.7 Mitigation.

If Agent or any Lender requests compensation under Section 3.5 or 3.6, then Agent or such Lender shall, if requested by Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Loans hereunder, to assign its rights and obligations hereunder to another of its offices, branches or affiliates or to take such other actions as such

Lender or Agent determines, if, in the sole judgment of such Lender or Agent, such designation, assignment or other action (i) would eliminate or reduce amounts payable pursuant to Section 3.5 or 3.6 in the future and (ii) would not subject Agent or such Lender to any unreimbursed cost or expense and Agent or such Lender would not suffer any economic, legal or regulatory disadvantage. Nothing in this Section 3 shall affect or postpone any of the obligations of Borrowers or the rights of Agent or such Lender pursuant to Section 3.5 or 3.6. Borrowers hereby agree to pay on demand all reasonable costs and expenses incurred by Agent or any Lender in connection with any such designation or assignment.

3.8 Funding Losses.

Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or redeployment of such funds other than any lost profit from the Applicable Margin not earned) that it sustains (a) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of, any Eurodollar Rate Loan does not occur on a date specific therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (b) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to such Loan, or (c) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by a Borrower (or on its behalf by Administrative Borrower). This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

3.9 Booking of Eurodollar Rate Loans.

Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

3.10 Computation of Interest and Fees.

All interest, fees and other charges calculated on a per annum basis shall be computed on the basis of a three hundred sixty (360) day year and actual days elapsed (or three hundred sixty five (365) or three hundred sixty six (366) in the case of Base Rate Loans). The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Base Rate effective on the day of any change in such Base Rate.

3.11 Maximum Interest.

Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, in no event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Agent or any Lender pursuant to the terms of this Agreement or any of the other Financing Agreements and that are deemed interest under applicable law exceed the Maximum Interest Rate (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America as amended, 12 U.S.C. Section 85, as amended). In no event shall any Borrower or Guarantor be obligated to pay interest or such amounts as may be deemed interest under applicable law in amounts which exceed the Maximum Interest Rate. In the event any interest is charged or received in excess of the Maximum Interest Rate (“Excess”), each Borrower and Guarantor acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and that any Excess received by Agent or any Lender shall be applied, first, to the payment of the then outstanding and unpaid principal hereunder; second to the payment of the other Obligations then outstanding and unpaid; and third, returned to such Borrower or Guarantor. All monies paid to Agent or any Lender hereunder or under any of the other Financing

Agreements, whether at maturity or by prepayment, shall be subject to any rebate of unearned interest as and to the extent required by applicable law. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Agent or any Lender, all interest at any time contracted for, charged or received from any Borrower or Guarantor in connection with this Agreement or any of the other Financing Agreements shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread during the entire term of this Agreement in accordance with the amounts outstanding from time to time hereunder and the Maximum Interest Rate from time to time in effect in order to lawfully charge the maximum amount of interest permitted under applicable laws. The provisions of this Section 3.11 shall be deemed to be incorporated into each of the other Financing Agreements (whether or not any provision of this Section is referred to therein).

3.12 No Requirement of Match Funding.

Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to acquire eurodollar deposit to fund or otherwise match fund any Obligations as to which interest accrues a the Eurodollar Rate. The provisions of this Section 3 shall apply as if Agent, each Lender or any Participant had match funded any Obligation as to which interest is accruing at the Eurodollar Rate by acquiring eurodollar deposits for each Interest Period in the amount of the Eurodollar Rate Loans.

3.13 Fees.

(a) Borrowers shall pay to Agent, for the account of Lenders, quarterly an unused line fee at a rate equal to six hundred twenty-five one-thousandths (0.625%) percent per annum calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letters of Credit during the immediately preceding calendar quarter (or part thereof) for so long as any of the Obligations are outstanding. Such fee shall be payable on the first day of each calendar quarter in arrears and calculated based on a three hundred sixty (360) day year and actual days elapsed.

(b) Borrowers shall pay to Agent, quarterly, for the account of Lenders, a letter of credit fee at a rate equal to the percentage (on a per annum basis) set forth below on the daily outstanding balance of the Commercial Letters of Credit and Standby Letters of Credit during the immediately preceding quarter (or part thereof), payable in arrears as of the first day of each succeeding quarter; provided, that, such percentage shall be increased or decreased, as the case may be, to the percentage (on a per annum basis) set forth below corresponding with the Quarterly Average Excess Availability for the immediately preceding Fiscal Quarter indicated for such percentage:

Tier	Quarterly Average Excess Availability	Commercial Letter of Credit Rate	Standby Letter of Credit and Banker’s Acceptances Rate
1	Greater than $75,000,000	2.50%	2.50%
2	Greater than or equal to $40,000,000 but less than or equal to $75,000,000	2.75%	2.75%
3	Less than $40,000,000	3.00%	3.00%

provided, that, (i) the applicable percentage shall be calculated and established once each Fiscal Quarter (commencing with the Fiscal Quarter beginning January 1, 2011) and shall remain in effect until adjusted thereafter after the end of the next Fiscal Quarter, (ii) the applicable percentage through the Fiscal Quarter ending December 31, 2010 shall be the amount for Tier 2 set forth above, and (iii) notwithstanding anything to the contrary contained herein, Agent may, and upon the written direction of Required Lenders shall, require Borrowers to pay to Agent for the benefit of Lenders, such letter of credit fee at a rate equal to two

(2%) percent per annum on such daily outstanding balance in excess of the rates set forth above: (A) for the period (1) from and after the effective date of termination or non-renewal hereof until such time as all of the Obligations are paid and satisfied in full in immediately available funds and (2) from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing as determined by Agent and (B) on the Letters of Credit at any time outstanding in excess of the Letter of Credit Limit (whether or not such excess(es) arise or such Letters of Credit are issued with or without the knowledge or consent of Agent or any Lender and whether issued before or after an Event of Default). Such letter of credit fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement. In addition to the letter of credit fees provided above, Borrowers shall pay to Issuing Bank for its own account (without sharing with Lenders) the letter of credit fronting and negotiation fees agreed to by Borrowers and Issuing Bank from time to time and the customary charges from time to time of Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.

(c) Borrowers shall pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein. To the extent payment in full of the applicable fee is received by Agent from Borrowers on or about the date hereof, Agent shall pay to each Lender its share of such fees in accordance with the terms of the arrangements of Agent with such Lender.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions Precedent to Initial Loans and Letters of Credit.

The obligation of Lenders to make the initial Loans or of Issuing Bank to issue the initial Letters of Credit hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:

(a) Agent shall have received, in form and substance reasonably satisfactory to Agent, all customary releases, terminations and such other documents as Agent may request to evidence and effectuate the termination of any interest in and to any assets and properties of each Borrower and Guarantor, other than with respect to security interests permitted under Section 9.8 hereof, in each case duly authorized, executed and delivered by the applicable secured parties, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by such parties or their predecessors, as secured party and any Borrower or Guarantor, as debtor; and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any Borrower or Guarantor in favor of any such party, in form acceptable for recording with the appropriate Governmental Authority;

(b) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be reasonably satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation of each Borrower and Guarantor certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of such Borrower or Guarantor as is set forth herein and such document as shall set forth the organizational identification number of each Borrower or Guarantor, if one is issued in its jurisdiction of incorporation);

(c) there shall not have occurred a Material Adverse Effect since December 31, 2009;

(d) the Excess Availability as determined by Agent, as of the date hereof, shall be not less than $70,000,000 after giving effect to the initial Loans made or to be made and Letters of Credit issued or to be issued in connection with the initial transactions hereunder and provision for payment of all fees and expenses of the transactions contemplated hereby;

(e) Arrangers and Lenders shall be satisfied that after giving pro forma effect to the Financing Agreements and the transactions contemplated thereby, the pro forma EBITDA of Parent and its Subsidiaries on a consolidated basis for the twelve (12) consecutive calendar month period ended June 30, 2010 is not less than $85,000,000;

(f) Agent shall have received evidence, in form and substance satisfactory to Agent, that Agent will continue to have a valid and perfected, subject to the Term Loan Facility Intercreditor Agreement, first priority security interest in all of the Collateral that may be perfected by the filing of a financing statement, the filing of a Mortgage or other similar document or instrument with respect to Real Property or interests therein, in each case, to the extent required by the Financing Agreements, subject only to the security interest therein of Term Loan Agent and other liens and security interests permitted under Section 9.8 hereof, or the taking of delivery or control under the UCC (other than with respect to Equity Interests pledged to Term Loan Agent as contemplated by the Term Loan Collateral Agreement);

(g) Agent shall have received and reviewed lien and judgment search results for the jurisdiction of organization of each Borrower and Guarantor, the jurisdiction of the chief executive office of each Borrower and Guarantor and all jurisdictions in which Real Property of Borrowers and Guarantors are located, which search results shall be in form and substance satisfactory to Agent;

(h) Agent shall have received true, complete and correct copies of the Term Loan Documents, as executed and delivered by the parties thereto, which shall be in form and substance reasonably satisfactory to Arrangers and Lenders;

(i) Agent shall have received, in form and substance satisfactory to Agent, the Term Loan Facility Intercreditor Agreement, duly authorized, executed and delivered by the Term Loan Facility Agent and acknowledged by each Borrower and Guarantor;

(j) Agent shall have received evidence, in form and substance satisfactory to Agent, that Borrowers have received net cash proceeds of term loans under the Term Loan Documents (subject to reduction for actual out-of-pocket and reasonable expenses and fees in connection therewith) and such proceeds have been applied to fully repay the obligations under or in connection with the Existing Term Loan Documents; provided, that, in no event shall the amount of the proceeds of the financing evidenced by the Term Loan Documents that are used to repay the obligations under or in respect of the Existing Term Loan Documents and to pay the Closing Date Dividends exceed in the aggregate $103,000,000.

(k) Agent shall have received an officer’s certificate prepared by the chief financial officer or other senior officer of Borrowers as to the financial condition, solvency and related matters of Borrowers after giving effect to the initial borrowings under the Financing Agreements and the transactions contemplated by the Term Loan Documents, in substantially the form of Exhibit D hereto (the “Solvency Certificate”);

(l) Borrowers and Guarantors shall have received a solvency opinion in connection with the Transactions and provided a copy thereof to Agent and Lenders;

(m) Agent shall have received a Borrowing Base Certificate setting forth the Loans and Letters of Credit available to Borrowers as of the date hereof, as completed in a manner satisfactory to Agent and duly authorized, executed and delivered on behalf of Borrowers;

(n) Agent shall have received evidence of insurance required hereunder and under the other Financing Agreements, in form and substance reasonably satisfactory to Agent;

(o) Agent shall have received, in form and substance satisfactory to Agent, the opinion letter of counsel(s) to Borrowers and Guarantors with respect to the Financing Agreements, the security interests and liens of Agent with respect to the Collateral and such other matters as Agent may reasonably request;

(p) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance satisfactory to Agent;

(q) no material pending or threatened litigation, proceeding, bankruptcy or insolvency, injunction, order or claim with respect to Borrowers or Guarantors or the Financing Agreements or the transactions contemplated thereby shall exist;

(r) Agent and Lenders shall have received the payment of all fees required to be paid under the terms of the Fee Letter; and

(s) no Default or Event of Default under any of the Existing Term Loan Documents or the Existing Financing Agreements shall exist or have occurred and be continuing;

4.2 Conditions Precedent to All Loans and Letters of Credit.

The obligation of Lenders to make the Loans, including the initial Loans, or of Issuing Bank to issue any Letter of Credit, including the initial Letters of Credit, is subject to the further satisfaction of, or waiver of, immediately prior to or concurrently with the making of each such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:

(a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate in all material respects on and as of such earlier date);

(b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which purports to enjoin, prohibit, restrain or otherwise affect (i) the making of the Loans or providing the Letters of Credit or (ii) the consummation of the transactions contemplated pursuant to the terms hereof, the other Financing Agreements; and

(c) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit and after giving effect thereto.

SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST

5.1 Grant of Security Interest.

To secure payment and performance of all Obligations, each Borrower and Guarantor hereby grants to Agent, for itself and the benefit of Lenders, the other Secured Parties and Issuing Bank, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the benefit of Lenders and the other Secured Parties, as security, and hereby confirms, reaffirms and restates the prior grant thereof pursuant to the Existing Agreement, all personal property, and interests in such property, of each Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the “Collateral”), including:

(a) all Accounts;

(b) all general intangibles, including, without limitation, all Intellectual Property;

(c) all goods, including, without limitation, Inventory and Equipment;

(d) all Real Property and fixtures;

(e) all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(f) all instruments, including, without limitation, all promissory notes;

(g) all documents;

(h) all deposit accounts;

(i) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(j) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(k) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(l) all commercial tort claims, including, without limitation, those identified in the Information Certificate;

(m) to the extent not otherwise described above, all Receivables;

(n) all Records; and

(o) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

5.2 Exclusions from Collateral.

Notwithstanding anything to the contrary contained in Section 5.1 above, the types or items of Collateral described in such Section shall not include (a) the Equity Interests of any Subsidiary organized under the laws of a jurisdiction outside the United States of America, its territories or its possessions that is a “controlled foreign corporation” (as such term is defined in Section 957(a) of the Code or a successor provision thereof) or the Equity Interests of any Subsidiary organized under the laws of the United States of

America that is treated as a disregarded entity for United States federal income tax purposes and substantially all of whose assets consist of Equity Interests in a Subsidiary or Subsidiaries organized under the laws of a jurisdiction outside the United States of America in excess of sixty five (65%) percent of all of the issued and outstanding shares of Equity Interests of such Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2), (b) any assets of any Unrestricted Subsidiary or any assets of or Equity Interests in any joint venture, (c) any rights or interests in any contract, lease, permit, license, charter or license agreement covering real or personal property, as such, if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the UCC or other applicable law or (ii) so as to limit, impair or otherwise affect Agent's unconditional continuing security interests in and liens upon any rights or interests of any Borrower or Guarantor in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Receivables), (d) any Equipment which is subject to a purchase money mortgage or other purchase money lien or security interest (including Capital Leases) permitted under Section 9.8 hereof if: (i) the valid grant of a security interest or lien to Agent in such item of Equipment is prohibited by the terms of the agreement between a Borrower or Guarantor and the holder of such purchase money mortgage or other purchase money lien or security interest or under applicable law and such prohibition has not been or is not waived, or the consent of the holder of the purchase money mortgage or other purchase money lien or security interest has not been or is not otherwise obtained, or under applicable law such prohibition cannot be waived and (ii) the purchase money mortgage or other purchase money lien or security interest on such item of Equipment is or shall become valid and perfected; and (e) applications for any Trademarks that have been filed with the U.S. Patent and Trademark Office on the basis of an “intent-to-use” with respect to such marks, unless and until a statement of use or amendment to allege use is filed or any other filing is made or circumstances otherwise change so that the interests of a Borrower or Guarantor in such marks is no longer on an “intent-to-use” basis, at which time such marks shall automatically and without further action by the parties be subject to the security interests and liens granted by Borrower to Agent hereunder.

5.3 Perfection of Security Interests.

(a) Each Borrower and Guarantor irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Borrower or Guarantor as debtor, as Agent may require, and including any other information with respect to such Borrower or Guarantor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Borrower and Guarantor hereby ratifies and approves all financing statements naming Agent or its designee as secured party and such Borrower or Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any). Each Borrower and Guarantor hereby authorizes Agent to adopt on behalf of such Borrower and Guarantor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and any Borrower or Guarantor as debtor includes assets and properties of such Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower or Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall any Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Borrower or Guarantor as debtor.

(b) Each Borrower and Guarantor does not have any chattel paper with a value in excess of $500,000 (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any chattel paper or instrument with a value in excess of $500,000 after the date hereof, Borrowers and Guarantors shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of any Borrower or Guarantor (including by any agent or representative), such Borrower or Guarantor shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments with a value in excess of $500,000 that such Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree. At Agent’s option, each Borrower and Guarantor shall, or Agent may at any time on behalf of any Borrower or Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c) In the event that any Borrower or Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” with a value in excess of $500,000 (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower or Guarantor shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, such Borrower or Guarantor shall take, or cause to be taken, such actions as Agent may request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d) Each Borrower and Guarantor does not have any deposit accounts as of the date hereof, except as set forth in the Information Certificate. Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account (other than an Excluded Account) unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower or Guarantor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be reasonably acceptable to Agent, and (iii) on or before the opening of such deposit account, such Borrower or Guarantor shall as Agent may specify either (A) deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower or Guarantor and the bank at which such deposit account is opened and maintained or (B) arrange for Agent to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to Agent. The terms of this subsection (d) shall not apply to deposit accounts which are Excluded Accounts; provided, that, to the extent an Excluded Account no longer satisfies the conditions set forth in the definition of “Excluded Account” set forth in this Agreement, the applicable Borrower or Guarantor shall take all actions necessary to comply with the requirement of this Section 5.3 with respect to such deposit account.

(e) No Borrower or Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property with a value in excess of $500,000, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary with a value in excess of $500,000 as of the date hereof, in each case except as set forth in the Information Certificate.

(i) In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities constituting Collateral hereunder with a value in excess of $500,000, such Borrower or Guarantor shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify. If any securities, now or hereafter acquired by any Borrower or Guarantor are uncertificated and are issued to such Borrower or Guarantor or its nominee directly by the issuer thereof, such Borrower or Guarantor shall immediately notify Agent thereof and shall as Agent may specify, either (A) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of any Borrower or Guarantor or such nominee, or (B) arrange for Agent to become the registered owner of the securities.

(ii) Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower or Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be reasonably acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower or Guarantor shall as Agent may specify either (1) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower or Guarantor and such securities intermediary or commodity intermediary or (2) arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Agent.

(f) Borrowers and Guarantors are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument with a value in excess of $500,000 as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument with a value in excess of $500,000, whether as beneficiary thereof or otherwise after the date hereof, such Borrower or Guarantor shall promptly notify Agent thereof in writing. Such Borrower or Guarantor shall promptly, as Agent may specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by such Borrower or Guarantor and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(g) Borrowers and Guarantors do not have any commercial tort claims with a value in excess of $500,000 as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall at any time after the date hereof have any commercial tort claims with a value in excess of $500,000, such Borrower or Guarantor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower or Guarantor to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower or Guarantor to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.3(a) hereof or otherwise arising by the execution by such Borrower or Guarantor of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Borrower or Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower and Guarantor shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may reasonably require in connection with such commercial tort claim.

(h) Borrowers and Guarantors do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party with a value in excess of $500,000 as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States of America in transit to a location of a Borrower or Guarantor permitted herein in the ordinary course of business of such Borrower or Guarantor in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral with a value in excess of $500,000 are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrowers and Guarantors shall promptly notify Agent thereof in writing.

(i) Borrowers and Guarantors shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority (subject to the Term Loan Facility Intercreditor Agreement) of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral that may be perfected by the filing of a financing statement, the filing of a Mortgage or other similar document or instrument with respect to Real Property or interests therein, or the taking of delivery or control under the UCC or by appropriate filings with the United States Patent and Trademark Office or United States Copyright Office, in accordance with the laws and regulations of the United States of America, Puerto Rico and their political subdivisions, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Borrower’s or Guarantor’s signature thereon is required therefor, (ii) causing Agent’s name to be noted as secured party on any certificate of title for a titled good other than motor vehicles if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States of America as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iv) use commercially reasonable efforts to obtain the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

5.4 Term Loan Facility Intercreditor Agreement.

(a) Notwithstanding anything herein to the contrary, the lien and security interest granted to the Agent hereunder and the exercise of any right or remedy by the Agent hereunder are subject to the provisions of the Term Loan Facility Intercreditor Agreement.

(b) In the event of any conflict between the provisions set forth herein and those set forth in the Term Loan Facility Intercreditor Agreement, the provisions of the Term Loan Facility Intercreditor Agreement shall supersede and control the terms and provisions of this Agreement. In the event the Agent decides, or is required, to take any action hereunder, it shall take such action only in accordance with the terms and provisions of the Term Loan Facility Intercreditor Agreement.

(c) Notwithstanding anything herein to the contrary, any obligation of any Borrower or Guarantor hereunder to deliver Term Loan Priority Collateral (as defined in the Term Loan Facility Intercreditor Agreement) or any instrument or other document related thereto to Agent shall be deemed satisfied if such Borrower or Guarantor has delivered such Term Loan Priority Collateral or such related instrument or other document to the Term Loan Facility Collateral Agent.

SECTION 6. COLLECTION AND ADMINISTRATION

6.1 Borrowers’ Loan Accounts.

Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letters of Credit and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.

6.2 Statements.

Agent shall render to Administrative Borrower each month a statement setting forth the balance in the Borrowers’ loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and Guarantors and conclusively binding upon Borrowers and Guarantors as an account stated except to the extent that Agent receives a written notice from Administrative Borrower of any specific exceptions of Administrative Borrower thereto within sixty (60) days after the date such statement has been received by Administrative Borrower. Until such time as Agent shall have rendered to Administrative Borrower a written statement as provided above, the balance in any Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers and Guarantors.

6.3 Collection of Accounts.

(a) As of the date hereof, Borrowers shall have established and shall hereafter at all times maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”), as Agent may specify, with such banks as are reasonably acceptable to Agent into which Borrowers shall promptly deposit and direct their respective account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral (other than amounts deposited into Excluded Accounts) in the identical form in which such payments are made, whether by cash, check or other manner. Borrowers shall deliver, or cause to be delivered to Agent a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.3 hereof or at any time and from time to time Agent may become the bank’s customer with respect to any of the Blocked Accounts and promptly upon Agent’s request, Borrowers shall execute and deliver such agreements and documents as Agent may require in connection therewith. Without limiting any other rights or remedies of Agent or Lenders, at any time after the occurrence and during the continuance of a Trigger Event, Agent may, at its option, instruct the depository banks at which the Blocked Accounts are maintained to transfer by federal funds wire transfer all funds received or deposited into such Blocked Accounts and related deposit accounts to the Agent Payment Account or as Agent may direct. Agent shall, at the request of Administrative Borrower, rescind such instruction at any time that (i) no Event of Default shall exist or have occurred and be continuing and (ii) average Excess Availability shall be greater than twenty-five (25%) percent of the Maximum Credit or $37,500,000 as of any date of the calculation thereof by Agent, in the case of both clauses (i) and (ii) for a period of not less than sixty (60) consecutive days (whereupon the Trigger Event shall be deemed to have ceased to be continuing); provided, that, a Trigger Event shall not be terminated following the third (3rd) such termination during the term of this Agreement. Each Borrower and Guarantor agrees that all payments made to such Blocked Accounts during the continuance of a Trigger Event or other funds received and collected by Agent or any Lender at any time, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise, shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations, subject to the Term Loan Facility Intercreditor Agreement as to proceeds of Term Loan Priority Collateral and Section 6.3(d) below.

(b) For purposes of calculating the amount of the Loans available to each Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower’s loan account on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations the date of receipt of immediately available funds by Agent in the Agent Payment Account provided such payments or other funds and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower’s loan account on such day, and if not, then on the next Business Day.

(c) Subject to the Term Loan Facility Intercreditor Agreement as to proceeds of Term Loan Priority Collateral and to Section 6.3(d) below, at all times on and after the occurrence and during the continuance of a Trigger Event, each Borrower and Guarantor and their respective employees, agents and Subsidiaries shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. In no event shall the same be commingled with any Borrower’s or Guarantor’s own funds. Borrowers agree to reimburse Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Blocked Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent’s payments to or indemnification of such bank, financial institution or other person. The obligations of Borrowers to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

(d) If at any time during the occurrence and continuance of a Trigger Event, an asset sale, equity issuance, debt issuance, or insurance event by, or with respect to a Borrower or Guarantor, as the case may be, requires Parent or any of its Subsidiaries to make a mandatory prepayment pursuant to and in accordance with the terms of the Term Loan Agreement (a “Term Prepayment”) then, subject to the provisions of the Term Loan Facility Intercreditor Agreement, upon the request of Administrative Borrower, any proceeds of such event that are received by Agent pursuant to Section 6.3 or otherwise, to the extent, if any, constituting proceeds of (i) Term Loan Priority Collateral, (ii) an equity issuance by Parent or (iii) a debt issuance by Parent or any of its Subsidiaries, shall be remitted to Borrowers (irrespective of whether Borrowers are then eligible to borrow under the terms hereof at such time) in a timely manner for such Term Prepayment.

6.4 Payments.

(a) All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Subject to Section 6.3(d) above, Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent from any Borrower or Guarantor; second, to pay any fees, indemnities, or expense reimbursements then due to Lenders from any Borrower or Guarantor; third, to pay interest due in respect of any Loans (and including any Special Agent Advances); fourth, to pay principal in respect of Special Agent Advances; fifth, to pay principal in respect of the Swing Line Loans; sixth, to pay principal in respect of the Revolving Loans; seventh, to be held as cash collateral in connection with any Letter of Credit Obligations; eighth, to pay or prepay Obligations then due arising under or pursuant to any Hedge Agreements of a Borrower or Guarantor with a Bank Product Provider (up to the amount of any then effective Reserve established in respect of such Obligations), on a pro rata basis; ninth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Agent determines or to be held as cash collateral in connection with contingent Obligations other than Letter of Credit Obligations (but not including for this purpose any Obligations arising under or pursuant to any Bank Products); and tenth, to pay or prepay any Obligations arising under or pursuant to any Bank Products (other than to the extent provided for above) on a pro rata basis. Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Agent, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding Base Rate Loans and (ii) to the extent any Borrower uses any proceeds of the Loans or Letters of Credit to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Obligations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Obligations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral.

(b) At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower maintained by Agent. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent, any Lender or Issuing Bank is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrowers and Guarantors shall be liable to pay to Agent, and do hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

6.5 Taxes.

(a) Any and all payments by or on account of any of the Obligations shall be made free and clear of and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, charges, withholdings, liabilities, restrictions or conditions of any kind, excluding (i) in the case of each Lender, Issuing Bank and Agent (A) taxes measured by its net income, and franchise taxes and backup withholding taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, Issuing Bank or Agent (as the case may be) is organized, (B) any United States of America withholding taxes payable with respect to payments under the Financing Agreements under laws (including any statute, treaty or regulation) in effect on the date hereof (or, in the case of an Eligible Transferee, the date of the Assignment and Acceptance) applicable to such Lender,

Issuing Bank or Agent, as the case may be, but not excluding any United States of America withholding taxes payable as a result of any change in such laws occurring after the date hereof (or the date of such Assignment and Acceptance); (C) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (A) above; (D) any taxes that are attributable to such Lender, Issuing Bank or Agent’s failure to comply with the requirements of Section 6.5(g); or (E) any taxes that are imposed as a result of any event occurring after the Lender, Issuing Bank or Agent becomes a Lender, Issuing Bank or Agent other than a change in law or regulation or the introduction of any law or regulation or a change in the interpretation or administration of any law and (ii) in the case of each Lender, Issuing Bank or Agent, taxes measured by its net income, and franchise taxes imposed on it as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, fees, deductions, charges, withholdings and liabilities being hereinafter referred to as Non-Excluded “Taxes”).

(b) If any Non-Excluded Taxes shall be required by law to be deducted from or in respect of any sum payable in respect of the Obligations to any Lender, Issuing Bank or Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.5), such Lender, Issuing Bank or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Borrower or Guarantor shall make such deductions, (iii) the relevant Borrower or Guarantor shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) the relevant Borrower or Guarantor shall deliver to Agent evidence of such payment.

(c) In addition, each Borrower and Guarantor agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States of America or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made hereunder or under any of the other Financing Agreements or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements (collectively, “Other Taxes”).

(d) Each Borrower and Guarantor shall indemnify each Lender, Issuing Bank and Agent for the full amount of Non-Excluded Taxes and Other Taxes (including any Non-Excluded Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 6.5) paid by such Lender, Issuing Bank or Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date such Lender, Issuing Bank or Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment or liability delivered to Administrative Borrower by a Lender, Issuing Bank (with a copy to Agent) or by Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.

(e) As soon as practicable after any payment of Non-Excluded Taxes or Other Taxes by any Borrower or Guarantor, such Borrower or Guarantor shall furnish to Agent, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Agent.

(f) Without prejudice to the survival of any other agreements of any Borrower or Guarantor hereunder or under any of the other Financing Agreements, the agreements and obligations of such Borrower or Guarantor contained in this Section 6.5 shall survive the termination of this Agreement and the payment in full of the Obligations.

(g) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any of the other Financing Agreements shall deliver to Administrative Borrower (with a copy to Agent), at the time or times prescribed by applicable law or reasonably requested by Administrative Borrower or Agent (in such number of copies as is reasonably requested by the recipient), whichever of the following is applicable (but only if such Foreign Lender is legally entitled to do so): (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from, or a reduction to, withholding tax under an income tax treaty, or any successor form, (ii) duly completed copies of Internal Revenue Service Form W-8ECI claiming exemption from withholding because the income is effectively connection with a U.S. trade or business, or any successor form, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (A) a certificate of the Lender to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described and Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from withholding under the portfolio interest exemption or any successor form or (iv) any other applicable form, certificate or document prescribed by applicable law as a basis for claiming exemption from or a reduction in United States of America withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit a Borrower to determine the withholding or deduction required to be made. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence, expiration, or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify the Administrative Borrower and Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower or Agent (or any other form of certification adopted by the United States of America taxing authorities for such purpose). Unless Administrative Borrower and Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any of the other Financing Agreements to or for a Foreign Lender are not subject to United States of America withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrowers or Agent shall withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate.

(h) If, pursuant to regulations or other guidance implementing Section 1471 to 1474 of the Internal Revenue Code, the Lender is required to provide forms or certifications in addition to those described in Section 2.17(c)(i) to the Borrowers or to the Internal Revenue Service to establish the Lender’s legal entitlement to an exemption from U.S. federal withholding tax with respect to payments hereunder, upon request from any Borrower or as required pursuant to any law, governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof, or any determination of a court or governmental authority, the Lender (i) will deliver any such forms or certifications to Borrower or to the Internal Revenue Service, as the case may be, or (ii) promptly notify the Borrower if it determines that it cannot comply with clause (i) above.

(i) Any Lender claiming any additional amounts payable pursuant to this Section 6.5 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

6.6 Authorization to Make Loans.

Agent and Lenders are authorized to make the Loans based upon telephonic or other instructions received from anyone purporting to be an officer of Administrative Borrower or any Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letters of Credit hereunder shall specify the date on which the requested advance is to be made

(which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower or Guarantor when deposited to the credit of any Borrower or Guarantor or otherwise disbursed or established in accordance with the instructions of any Borrower or Guarantor or in accordance with the terms and conditions of this Agreement.

6.7 Use of Proceeds.

Borrowers shall use the initial proceeds of the Loans and Letters of Credit hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Agent on or about the date hereof, including the repayment of obligations under the Existing Term Loan Documents and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of the Term Loan Documents, this Agreement and the other Financing Agreements. All other Loans made or Letters of Credit provided to or for the benefit of any Borrower pursuant to the provisions hereof shall be used by such Borrower only for general operating, working capital and other proper corporate purposes of such Borrower and its Subsidiaries not otherwise prohibited by the terms hereof and in no event shall any Loans be used to fund, in whole or in part, the Closing Date Dividends. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.8 Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.

(a) Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent and attorney-in-fact to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower. Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b) Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 6.8. Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of Parent, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(c) Each Borrower and other Guarantor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

(d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.

(e) No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Agent.

6.9 Pro Rata Treatment.

Except to the extent otherwise provided in this Agreement or as otherwise agreed by Lenders: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.10 Sharing of Payments, Etc.

(a) Each Borrower and Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of such Borrower or Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Borrower or Guarantor), in which case it shall promptly notify Administrative Borrower and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b) If any Lender (including Agent) shall obtain from any Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower or Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Each Borrower and Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower or Guarantor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.11 Settlement Procedures.

(a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, including the Swing Line Lender, the full amount of the Revolving Loans or Swing Line Loans requested or charged to any Borrower’s loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.

(b) With respect to all Revolving Loans made by Agent on behalf of Lenders, the amount of each Lender’s Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Revolving Loans as of 5:00 p.m. on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. With respect to Swing Line Loans made by Swing Line Lender or Agent on behalf of Swing Line Lender, Swing Line Lender (or Agent on behalf of Swing Line Lender) may settle on the Swing Line Loans from time to time as it determines. Agent (or Swing Line Lender as to Swing Line Loans) shall deliver to each of the Lenders after the end of each week, or at such period or periods as Agent (or Swing Line Lender as to Swing Line Loans) shall determine, a summary statement of the amount of outstanding Loans (whether Revolving Loans, Swing Line Loans or both, as applicable) for such period (such week or other period or periods being hereinafter referred to as a “Settlement Period”). If the summary statement is sent by Agent (or Swing Line Lender in the case of Swing Line Loans) and received by a Lender prior to 12:00 p.m., then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. on the same Business Day and if received by a Lender after 12:00 p.m., then such Lender shall make the settlement transfer by not later than 3:00 p.m. on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Revolving Loans is more than such Lender’s Pro Rata Share of the outstanding Revolving Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Revolving Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Revolving Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. Each Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Swing Line Lender (or upon its request to Agent) by wire transfer in immediately available funds the amount of such Lender’s Pro Rata Share of the outstanding Swing Line Loans as set forth in the summary statement provided to such Lender as provided above. Amounts transferred to Swing Line Lender (or Agent as the case may be) in respect to a settlement of Swing Line Loans shall be applied to the payment of the Swing Line Loans and shall constitute Revolving Loans of such Lenders. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent and may occur at any time a Default or Event of Default exists or has occurred and whether or not the conditions set forth in Section 4.2 are satisfied (except if there is an Event of Default under Section 10.1(g) and 10.1(h), in which case the funds shall be in respect of each Lender’s participation). Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letters of Credit. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section.

(c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by a Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent’s disbursement of such Loan to a Borrower. In such event, Agent shall notify each Lender promptly after Agent’s receipt of the request for the Loans from a Borrower (or Administrative Borrower on behalf of such Borrower) or any deemed request hereunder and each Lender shall provide its Pro Rata Share of such requested Loan to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, so that all such Loans shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.

(d) Upon the making of any Loan by Agent as provided herein, without further action by any party hereto, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in such Loan. To the extent that there is no settlement in accordance with the terms hereof, Agent may at any time require the Lenders to fund their participations. From and after the date, if any, on which any Lender has funded its participation in any such Loan, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest received by Agent in respect of such Loan.

(e) As to any Loan funded by Agent on behalf of a Lender (including Swing Line Lender) whether pursuant to Sections 6.11(a), 6.11(b) or 6.11(c) above, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day in the case of Loans funded pursuant to Section 6.11(c) above or otherwise on the applicable settlement date. If Agent makes amounts available to a Borrower and such corresponding amounts are not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. on that day by each of the three leading brokers of Federal funds transactions in New York selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Base Rate Loans. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account.

(f) Upon any failure by a Lender to pay Agent (or Swing Line Lender) pursuant to the settlement described in Section 6.11(b) above or to pay Agent pursuant to Section 6.11(c), 6.11(d) or Section 6.11(e), Agent shall promptly thereafter notify Administrative Borrower of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Administrative Borrower’s receipt of such notice. The term “Defaulting Lender” shall mean (i) any Lender that has failed to fund any portion of the Revolving Loans, participations in Letter of Credit Obligations or participations in

Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, or has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, (ii) any Lender that has notified Agent, any Lender, Issuing Bank, or any Borrower or Guarantor in writing that it will not or does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it will not or does not intend to comply with its funding obligations under this Agreement or under other agreements in which it has agreed to make loans or provide other financial accommodations, or (iii) any Lender that becomes or is insolvent or has a parent company that has become or is insolvent or becomes the subject of a bankruptcy or insolvency proceeding, or has a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment and has not obtained all required orders, approvals or consents of any court or other Governmental Authority to continue to fulfill its obligations hereunder, in form and substance satisfactory to Agent.

(g) Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees and whether in respect of Revolving Loans, participation interests or otherwise). For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0). So long as there is a Defaulting Lender, the maximum amount of the Loans and Letters of Credit shall not exceed the aggregate amount of the Commitments of the Lenders that are not Defaulting Lenders plus the Pro Rata Share of the Defaulting Lender (determined immediately prior to its being a Defaulting Lender) of the Loans and Letters of Credit outstanding as of the date that the Defaulting Lender has become a Defaulting Lender. At any time that there is a Defaulting Lender, payments received for application to the Obligations payable to Lenders in accordance with the terms of this Agreement shall be distributed to Lenders based on their Pro Rata Shares calculated after giving effect to the reduction of the Defaulting Lender’s Commitment to zero as provided herein or at Agent’s option, Agent may instead receive and retain such amounts that would be otherwise attributable to the Pro Rata Share of a Defaulting Lender (which for such purpose shall be such Pro Rata Share as in effect immediately prior to its being a Defaulting Lender). To the extent that Agent elects to receive and retain such amounts, Agent may hold such amounts (which shall not accrue interest) and, in its reasonable discretion, relend such amounts to a Borrower. To the extent that Agent exercises its option to relend such amounts, such amounts shall be treated as Revolving Loans for the account of such Defaulting Lender in addition to the Revolving Loans that are made by the Lenders other than a Defaulting Lender based on their respective Pro Rata Shares as calculated after giving effect to the reduction of such Defaulting Lender’s Commitment to zero (0) as provided herein but shall be repaid in the same order of priority as the principal amount of the Loans on a pro rata basis for purposes of Section 6.4 hereof. Agent shall determine whether any Revolving Loans requested shall be made from relending such amounts or from Revolving Loans from the Lenders (other than a Defaulting Lender) and any allocation of requested Revolving Loans between them. The rights of a Defaulting Lender shall be limited as provided herein until such time as the Defaulting Lender has made all payments to Agent of the amounts that it had failed to pay causing it to become a Defaulting Lender and such Lender is otherwise in compliance with the terms of this Agreement (including making any payments as it would have been required to make as a Lender during the period that it was a Defaulting Lender other than in respect of the principal amount of Revolving Loans, which payments as to the principal amount of Revolving Loans shall be made based on the outstanding balance thereof on the date of the cure by Defaulting Lender or at such other time thereafter as Agent may specify) or has otherwise provided evidence in form and substance satisfactory to Agent that such Defaulting Lender will be able to fund its Pro Rata Share (as in effect immediately prior to its being a Defaulting Lender) in accordance with the terms hereof. Upon the cure by Defaulting Lender of the event that is the basis for it to be a Defaulting Lender by making such payment or payments and such Lender otherwise being in compliance with the terms hereof, such Lender shall cease to be a Defaulting Lender and shall only be entitled to payment of interest accrued during the period that such Lender was a Defaulting Lender to the extent previously received and retained by Agent from or for the account of Borrowers on the funds constituting Loans funded by such Lender prior to the date of it being a Defaulting Lender (and not previously paid to such Lender) and shall otherwise, on and after such cure, make Loans and settle in respect of the Loans and other Obligations in accordance with the terms hereof. The existence of a Defaulting Lender and the operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Guarantor of its duties and obligations hereunder (including, but not limited to, the obligation of such Borrower or Guarantor to make any payments hereunder, whether in respect of Loans by a Defaulting Lender or otherwise).

(h) Notwithstanding anything to the contrary contained in this Agreement, in the event that there is a Defaulting Lender, if there are any Letters of Credit outstanding, within one (1) Business Day after the written request of Issuing Bank, Borrowers shall pay to Agent an amount equal to the portion, if any, of the Pro Rata Share of the Defaulting Lender (calculated as in effect immediately prior to such Lender becoming a Defaulting Lender) of the Letter of Credit Obligations then outstanding that exceeds an amount equal to (x) the aggregate amount of the Commitments of all Lenders (other than such Defaulting Lender) minus (y) the aggregate amount of the Loans and Letter of Credit Obligations of all Lenders (other than such Defaulting Lender) outstanding at such time, to be held by Agent on terms and conditions satisfactory to Agent and Issuing Bank as cash collateral for the Obligations and for so long as there is a Defaulting Lender, Issuing Bank shall not be required to issue any Letter of Credit, or increase or extend or otherwise amend any Letter of Credit, unless upon the request of Issuing Bank, Agent has cash collateral from Borrowers in an amount equal to the Pro Rata Share of the Defaulting Lender (calculated as in effect immediately prior to such Lender becoming a Defaulting Lender) of the Letter of Credit Obligations outstanding after giving effect to any such requested Letter of Credit (or increase, extension or other amendment) to be held by Agent on its behalf on terms and conditions satisfactory to Agent and Issuing Bank or there are other arrangements reasonably satisfactory to Issuing Bank with respect to the participation in Letters of Credit by such Defaulting Lender. Such cash collateral shall be applied first to the Letter of Credit Obligations before application to any other Obligations, notwithstanding anything to the contrary contained in Section 6.4 hereof. Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have to commence any legal action against a Lender as a result of any default by such Lender hereunder in fulfilling its Commitment.

6.12 Obligations Several; Independent Nature of Lenders’ Rights.

The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

6.13 Bank Products.

Borrowers and Guarantors, or any of their Subsidiaries, may (but no such Person is required to) request that the Bank Product Providers provide or arrange for such Person to obtain Bank Products from Bank Product Providers, and each Bank Product Provider may, in its sole discretion, provide or arrange for such Person to obtain the requested Bank Products. Borrowers and Guarantors or any of their Subsidiaries that obtains Bank Products shall indemnify and hold Agent, each Lender and their respective Affiliates harmless from any and all obligations now or hereafter owing to any other Person by any Bank Product Provider in connection with any Bank Products other than for gross negligence or willful misconduct on the part of any such indemnified Person. This Section 6.13 shall survive the payment of the Obligations and the termination of this Agreement. Borrower and its Subsidiaries acknowledge and agree that the obtaining of Bank Products from Bank Product Providers (a) is in the sole discretion of such Bank Product Provider, and (b) is subject to all rules and regulations of such Bank Product Provider. Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Financing Agreement to the parties for whom Agent is acting; provided, that, the rights of such Bank Product Provider hereunder and under any of the other Financing Agreements shall consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as set forth herein. In connection with any such distribution of payments and collections, Agent shall be entitled to assume that no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of any such liability owed to it as of the date of any such distribution.

SECTION 7. COLLATERAL REPORTING AND COVENANTS

7.1 Collateral Reporting.

(a) Borrowers shall provide Agent with the following documents in a form satisfactory to Agent:

(i) as soon as possible after the end of each calendar month (but in any event within ten (10) days after the end thereof) but if an Event of Default exists or has occurred or Excess Availability is less than twenty (20%) percent of the Maximum Credit or Excess Availability (calculated without regard to the Maximum Credit or the Inventory Loan Limit) is less than $75,000,000, then as soon as possible after the end of each calendar week (but in any event within two (2) Business Days after the end thereof), a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding period, duly completed and executed by the chief financial officer, vice president of finance, treasurer or controller of Administrative Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed, it being agreed that if borrowing base reporting under this Section 7.1(a)(i) shall have reverted from monthly to weekly, the frequency of such reporting shall in no event qualify hereunder for reinstatement as monthly reporting subject to the conditions set forth above until the passage of an additional six (6) month period thereafter;

(ii) as soon as possible after the end of each calendar month (but in any event within ten (10) Business Days after the end thereof), on a monthly basis or more frequently as Agent may request,

(A) perpetual inventory summary reports for each location by commodity type, raw materials, work-in-process, intermediate products and finished goods (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties),

(B) agings of accounts receivable (together with a reconciliation to the previous month’s aging and the general ledger),

(C) summary aging of outstanding accounts payable including a list of accruals and specification of the amounts of all commodities received from vendors for which invoices have not yet been received (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors, and other third parties from time to time in possession of any Collateral),

(iii) upon Agent’s request, (A) copies of customer statements, purchase orders, sales invoices, credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by any Borrower or Guarantor; and

(iv) such other reports as to the Collateral as Agent shall reasonably request from time to time.

(b) Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Agent contained herein and in the event of any conflict or inconsistency between the calculation of the Borrowing Base as set forth in any Borrowing Base Certificate and as determined by Agent in good faith, the determination of Agent shall govern and be conclusive and binding upon Borrowers and Guarantors absent demonstrable error. Without limiting the foregoing, Borrowers shall furnish to Agent any information which Agent may reasonably request regarding the determination and calculation of any of the amounts set forth in any Borrowing Base Certificate. The Borrowing Base may be adjusted based on the information set forth in the reports received by Agent under Section 7.1(a)(i) above. If any Borrower’s or Guarantor’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower and Guarantor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s instructions with respect to further services.

7.2 Accounts Covenants.

(a) Borrowers shall notify Agent promptly of: (i) any material delay in any Borrower’s performance of any of its material obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any material disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Borrower or Guarantor relating to the financial condition of any account debtor and (iii) any event or circumstance which, to the best of any Borrower’s or Guarantor’s knowledge, would cause Agent to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Agent’s consent, except in the ordinary course of a Borrower’s or Guarantor’s business in accordance with practices and policies previously disclosed in writing to Agent and except as set forth in the schedules delivered to Agent pursuant to Section 7.1(a) above, or if such credit, discount, allowance or extension or agreement does not exceed in any given year (A) $100,000 with respect to any such account debtor or (B) $500,000 with respect to all account debtors in the aggregate. So long as no Event of Default exists or has occurred and is continuing, Borrowers and Guarantors shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b) With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete in all material respects, (ii) no payments shall be made thereon except payments immediately delivered to Agent pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of each Borrower’s business in accordance with practices and policies previously disclosed to Agent, or if such credit, discount, allowance or extension or agreement does not exceed in any given year (x) $100,000 with respect to any such account debtor or (y) $500,000 with respect to all account debtors in the aggregate, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement, or if such credit, discount, allowance or extension or agreement does not exceed in any given year (x) $100,000 with respect to any such account debtor or (y) $500,000 with respect to all account debtors in the aggregate, (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c) Agent shall have the right at any time or times, in Agent’s name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

7.3 Inventory Covenants.

With respect to the Inventory: (a) each Borrower and Guarantor shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records in all material respects itemizing and describing the kind, type, quality and quantity of Inventory, such Borrower’s or Guarantor’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrowers and Guarantors shall conduct a physical count of the Inventory at their expense at least once each year but at any time or times as Agent may request on or after an Event of Default, and at any other time Agent may request at the expense of Agent and Lenders, and promptly following any such physical inventory shall supply Agent with a report in the form and with such specificity as may be reasonably satisfactory to Agent concerning such physical count; (c) no Borrower or Guarantor shall remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Borrower or Guarantor which is in transit to the locations set forth or permitted herein; (d) upon Agent’s request, Borrowers shall, at their expense, not less than two (2) times in any period of twelve (12) consecutive calendar months, but at any time or times as Agent may request on or after an Event of Default or if Excess Availability is less than twenty (20%) percent of the Maximum Credit or Excess Availability calculated without regard to the Maximum Credit or the Inventory Loan Limit is less than $75,000,000, deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (e) Borrowers and Guarantors shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in material conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (h) Borrowers and Guarantors shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower or Guarantor to repurchase such Inventory other than in the ordinary course of business with respect to any non-conforming goods; (i) Borrowers and Guarantors shall keep the Inventory in good and marketable condition in all material respects; and (j) Borrowers and Guarantors shall not, without prior written notice to Agent or the specific identification of such Inventory in a report with respect thereto provided by Administrative Borrower to Agent pursuant to Section 7.1(a) hereof, acquire or accept any Inventory on consignment or approval.

7.4 Equipment and Real Property Covenants.

With respect to the Equipment and Real Property: (a) Borrowers and Guarantors shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (b) Borrowers and Guarantors shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws in all material respects; (c) the Equipment is and shall be used in the business of Borrowers and Guarantors and not for personal, family, household or farming use; (d) the Equipment is now and shall remain personal property and Borrowers and Guarantors shall not permit any of the Equipment to be or become a part of or affixed to real property (but not including for this purpose any plumbing and electrical fixtures, heating, ventilation and air conditioning, wall and floor coverings, walls or ceilings and other fixtures not constituting trade fixtures); and (e) as between Agent and Lenders, on the one hand, and Borrowers and Guarantors, on the other hand, each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Equipment (but nothing contained herein shall be construed as the basis for any liability of any Borrower or Guarantor as to any third party).

7.5 Intellectual Property Covenants.

(a) Upon the filing by Borrowers and Guarantors of any application for the registration of (i) a Trademark or a Patent with the United States Patent and Trademark Office or any similar office or agency in the United States of America, any State thereof, any political subdivision thereof or in any other country or (ii) a Copyright with the United States Copyright Office or any similar office or agency in the United States of America, any State thereof, any political subdivision thereof or in any other country, Borrowers and Guarantors shall give Agent written notice of such action within sixty (60) days after taking such action. If, after the date hereof, any Borrower or Guarantor shall (i) obtain any (A) registered Trademark, or apply for any such registration in the United States Patent and Trademark Office or in any similar office or agency in the United States of America, any State thereof, any political subdivision thereof or in any other country or (B) Patent, including any reissue, division, continuation, continuation-in-part, or extension of any patent, file any Patent application, including any application for reissue or extension of any Patent, or any divisional, continuation, or continuation-in-part application in the United States Patent and Trademark Office or in any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, or (C) registered Copyright, or apply for any such registration in the United States Copyright Office or in any similar office or agency in the United States of America, any State thereof, any political subdivision thereof or in any other country or (ii) become the owner of any (A) Trademarks used in the United States of America or any State thereof, political subdivision thereof or in any other country, or (B) any Patent used in the United States of America, or any State thereof, political subdivision thereof or in any other country, or (C) Copyrights used in the United States of America or any State thereof, political subdivision thereof or in any other country, then with respect to any and all of the foregoing, the provisions of Section 5.1 hereof shall automatically apply thereto. Upon the request of Agent, Borrowers and Guarantors shall promptly execute and deliver to Agent any and all agreements, instruments and documents as may be reasonably requested by Agent and that are reasonably necessary to evidence the security interest in such Trademarks, Patents or Copyrights, as applicable, in favor of Agent.

(b) No Borrower or Guarantor has abandoned any of its material registered, issued or applied-for Trademarks, Patents or Copyrights that are material to its business and no Borrower or Guarantor will do any act, nor omit to do any act, whereby such Trademarks, Patents or Copyrights may become abandoned, invalidated, unenforceable, avoided, or avoidable, in each case, except as shall be consistent with its commercially reasonable business judgment. Borrowers and Guarantors shall notify Agent as soon as reasonably practicable if any application, registration, or recording with respect to the registered, issued or applied-for Trademarks, Patents or Copyrights that are material to its business becomes abandoned, canceled, invalidated or unenforceable.

(c) Borrowers and Guarantors shall render assistance, as Agent may reasonable request, to Agent in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office, any federal or state court, or any similar office or agency in the United States of America, any State thereof, any political subdivision thereof or in any other country, to maintain any application and registration of any Trademarks, Patents and Copyrights that are material to its business and to protect Agent’s interest therein.

7.6 Power of Attorney.

Each Borrower and Guarantor hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower’s and Guarantor’s true and lawful attorney-in-fact, and authorizes Agent, in such Borrower’s, Guarantor’s or Agent’s name, to, subject to the Term Loan Facility Intercreditor

Agreement with respect to Term Loan Priority Collateral: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on any Collateral, (ii) enforce payment of any of the Collateral by legal proceedings or otherwise, (iii) exercise all of such Borrower’s or Guarantor’s rights and remedies to collect any Collateral, (iv) sell or assign any Collateral upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew any of the Collateral, (vi) discharge and release any Collateral, (vii) prepare, file and sign such Borrower’s or Guarantor’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Collateral to an address designated by Agent, and open and dispose of all mail addressed to such Borrower or Guarantor and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Agent’s determination, to fulfill such Borrower’s or Guarantor’s obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment constituting Collateral or otherwise received in or for deposit in the Blocked Accounts and (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Collateral are sent or received, (iii) endorse such Borrower’s or Guarantor’s name upon any items of payment in respect of Collateral received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations, (iv) if, upon Agent’s request, any Borrower fails to do so, endorse such Borrower’s or Guarantor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) if, upon Agent’s request, any Borrower fails to do so, clear Inventory the purchase of which was financed with a Letter of Credit through U.S. Customs or foreign export control authorities in such Borrower’s or Guarantor’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s or Guarantor’s name for such purpose, and to complete in such Borrower’s or Guarantor’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (vi) sign such Borrower’s or Guarantor’s name on any verification of amounts owing constituting Collateral and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Each Borrower and Guarantor hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.7 Right to Cure.

Agent may, at its option, upon notice to Administrative Borrower, subject to the Term Loan Facility Intercreditor Agreement with respect to Term Loan Priority Collateral,(a) cure any default by any Borrower or Guarantor under any material agreement with a third party that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Borrower or Guarantor, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Agent’s judgment, is necessary or appropriate to preserve, protect, insure, maintain, record or enforce the Collateral and the rights of Agent and Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor, such amounts to be repayable by Borrowers on demand. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor. Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.8 Access to Premises.

From time to time as requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designee shall have complete access to all of each Borrower’s and Guarantor’s premises during normal business hours and after reasonable prior notice to Administrative Borrower, or at any time and without notice to Administrative Borrower if (i) an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower’s and Guarantor’s books and records, including the Records, it being agreed that unless an Event of Default shall exist or have occurred and be continuing, (ii) Excess Availability is less than twenty (20%) percent of the Maximum Credit or (iii) Excess Availability (calculated without regard to the Maximum Credit or the Inventory Loan Limit) is less than $75,000,000, Agent shall not conduct more than two (2) field audits of the Collateral and books and records, including the Records of Borrowers and Guarantors, in any calendar year, and (b) each Borrower and Guarantor shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may request, and Agent or any Lender or Agent’s designee may use during normal business hours such of any Borrower’s and Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

SECTION 8. REPRESENTATIONS AND WARRANTIES

Each Borrower and Guarantor hereby represents and warrants to Agent, Lenders and Issuing Bank the following (which shall survive the execution and delivery of this Agreement):

8.1 Existence, Power and Authority.

Each Borrower and Guarantor is a corporation or limited liability company or limited partnership duly organized and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation or limited liability company or limited partnership and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower’s and Guarantor’s corporate or limited liability company or limited partnership powers, (b) have been duly authorized, (c) are not in contravention of law or any order, judgment or decree of any court or other agency of government binding on any Borrower or Guarantor or the terms of any Borrower’s or Guarantor’s certificate of incorporation, certificate of formation, bylaws, operating agreement, limited partnership agreement or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower or Guarantor, other than liens permitted by this Agreement. This Agreement and the other Financing Agreements to which any Borrower or Guarantor is a party have been duly executed and delivered by such Borrower or Guarantor and constitute legal, valid and binding obligations of such Borrower or Guarantor enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar law limiting creditors’ rights generally and by general equitable principles.

8.2 Name; State of Organization; Chief Executive Office; Collateral Locations.

(a) The exact legal name of each Borrower and Guarantor is as set forth on the signature page of this Agreement and in the Information Certificate. No Borrower or Guarantor has, during the five years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b) Each Borrower and Guarantor is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number of each Borrower and Guarantor.

(c) The chief executive office and mailing address of each Borrower and Guarantor and each Borrower’s and Guarantor’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of any Borrower or Guarantor to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by a Borrower or Guarantor and sets forth the owners and/or operators thereof.

8.3 Financial Statements.

All financial statements relating to Parent and its Subsidiaries which have been or may hereafter be delivered by any Borrower or Guarantor to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of such Borrower and Guarantor as at the dates and for the periods set forth therein. The projections dated August 9, 2010 for the Fiscal Years ending 2010 through 2013 that have been delivered to Agent or any projections hereafter delivered to Agent (the “Projections”) have been prepared in light of the past operations of the businesses of Borrowers and Guarantors and are based upon estimates and assumptions stated therein, all of which Borrowers and Guarantors have determined to be reasonable and fair in light of the then current conditions and current facts at the time prepared and reflect the good faith and reasonable estimates of Borrowers and Guarantors at the time prepared of the future financial performance of Parent and its Subsidiaries and of the other information projected therein for the periods set forth therein (it being understood that actual results may differ from those set forth in the Projections and that such differences may be material).

8.4 Priority of Liens; Title to Properties.

The security interests and liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral and Agent will have a valid, perfected first priority security interest in all of the Collateral (in each case, other than Excluded Accounts) that may be perfected by the filing of a financing statement, the filing of a Mortgage or other similar document or instrument with respect to Real Property or interests therein, or the taking of delivery or control under the UCC or by appropriate filings with the United States Patent and Trademark Office or United States Copyright Office, except as to priority subject only to the security interests and liens of the Term Loan Facility Agent in the Term Loan Priority Collateral that are subject to the terms of the Term Loan Facility Intercreditor Agreement, to the liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof. Each Borrower and Guarantor has good and valid fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.

8.5 Tax Returns.

Except as set forth on Schedule 8.5 to the Information Certificate, each Borrower and Guarantor has filed, or caused to be filed, in a timely manner (including extensions) all federal income and other material tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower and Guarantor has paid or caused to be paid all federal income taxes and other material taxes due and payable or claimed due and payable in any assessment received by it, and knows of no proposed tax assessment against it, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower and Guarantor and with respect to which adequate reserves have been set aside on its books in accordance with GAAP.

8.6 Litigation.

Except as set forth on Schedule 8.6 to the Information Certificate, (a) there is no investigation by any Governmental Authority pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened in writing, against or affecting any Borrower or Guarantor, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened in writing, against any Borrower or Guarantor or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case, which if adversely determined against such Borrower or Guarantor has or could reasonably be expected to have a Material Adverse Effect.

8.7 Compliance with Other Agreements and Applicable Laws.

(a) Borrowers and Guarantors are not and have not been in default in any respect under, or in violation in any respect of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, except where such default or violation could not be reasonably expected to have a Material Adverse Effect. Borrowers and Guarantors are and have been in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses and properties, including those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws, in each case except where the failure to so comply could not be reasonably expected to have a Material Adverse Effect.

(b) Borrowers and Guarantors have obtained and maintained in full force and effect all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”), except to the extent the failure to so obtain and maintain would not reasonably be expected to have a Material Adverse Effect. There are no actions, claims or proceedings pending or to the best of Parent’s or any of its Subsidiaries’ knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

8.8 Environmental Compliance.

(a) Except as set forth on Schedule 8.8 to the Information Certificate, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of any Borrower’s or Guarantor’s knowledge threatened, with respect to any non compliance with or violation of the requirements of any Environmental Law by any Borrower or Guarantor and any Subsidiary of any Borrower or Guarantor or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which in any case could reasonably be expected to result in a Material Adverse Effect.

(b) Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and their Subsidiaries have no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials that could reasonably be expected to have a Material Adverse Effect.

(c) Borrowers, Guarantors and their Subsidiaries have all Permits required to be obtained or filed in connection with the operations of Borrowers and Guarantors under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect, and the operations of Parent and its Subsidiaries comply and have been in compliance with all Environmental Laws and all Permits except in such circumstances where the failure to have, maintain and comply with such permits or comply with Environmental Laws could not reasonably be expected to have a Material Adverse Effect.

(d) There are and, to each of Parent’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, including any Hazardous Materials Activities, which could reasonably be expected to form the basis of an Environmental Claim against Parent or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(e) Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) No event or condition has occurred or is occurring with respect to Parent or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

8.9 Employee Benefits.

(a) Except as could not be reasonably expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or State law. Each Plan which is intended to qualify under Section 401(a) of the Code has (i) either received a favorable determination letter (or opinion letter) from the Internal Revenue Service (“IRS”) or (ii) will be timely submitted to the IRS for a favorable determination letter (or opinion letter) and in the case of (i) and (ii) to the best of any Borrower’s or Guarantor’s knowledge, nothing has occurred which could reasonably be expected to cause the loss of such qualification. On the Closing Date there are no Pension Plans.

(b) Except as could not be reasonably expected to have a Material Adverse Effect, there are no pending, or to the best of any Borrower’s or Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan (other than routine claims for benefits). Except as could not be reasonably expected to have a Material Adverse Effect, there has been no non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) or violation of the fiduciary responsibility rules with respect to any Plan.

(c) (i) No ERISA Event has occurred and no condition, event or circumstance exists that could be reasonably expected to result in the occurrence of an ERISA Event; (ii) except as could not reasonably be expected to have a Material Adverse Effect, each Borrower and Guarantor, and their ERISA

Affiliates, have not incurred and no condition, event or circumstance exists that could be reasonably expected to result in, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) except as could not reasonably be expected to have a Material Adverse Effect, each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (iv) except as could not reasonably be expected to have a Material Adverse Effect, each Borrower and Guarantor, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA and (v) to the knowledge of the Borrowers, on the Closing Date, the potential liability of each Borrower, Guarantor or ERISA Affiliate of either, for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, does not exceed $750,000 and as of the most recent valuation date after the Closing Date, does not exceed $10,000,000.

8.10 Bank Accounts.

All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 5.3 hereof.

8.11 Intellectual Property.

Each Borrower and Guarantor owns or licenses or otherwise has the right to use all material Intellectual Property necessary for the operation of its business as presently conducted, except as could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, Borrowers and Guarantors do not own any material Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States of America, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and has not granted any material licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate. All such Intellectual Property is valid and subsisting in full force and effect, except as could not reasonably be expected to have a Material Adverse Effect. To the best of any Borrower’s and Guarantor’s knowledge, (a) the conduct of the business of each Borrower and Guarantor does not infringe any material intellectual property presently, in any material respect, and (b) no claim or litigation is pending or threatened against or affecting any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property material to its business, except as could not reasonably be expected to have a Material Adverse Effect. Schedule 8.11 to the Information Certificate sets forth all of the material agreements or other arrangements of each Borrower and Guarantor pursuant to which such Borrower or Guarantor has a license (other than commercially available off-the-shelf software) or other right to use any material Trademarks, logos, designs, representations or other material Intellectual Property owned by another person as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by any Borrower or Guarantor after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”). No material Intellectual Property at any time used by any Borrower or Guarantor which is owned by another person, or owned by such Borrower or Guarantor is subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent or Term Loan Facility Agent (subject to the terms of the Term Loan Facility Intercreditor Agreement), is affixed to any Eligible Inventory, except (i) to the extent permitted under the term of the License Agreements listed on Schedule 8.11 to the Information Certificate and (ii) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by such Borrower or Guarantor under applicable law (including the United States Copyright Act of 1976).

8.12 Subsidiaries; Affiliates; Capitalization; Solvency.

(a) As of the date hereof, each Borrower and Guarantor does not have any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in Schedule 8.12 to the Information Certificate.

(b) As of the date hereof, each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Equity Interests of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by such Borrower or Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of its Equity Interests or securities convertible into or exchangeable for such shares.

(c) As of the date hereof, the issued and outstanding shares of Equity Interests of each Borrower and Guarantor (other than Parent) are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, other than liens in favor of the Agent or permitted by this Agreement.

(d) As of the date hereof, Parent and its Subsidiaries, on a consolidated basis, are Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transactions contemplated hereunder.

8.13 Labor Disputes.

(a) Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all material collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.

(b) Except as set forth on Schedule 8.13(b) to the Information Certificate or as could not reasonably be expected to result in a Material Adverse Effect, there is (i) no material unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against it, before the National Labor Relations Board, and no material grievance or material arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to best of any Borrower’s or Guarantor’s knowledge, threatened against it, and (ii) no material strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against any Borrower or Guarantor.

8.14 Restrictions on Subsidiaries.

Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or Guarantor which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower or Guarantor or (b) the ability of any Borrower or Guarantor to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.

8.15 Material Contracts.

Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which any Borrower or Guarantor is a party or is bound as of the date hereof. As of the date hereof, Borrowers and Guarantors have delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof. Borrowers and Guarantors are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

8.16 Interrelated Businesses.

Borrowers and Guarantors make up a related organization of various entities constituting a single economic and business enterprise so that Borrowers and Guarantors share an identity of interests such that any benefit received by any one of them benefits the others. Borrowers and Guarantors render services to or for the benefit of the other Borrowers and/or Guarantors, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Borrowers and Guarantors (including inter alia, the payment by Borrowers and Guarantors of creditors of the other Borrowers or Guarantors and guarantees by Borrowers and Guarantors of indebtedness of the other Borrowers and Guarantors and provide administrative, marketing, payroll and management services to or for the benefit of the other Borrowers and Guarantors). Borrowers and Guarantors have centralized accounting and legal services, certain common officers and directors and generally do not provide consolidating financial statements to creditors.

8.17 Payable Practices.

Each Borrower and Guarantor has not made any material change in its historical accounts payable practices from those in effect immediately prior to the date hereof.

8.18 Accuracy and Completeness of Information.

All information furnished by or on behalf of any Borrower or Guarantor in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate, taken as a whole, is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not materially misleading in light of the circumstances under which such information was furnished. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Parent or Borrowers to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material. Since December 31, 2009, no event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof.

8.19 Survival of Warranties; Cumulative.

All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agent or any Lender.

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS

9.1 Maintenance of Existence.

(a) Each Borrower and Guarantor shall at all times preserve, renew and keep in full force and effect its corporate or limited liability company or limited partnership existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently or proposed to be conducted, including the filing of any renewal affidavits and applications with respect to Intellectual Property, as applicable, other than as permitted in Sections 7.5 and 9.7 hereto or where the failure to so maintain could not be reasonably expected to have a Material Adverse Effect.

(b) No Borrower or Guarantor shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than thirty (30) days (or such shorter period as is acceptable to Agent) prior written notice from Administrative Borrower of such proposed change in its corporate or limited liability company name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the Certificate of Incorporation of Formation of such Borrower or Guarantor providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower or Guarantor as soon as it is available.

(c) No Borrower or Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) or change its type of organization, jurisdiction of organization or other legal structure, unless Agent shall have received not less than thirty (30) days’ (or such shorter period as is acceptable to Agent) prior written notice from Administrative Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may reasonably require and Agent shall have received such agreements as Agent may reasonably require in connection therewith.

9.2 New Collateral Locations.

Each Borrower and Guarantor may only open any new location within the continental United States of America provided such Borrower or Guarantor (a) gives Agent written notice of the opening of any such new location within thirty (30) days after such opening and (b) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary to protect Agent’s interests in the Collateral at such location.

9.3 Compliance with Laws, Regulations, Etc.

(a) Each Borrower and Guarantor shall, and shall cause each Subsidiary other than an Unrestricted Subsidiary to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) Borrowers and Guarantors shall give written notice to Agent promptly upon any Borrower’s or Guarantor’s receipt of any notice of, or any Borrower’s or Guarantor’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the material release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any material non-compliance with or violation of any Environmental Law by any Borrower or Guarantor or (B) the material release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business, and other than as permitted under any applicable Environmental Law. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by such Borrower or Guarantor to Agent upon Agent’s request. Each Borrower and Guarantor shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

(c) Without limiting the generality of the foregoing, whenever Agent reasonably determines in writing that there is material non-compliance, or any condition which requires any material action by or on behalf of any Borrower or Guarantor in order to avoid any material non compliance, with any Environmental Law, Borrowers shall, at Agent’s written request and Borrowers’ expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where non-compliance or alleged non compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or such Borrower’s or Guarantor’s response thereto or the estimated costs thereof, shall change in any material respect.

(d) At the reasonable request of Agent and, in any event, to the extent required by applicable law, Borrowers shall establish and maintain, at their expense, a system to assure and monitor their continued compliance with all Environmental Laws in all of its operations, which system shall include reviews, as appropriate, of such compliance by employees or agents of Borrowers who are familiar with the requirements of the Environmental Laws. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations prepared by or for Borrowers shall be promptly furnished, or caused to be furnished, by Borrowers to Agent upon Agent’s request.

(e) Each Borrower and Guarantor shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any legally required cleanup or other remedial work with respect to any property of any Borrower or Guarantor and the preparation and implementation of any required closure, remedial or other required plans (“Losses”) unless it is determined pursuant to a final non-appealable order of a court of competent jurisdiction that the Losses were the result of acts or omissions constituting gross negligence or willful misconduct of Agent or any Lender (but without limiting the obligations of any Borrower or Guarantor as to any other Indemnitee (other than any officers, directors, agents or employees of the Indemnitee whose gross negligence or willful misconduct resulted in such losses, claims, damages, liabilities, costs or expenses)). All covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4 Payment of Taxes and Claims.

Each Borrower and Guarantor shall, and shall cause any Subsidiary (other than any Unrestricted Subsidiary) to file, or caused to be filed, in a timely manner (including extensions) all federal income and other material tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Parent and each of its Subsidiaries (other than any Unrestricted Subsidiary) has paid or caused to be paid in a timely manner (including extensions) all federal income taxes and other material taxes due and payable or claimed due and payable in any assessment received by it, and knows of no proposed tax assessment against it, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or Subsidiary (other than any Unrestricted Subsidiaries) and with respect to which adequate reserves have been set aside on its books in accordance with GAAP.

9.5 Insurance.

Each Borrower and Guarantor shall, and shall cause any Subsidiary other than an Unrestricted Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer. Borrowers and Guarantors shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if any Borrower or Guarantor fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for each Borrower and Guarantor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrowers and Guarantors shall cause Agent and Term Loan Agent to be named as loss payees as their respective interests may appear and as additional insureds (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantors shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance reasonably satisfactory to Agent and Term Loan Agent, as applicable. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent and Term Loan Agent as their respective interests may appear and further specify that Agent, Term Loan Agent and Lenders shall, in each case, be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their Affiliates. Without limiting any other rights of Agent or Lenders, subject to the Term Loan Facility Intercreditor Agreement, any insurance proceeds received by Agent and at any time may be applied to payment of the Obligations in any order and in such manner as Agent may determine. Subject to Section 2.5(e) hereof, upon application of such proceeds to the Revolving Loans, Revolving Loans may be available subject and pursuant to the terms hereof to be used for the costs of repair or replacement of the Collateral lost or damaged resulting in the payment of such insurance proceeds.

9.6 Financial Statements and Other Information.

(a) Each Borrower and Guarantor shall, and shall cause any Subsidiary other than an Unrestricted Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower, Guarantor and its Subsidiaries other than Unrestricted Subsidiaries in accordance with GAAP. Borrowers and Guarantors shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers and Guarantors, and Borrower shall notify the auditors and accountants of Borrowers and Guarantors that Agent is authorized to obtain such information directly from them. Without limiting the foregoing, Parent shall furnish or cause to be furnished to Agent and Lenders, the following:

(i) as soon as available, and in any event, within thirty (30) days after the end of each fiscal month of Borrowers and Guarantors (other than the end of any Fiscal Quarter) ending after the Closing Date, commencing with the month in which the Closing Date occurs, monthly unaudited consolidated financial statements and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and through such fiscal month, certified to be correct by the chief financial officer of Parent, subject to normal quarterly and year-end adjustments and the absence of footnotes and accompanied by a compliance certificate substantially in the form of Exhibit E hereto, along with a schedule in form reasonably satisfactory to Agent of the calculation of the Fixed Charge Coverage Ratio of Parent and its Subsidiaries for such month;

(ii) as soon as available, and in any event, within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year of Parent and its Subsidiaries commencing with the Fiscal Quarter in which the Closing Date occurs, quarterly unaudited consolidated financial statements and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and through such Fiscal Quarter, certified to be correct by the chief financial officer of Parent, subject to normal quarterly and year-end adjustments and the absence of footnotes and accompanied by a compliance certificate substantially in the form of Exhibit E hereto for such Fiscal Quarter, and a schedule detailing the calculation of EBITDA for such period;

(iii) as soon as available, and in any event, within ninety (90) days after the end of each Fiscal Year commencing with the Fiscal Year ending December 31, 2010, (A) audited consolidated financial statements of Parent and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and for such Fiscal Year, and (B) with respect to such consolidated financial statements a report thereon of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing selected by Parent, and reasonably satisfactory to Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards); and

(iv) at such time as available, but in no event later than sixty (60) days after the end of each Fiscal Year (commencing with the Fiscal Year of Borrowers ending December 31, 2010), projected consolidated financial statements (including in each case, forecasted balance sheets and statements of income and loss, statements of cash flow, and statements of shareholders’ equity) of Parent and its Subsidiaries for the next Fiscal Year, all in reasonable detail, and in a format consistent with the projections delivered by Parent to Agent prior to the date hereof, together with such supporting information as Agent may request. Such projected financial statements shall be prepared on a quarterly basis for the next succeeding Fiscal Year. Such projections shall represent the reasonable best estimate by Parent and its Subsidiaries of the future financial performance of Parent and its Subsidiaries for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein which Parent and its Subsidiaries believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such projected financial statements and that such differences may be material).

(b) If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Parent and its Subsidiaries delivered pursuant to Section 9.6(a)(ii) or (iii) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Agent.

(c) Borrowers and Guarantors shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $500,000 or which if adversely determined would result in any material adverse change in any Borrower’s or

Guarantor’s business, properties, assets, goodwill or condition, financial or otherwise, (ii) any Material Contract being terminated or amended in any material respect or any new Material Contract entered into (in which event Borrowers and Guarantors shall provide Agent with a copy of such Material Contract, subject to any confidentiality provisions thereof), (iii) any order, judgment or decree in excess of $5,000,000 shall have been entered against any Borrower or Guarantor any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by any Borrower or Guarantor, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

(d) Following a Qualified IPO, promptly after the sending or filing thereof, Borrowers shall send to Agent copies of (i) all reports which Parent or any of its Subsidiaries sends to its security holders generally, (ii) all reports and registration statements which Parent or any of its Subsidiaries files with the Securities Exchange Commission, any national or foreign securities exchange or the National Association of Securities Dealers, Inc., (iii) all press releases and (iv) all other statements concerning material changes or developments in the business of a Borrower or Guarantor made available by any Borrower or Guarantor to the public.

(e) Borrowers and Guarantors shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrowers and Guarantors, as Agent may, from time to time, reasonably request. Subject to the confidentiality provisions contained in Section 13.5, Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers and Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant. Each Borrower and Guarantor hereby irrevocably authorizes and directs all accountants or auditors to disclose to Agent and Lenders, in consultation with Administrative Borrower, such information as they may have regarding the business of any Borrower and Guarantor. Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Administrative Borrower to Agent or such Lender in writing.

9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc.

Each Borrower and Guarantor shall not, and shall not permit any Subsidiary other than an Unrestricted Subsidiary to, directly or indirectly,

(a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it except pursuant to a Permitted Acquisition or Permitted Investment (provided such merger or consolidation would not effect a Change of Control or otherwise contravene any provision of this Agreement); except, that, (i) any Borrower may merge or consolidate with or into any other Borrower and (ii) any wholly-owned Subsidiary of Parent (other than any Borrower) may merge with and into or consolidate with any other wholly-owned Subsidiary of Parent (other than any Borrower); provided, that, each of the following conditions is satisfied: (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Subsidiaries to so merge or consolidate, which notice shall set forth in reasonable detail, the persons that are merging or consolidating, which person will be the surviving entity, the locations of the assets of the persons that are merging or consolidating, and the material agreements and documents relating to such merger or consolidation, (B) Agent shall have received such other information with respect to such merger or consolidation as Agent may reasonably request, (C) as of the effective date of the merger or consolidation and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (D) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger or consolidation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (E) the surviving corporation shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which it is a party in writing, in form and substance satisfactory to Agent, and Borrowers and

Guarantors shall execute and deliver such other agreements, documents and instruments as Agent may request in connection therewith;

(b) make any Asset Sale, except for Permitted Dispositions;

(c) wind up, liquidate or dissolve; except, that, any Guarantor (other than Parent) or Subsidiary of Parent (other than a Borrower) may wind up, liquidate and dissolve; provided, that, each of the following conditions is satisfied, (i) the winding up, liquidation and dissolution of such Guarantor or other Subsidiary shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which any Borrower or Guarantor is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Guarantor or other Subsidiary shall be duly and validly transferred and assigned to its shareholders, free and clear of any liens, restrictions or encumbrances other than the security interest and liens of Agent and other liens permitted under this Agreement (and Agent shall have received such evidence thereof as Agent may require) and Agent shall have received such deeds, assignments or other agreements as Agent may request to evidence and confirm the transfer of such assets of such Guarantor to a Borrower, (iv) Agent shall have received all documents and agreements that any Borrower or Guarantor has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (v) no Borrower or Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, (vi) Agent shall have received not less than ten (10) Business Days prior written notice of the intention of such Guarantor or Subsidiary to wind up, liquidate or dissolve, and (vii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred; or

9.8 Encumbrances.

Each Borrower and Guarantor shall not, and shall not permit any Subsidiary other than an Unrestricted Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except:

(a) the security interests and liens of Agent for itself and the benefit of the Secured Parties and the rights of setoff of Secured Parties provided for herein or under applicable law and otherwise granted pursuant to any Financing Agreement;

(b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, or Guarantor or Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books in accordance with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower’s, Guarantor’s or Subsidiary’s business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower, Guarantor or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property to secure Indebtedness permitted under Section 9.9(b) hereof;

(f) pledges and deposits of cash by any Borrower or Guarantor or Subsidiary after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Borrower or Guarantor or Subsidiary as of the date hereof;

(g) pledges and deposits of cash by any Borrower or Guarantor or Subsidiary after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Borrower or Guarantor or Subsidiary as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance satisfactory to Agent;

(h) liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other assets not owned by any Borrower or Guarantor or Subsidiary located on the premises of such Borrower or Guarantor or Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Borrower or Guarantor or Subsidiary and the precautionary UCC financing statement filings in respect thereof;

(i) statutory or common law liens or rights of setoff of depository banks with respect to funds of any Borrower, Guarantor or their Subsidiaries at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with the deposit accounts maintained by such Borrower, Guarantor or Subsidiary at such banks (but not any other Indebtedness or obligations) so long as such rights are subject to the terms and conditions of a Deposit Account Control Agreement unless such deposit account is an Excluded Account;

(j) liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(k) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default; provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and (iv) Agent may establish a Reserve with respect thereto;

(l) liens and security interests of the Term Loan Facility Agent on the Collateral to secure (i) the Indebtedness of Borrowers and Guarantors under the Term Loan Documents permitted under Section 9.9(f) hereof and (ii) “Hedge Agreements” as defined in the Term Loan Agreement as in effect on the date hereof; provided, that, such liens and security interests as to all Collateral other than the Term Loan Facility Priority Collateral shall at all times be subject and subordinate to the liens and security interests of Agent therein and otherwise shall at all times be subject to the terms of the Term Loan Facility Intercreditor Agreement;

(m) License Agreements entered into by any Borrower, Guarantor or their Subsidiaries as of the date hereof as in effect on the date hereof and licenses with respect to Intellectual Property (including amendments and other modifications to existing License Agreements) to the extent permitted under clause (c) of the definition of Permitted Dispositions;

(n) liens listed as permitted encumbrances on Exhibit B to any of the Mortgages;

(o) liens or refundable security deposits or earnest money deposited as a down payment on the purchase price in respect of any Permitted Acquisition;

(p) liens on property and assets acquired in connection with and not in contemplation of a Permitted Acquisition to the extent permitted hereunder;

(q) the security interests and liens set forth on Schedule 8.4 to the Information Certificate;

(r) any interest or title of a lessor under any lease or sublease entered into by any Borrower, Guarantor or their Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(s) liens securing Indebtedness permitted under Section 9.9(b) and (d) hereof, in each case, in accordance with the terms thereof; or

(t) liens securing Indebtedness permitted by Section 9.9(p) hereof, provided any such Lien shall encumber only those assets which secured such Indebtedness at the time such assets were acquired by Borrowers or their Subsidiaries;

(u) other liens securing obligations (other than Indebtedness of the type described in clauses (a) or (g) of the definition thereof) in an aggregate amount not to exceed $1,000,000 at any time outstanding and

(v) security interests in Excluded Accounts and the contents thereof securing obligations permitted by Section 9.9(e).

9.9 Indebtedness.

Each Borrower and Guarantor shall not, and shall not permit any Subsidiary other than an Unrestricted Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

(a) the Obligations;

(b) purchase money Indebtedness (including Capital Leases) to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property, or assumed purchase money Indebtedness in connection with a Permitted Acquisition and Permitted Refinancing Indebtedness in respect thereof; provided, that, (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $5,000,000, (ii) such security interests and mortgages do not apply to any property of such Borrower, Guarantor or Subsidiary other than the Equipment or Real Property so acquired, and (iii) the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

(c) the Indebtedness of any Borrower, Guarantor or their Subsidiaries to any other Borrower, Guarantor or their Subsidiaries arising after the date hereof pursuant to any Investment permitted under the definition of “Permitted Investments”; provided, that, (i) in the case of any Indebtedness owing to a Borrower or Guarantor, the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Agent upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, and (ii) as of the date any such Indebtedness, the chief financial officer of the Borrower or Guarantor making the loan or other Investment shall have certified to Agent that such Borrower or Guarantor, after giving effect thereto, is Solvent based upon the most recent financial statements of Borrowers and Guarantors delivered to Agent in accordance with the terms hereof;

(d) Indebtedness of any Subsidiary to Borrowers or to any other Subsidiary, or of Borrowers to any Subsidiary; provided, (i) all such Indebtedness shall be evidenced by the Intercompany Note, and, if owed to a Borrower or a Guarantor, shall be subject to the security interest therein of Agent, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note, (iii) any payment by any such Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Guarantor to Borrowers or to any of its Subsidiaries for whose benefit such payment is made and (iv) such Indebtedness is permitted as an Investment under clauses (k) and (l) of the definition of Permitted Investment;

(e) Indebtedness of Parent or any of its Subsidiaries entered into in the ordinary course of business pursuant to a Specified Hedge Agreement, Hedge Agreement or other Swap Agreement; provided, that, (i) such arrangements are not for speculative purposes and (ii) such Indebtedness shall be unsecured, except to the extent such Indebtedness (A) constitutes part of the obligations arising under or pursuant to Hedge Agreements with any Bank Product Provider that are secured under the terms hereof or except to the extent secured by letters of credit or pledges or deposits of cash as permitted under Section 9.8 hereof or (B) constitutes part of the “Obligations” under (and as defined in) the Term Loan Agreement with respect to “Hedge Agreements” (as defined in the Term Loan Agreement) that are secured under the terms of the Term Loan Documents as in effect on the date hereof;

(f) the Indebtedness of Borrowers and Guarantors evidenced by or arising under the Term Loan Documents (as each are in effect on the date hereof or permitted to be amended hereunder); provided, that, each of the following conditions is satisfied;

(i) the aggregate principal amount of such Indebtedness at any time shall not exceed the Maximum Term Loan Amount (as defined in the Term Facility Intercreditor Agreement),

(ii) Agent and each Lender shall have received true, correct and complete copies of all of the material Term Loan Documents or other agreements, documents, and instruments evidencing or otherwise related to such Indebtedness, each as executed and delivered by the parties thereto,

(iii) Borrowers and Guarantors shall not, directly or indirectly, make any payments of principal or interest or reimburse any expenses in respect of such Indebtedness; except, that, Borrowers thereunder may (A) make regularly scheduled payments of principal and interest, (B) reimburse expenses in respect thereof, and (C) make mandatory prepayments; in each case, under clauses (A), (B) and (C), in cash, when due in accordance with the terms of the Term Loan Agreement (as in effect on the date hereof or as amended as permitted hereunder); except, that, Borrowers and Guarantors shall not directly or indirectly make any mandatory prepayment based on excess cash flow or similar measures unless each of the following conditions is satisfied:

(1) such payments shall be made annually (commencing with the Fiscal Year (as defined in the Term Loan Agreement) ending December 31, 2011), no later than ten (10)

Business Days following the date on which audited financial statements of Parent and its Subsidiaries are required to be delivered to the Term Loan Agent for such Fiscal Year;

(2) the aggregate amount of any such Excess Cash Flow Payments (as defined in the Term Facility Intercreditor Agreement) in any Fiscal Year shall not exceed the amount required to be made pursuant to Section 2.11(e) of the Term Loan Agreement (which, as of the date hereof, is an amount equal to (x) seventy-five (75%) percent of Excess Cash Flow (as defined in the Term Facility Intercreditor Agreement) minus (y) voluntary repayments of the Term Loan Debt (as defined in the Term Facility Intercreditor Agreement) made within such Fiscal Year; provided, during any Fiscal Year in which the Leverage Ratio (as defined in the Term Loan Agreement) determined for such Fiscal Year, by reference to the Compliance Certificate (as defined in the Term Loan Agreement) delivered to the Term Loan Facility Agent pursuant to the Term Loan Agreement, calculating the Leverage Ratio as of the last day of such Fiscal Year) shall be 2.5:1 or less, Borrowers and Guarantors shall only be required to make Excess Cash Flow Payments in any Fiscal Year in an aggregate amount equal to (aa) fifty (50%) percent of such Excess Cash Flow minus (bb) voluntary repayments of the Term Loan Debt (as defined in the Term Facility Intercreditor Agreement) made within such Fiscal Year;

(D) the aggregate amount of any such Excess Cash Flow Payments (as defined in the Term Facility Intercreditor Agreement) on any payment date therefor shall be in an amount, if any, that does not result in the following: (1) the daily average of the aggregate amount of the sum of Excess Availability (as defined in the Term Facility Intercreditor Agreement using the most recent calculation of the Borrowing Base prior to the date of any such payment) and Qualified Cash (as defined in the Term Facility Intercreditor Agreement) for the period of thirty (30) consecutive days immediately preceding the date of such Excess Cash Flow Payment to be less than $25,000,000 on a pro forma basis and (2) as of the date of any such Excess Cash Flow Payment and after giving effect thereto, on a pro forma basis, the aggregate amount of the sum of Excess Availability (using the most recent calculation of the Borrowing Base prior to the date of any such payment) and Qualified Cash (as defined in the Term Facility Intercreditor Agreement) to be less than $25,000,000; provided, that, for the avoidance of doubt and notwithstanding anything herein to the contrary, Borrowers and Guarantors shall be permitted to make, and be required by the terms of the Term Loan Documents to make, any Excess Cash Flow Payment in an amount that does not result in a breach of this Section 9.9(f)(iii)(2)(D) even if the amount of any such Excess Cash Flow Payment is not the full amount that would have otherwise been due and payable on such date pursuant to the terms of the Term Loan Documents (the amount of any such Excess Cash Flow Payment that shall continue to be due and owing after any such payment permitted to be made hereunder, the “Unpaid Amount”);

To the extent that as of the date that any Excess Cash Flow Payment is due under the terms of the Term Loan Agreement (such date, the “ECF Payment Date”) Borrowers are not permitted to make such payment as a result of Section 9.9(f)(iii) above, or to make such payment in the full amount that would otherwise have been due and payable on such ECF Payment Date, Borrowers shall make, and shall be permitted to make, an Excess Cash Flow Payment in such full amount or any such Unpaid Amount, as the case may be, on any date following such ECF Payment Date on which the conditions set forth in Section 9.9(f)(iii) above shall be satisfied (which dates may, but need not, include any of the next dates for any scheduled payments (including, without limitation, pursuant to Section 2.9 of the Term Loan Agreement) under the Term Loan Agreement) in an amount equal to such unpaid amounts from any prior ECF Payment Date.

(iv) Notwithstanding the foregoing, Borrowers and Guarantors may make voluntary prepayments in respect of such Indebtedness; provided, that, each of the following conditions is satisfied:

(A) as of the date of such voluntary prepayment and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing; and

(B) the average of the Excess Availability for the forty-five (45) consecutive day period immediately preceding the date of such voluntary prepayment shall be not less than $75,000,000 and as of the date of any such voluntary prepayment and after giving effect thereto, using the most recent calculation of the Borrowing Base prior to the date of any such payment, on a pro forma basis, the aggregate amount of the Excess Availability shall be not less than $75,000,000.

(v) Borrowers and Guarantors shall not, directly or indirectly, amend, modify, alter or change any material terms of such Indebtedness or any of the Term Loan Documents unless otherwise not prohibited under the Term Loan Facility Intercreditor Agreement;

(vi) Borrowers and Guarantors shall furnish to Agent all demands or material notices in connection with such Indebtedness either received by any Borrower or Guarantor or on its or their behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its or their behalf concurrently with the sending thereof, as the case may be; and

(vii) the security interests and liens and other terms thereof shall be subject to the Term Loan Facility Intercreditor Agreement to the extent provided for therein;

(g) (i) guarantees by Borrower or any Guarantor of Indebtedness of Borrower or any other Guarantor, (ii) guarantees by any Subsidiary of Parent of Indebtedness of Borrower or any Guarantor; and (iii)guarantees by Borrower or any Guarantor of Indebtedness of any Subsidiary that is not Borrower or a Guarantor, with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 9.9; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations; provided, further, that such guarantees shall not exceed the limits provided for in the definition of Permitted Investments;

(h) unsecured Indebtedness of any Borrower, Guarantor or their Subsidiaries arising after the date hereof to any third person (but not to any other Borrower or Guarantor or Subsidiary thereof), whether incurred in connection with a stock repurchase permitted under Section 9.11(d) or otherwise; provided, that, each of the following conditions is satisfied: (i) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, and (ii) in no event shall the aggregate principal amount of such Indebtedness incurred during the term of this Agreement exceed $10,000,000;

(i) guarantees by any Borrower or Guarantor of the Obligations of the other Borrowers or Guarantors in favor of Agent for the benefit of the Secured Parties;

(j) Indebtedness arising out of the issuance of surety, stay, customs or appeal bonds, performance bonds and performance and completion guarantees, in each case incurred in the ordinary course of business;

(k) Indebtedness in connection with overdraft protection arrangements with financial institutions in respect of disbursement accounts of Borrowers, Guarantors and their Subsidiaries maintained in the ordinary course of business and not outstanding for more than five (5) days;

(l) Indebtedness arising out of Permitted Acquisitions and consisting of obligations of any Borrower, Guarantor or their Subsidiaries under provisions relating to indemnification, adjustment of purchase price with respect thereto based on changes in working capital and earn-outs based on the income generated by the assets acquired in any such Permitted Acquisition after the consummation thereof;

(m) unsecured Indebtedness owed to sellers constituting consideration for Permitted Acquisitions in an aggregate amount not to exceed $10,000,000;

(n) unsecured Indebtedness of any Unrestricted Subsidiary to any Borrower, Guarantor or other Subsidiary; provided, that, (i) the aggregate amount of all such Indebtedness shall not, in the aggregate, exceed $500,000 and (ii) as of the date of the incurrence any such Indebtedness, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(o) the Indebtedness set forth on Schedule 9.9 of the Information Certificate;

(p) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by Borrower or any of its Subsidiaries, in each case after the Closing Date as the result of a Permitted Acquisition, in an aggregate amount not to exceed $5,000,000 at any one time outstanding, provided that (A) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (B) such Indebtedness is not guaranteed in any respect by Parent or any Subsidiary (other than by any such person that so becomes a Subsidiary), and (ii) Permitted Refinancing Indebtedness of any Indebtedness specified in subclause (i) above; and

(q) Indebtedness of a Borrower or any of its Subsidiaries consisting of obligations to insurance companies to pay insurance premiums arising in the ordinary course of business and not in connection with the borrowing of money or Specified Hedge Agreements, Hedge Agreements or any other Swap Agreement.

9.10 Investments.

Each Borrower and Guarantor shall not, and shall not permit any Subsidiary other than an Unrestricted Subsidiary to, directly or indirectly, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any capital contribution or other investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit or all or a substantial part of the assets or property of any other Person (whether through purchase of assets, merger or otherwise), or form or acquire any Subsidiaries, or agree to do any of the foregoing, unless such agreement has been consented to in writing by Agent, or includes as a condition to the effectiveness of such agreement that Agent’s consent thereto shall be obtained or that as of the consummation of the transactions contemplated thereby all of the Obligations shall be fully and finally paid and satisfied and this Agreement shall be terminated in accordance with the terms hereof, (each of the foregoing an “Investment”), except:

(a) Permitted Investments;

(b) Permitted Acquisitions; and

(c) the loans and advances set forth on Schedule 9.10 to the Information Certificate; provided, that, as to such loans and advances, Borrowers and Guarantors shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto in any manner adverse to Agent and Lenders and Borrowers and Guarantors shall furnish to Agent all demands or material notices in connection with such loans and advances either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.

Notwithstanding the foregoing, in no event shall Borrower or any Guarantor make any Investment which results in or facilitates in any manner any Restricted Junior payment not otherwise permitted under the terms of Section 9.11.

For purposes hereof, the amount of any Investment shall be the original principal or capital amount thereof less (x) 100% of all cash and the fair market value of all non-cash assets received at any time on or after the Closing Date by a Borrower or Guarantor whether as income, return of capital or proceeds of the sale of such Investment and (y) 100% of all loan repayments, proceeds of intercompany loans and other payments whether in cash or non-cash assets (the amount of such non-cash assets being the fair market value thereof), except for amounts included in the foregoing clause (x), received any time on or after the Closing Date by Borrower or any Guarantors and shall, if made by the transfer of exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange.

9.11 Dividends and Redemptions.

Each Borrower and Guarantor shall not, directly or indirectly, declare or pay any Restricted Junior Payment on account of any shares of any class of any Equity Interests of such Borrower or Guarantor now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for any Restricted Junior Payment, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Equity Interests (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum for any Restricted Junior Payment, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing; except, that:

(a) Parent or any of its Subsidiaries may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire Equity Interests for consideration in the form of other Equity Interests of the same class (so long as after giving effect thereto no Change of Control or other Default or Event of Default shall exist or occur);

(b) Parent or any of its Subsidiaries may pay dividends to the extent expressly permitted in Section 9.12 below;

(c) any Borrower or Guarantor (other than Parent) may pay dividends in cash, from legally available funds therefor, to Parent in an aggregate amount not to exceed $500,000 during any twelve (12) month period, solely for the purpose of paying for expenses that are due and payable and actually incurred by Parent in connection with the ordinary corporate governance and maintenance arising out of the relationship between such Borrower or Guarantor (other than Parent) and Parent (in Parent’s capacity as the direct or indirect owner of all of the issued and outstanding equity interests of such Borrower); provided, that, the proceeds of any such dividends shall (i) be immediately applied by Parent to pay such expenses or paid as a dividend to Halkos Holdings, LLC, for payment of such expenses by Halkos Holdings, LLC and (ii) the aggregate amount of such expenses paid in any Fiscal Year shall not exceed $500,000;

(d) Parent and its Subsidiaries may repurchase Equity Interests consisting of common stock held by employees pursuant to any employee stock ownership plan or similar employee incentive plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of such plan (and Parent and its Subsidiaries may make Restricted Junior Payments for the purpose of funding such repurchases); provided, that, as to any such repurchase, each of the following conditions is satisfied: (1) as of the date of the payment for such repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (2) such repurchase shall be paid with funds legally available therefor, (3) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which Parent or such Subsidiary is a party or by which Parent or such Subsidiary or its or their property are bound, and (4) the aggregate amount of all payments for such repurchases (and Restricted Junior Payments for the purpose of funding such repurchases) in any calendar year shall not exceed $1,000,000;

(e) Parent or any of its Subsidiaries may pay management fees to the extent expressly permitted in Section 9.12(b)(ii);

(f) any Subsidiary of a Borrower or Guarantor may declare and pay dividends to its immediate parent;

(g) Parent and Administrative Borrower may make the Closing Date Dividends on the Closing Date only with proceeds advanced under the Term Loan Agreement; and

(h) Parent and its Subsidiaries may make additional Restricted Junior Payments in an aggregate amount not to exceed $5,000,000 in any Fiscal Year; provided, that, (i) both immediately prior to and immediately after giving pro forma effect to such Restricted Payment, the Leverage Ratio under (and as defined in) the Term Loan Agreement as of the most recently completed period of four Fiscal Quarters for which financial statements have been delivered pursuant to Section 9.6(a)(ii) or (iii) does not exceed 1.50 to 1.00, (ii) Excess Availability shall be not less than $75,000,000, (iii) the Fixed Charge Coverage Ratio of parent and its Subsidiaries (on a consolidated basis) determine as of the end of the most recently ended month for which financial statements have been delivered pursuant to Section 9.6(a)(i) shall be not less than 1.1 to 1.0 for the period of the immediately preceding twelve (12) consecutive calendar months, and (iv) no Default or Event of Default shall exist or have occurred and be continuing.

9.12 Transactions with Affiliates.

Each Borrower and Guarantor shall not, directly or indirectly:

(a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any Affiliate of such Borrower or Guarantor, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s or Guarantor’s business (as the case may be) and upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm’s length transaction with an unaffiliated person, except for:

(i) purchases and sales of Inventory or Equipment in the ordinary course of business;

(ii) transactions between or among Parent and Subsidiaries of Parent otherwise permitted under this Agreement;

(iii) the Transactions; and

(iv) any transaction in respect of which the Administrative Borrower delivers to the Agent a letter addressed to the board of directors of Parent from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Administrative Borrower qualified to render such letter and (B) satisfactory to the Agent, which letter states that such transaction is on terms that are no less favorable to Parent or such Subsidiary than Parent or such Subsidiary would obtain in a comparable arm’s length transaction with an unaffiliated person; or

(b) make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of such Borrower or Guarantor, except in each case:

(i) reasonable compensation, indemnification and reimbursement expenses to officers, employees and directors for services rendered to such Borrower or Guarantor in the ordinary course of business;

(ii) payments by Borrowers or Guarantors to KPS and its Affiliates of a management fee in an aggregate amount per calendar quarter not to exceed $250,000 for all such payments in such calendar quarter (the “Quarterly Amount”); provided, that, as to any such payment, as of the date of such payment and after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom; provided, that, if the aggregate amount of management fees paid by Borrowers and Guarantors under this Section 9.12(b)(ii) during any calendar quarter is less than the Quarterly Amount for such calendar quarter, then the Quarterly Amount for the next calendar quarter shall be increased by an amount equal to such shortfall;

(iii) reimbursement of reasonable out-of-pocket costs and expenses incurred by KPS or its Affiliates for the direct benefit of any Borrower and Guarantor in the ordinary course and pursuant to the reasonable requirements of such Borrower’s and Guarantor’s business; provided, that, (A) as of the date of any such reimbursement and after giving effect thereto, no Default or Event of Default exists or has occurred or would result therefrom and (B) no payments made under this Section 9.12(b)(iii) shall be duplicative of any amounts paid in accordance with Section 9.11(d) hereof;

(iv) the payments permitted by Section 9.11(d);

(v) payments by any Borrower, Guarantor or their Subsidiaries to Parent for the payment of Taxes which are directly attributable to such Borrower, Guarantor or Subsidiary by or on behalf of Parent;

(vi) payments to Sponsor Affiliated Lenders (as defined in the Term Loan Documents) to the extent expressly permitted hereunder;

(vii) transactions among Borrowers, Guarantors and Subsidiaries to the extent expressly permitted hereunder; and

(viii) the making of any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangement, stock options and stock ownership plans approved by the board of directors of Parent and permitted under this Agreement.

9.13 Compliance with ERISA.

Each Borrower and Guarantor shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Code and other Federal and State law, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification, excluding for such purpose, any loss of qualification which can be restored, which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect under the Internal Revenue Service Employee Plans Compliance Resolution System (currently set forth in Revenue Procedure 2003-44) or under any successor or other Internal Revenue Service program; (c) not allow or suffer to exist any non-exempt prohibited transaction involving any Plan or any trust created thereunder which would subject such Borrower or Guarantor or such ERISA Affiliate to a material tax or other liability on prohibited transactions imposed under ERISA or Section 4975 of the Code, which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and (d) not engage in a transaction that could be subject to Section 4212(c) of ERISA.

9.14 End of Fiscal Years; Fiscal Quarters.

Each Borrower and Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ other than its Unrestricted Subsidiaries’ Fiscal Years to end on December 31 of each year, and Fiscal Quarters to end on the last day of each of March, June, September and December of each year.

9.15 Change in Business.

Each Borrower and Guarantor shall not engage in any business other than the business of such Borrower or Guarantor on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower or Guarantor is engaged on the date hereof.

9.16 Limitation of Restrictions Affecting Subsidiaries (other than Unrestricted Subsidiaries).

Each Borrower and Guarantor shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower or Guarantor other than an Unrestricted Subsidiary to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor other than an Unrestricted Subsidiary; (b) make loans or advances to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor other than an Unrestricted Subsidiary, (c) transfer any of its properties or assets to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor other than an Unrestricted Subsidiary; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, except for encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) the Term Loan Documents as in effect on the Closing Date and as they may be amended or otherwise modified in accordance with the Term Loan Facility Intercreditor Agreement, (iv) agreements with respect to the Indebtedness under Section 9.9(b) hereof, (v) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (vi) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (vii) any agreement relating to Indebtedness permitted pursuant to Section 9.9(p), (viii) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued, and (ix) any arrangement or agreement arising in connection with a Permitted Disposition so long as such restrictions apply only to the asset to be disposed pending completion of such Permitted Disposition.

9.17 Fixed Charge Coverage Ratio.

At any time that (a) the average of the Excess Availability for the immediately preceding five (5) consecutive day period is less than fifteen (15%) percent of the Maximum Credit or (b) Excess Availability is less than twelve and one-half (12.5%) percent of the Maximum Credit, the Fixed Charge Coverage Ratio of Parent and its Subsidiaries (on a consolidated basis) determined as of the end of the most recently ended month for which Agent has received financial statements shall be not less than 1.1 to 1.0 for the period of the immediately preceding twelve (12) consecutive calendar months.

9.18 Minimum Excess Availability.

Excess Availability (without regard to the Maximum Credit or the Inventory Loan Limit) for any period of two (2) consecutive days shall be not less than $10,000,000.

9.19 Modifications of Organizational Documents and Certain Other Agreements.

Borrowers and Guarantors shall not, and shall not permit any Subsidiary other than an Unrestricted Subsidiary to amend, modify, waive or otherwise change its certificate of incorporation, articles of association, certificate of formation, limited liability agreement or other organizational documents, as applicable, after the Closing Date, including, without limitation, entering into any new agreement with respect to any of its Equity Interests, except for amendments, waivers, modifications or other changes that do not materially adversely affect the rights and privileges of any Borrower or Guarantor, or its Subsidiaries and do not affect the ability of a Borrower, Guarantor or such Subsidiary to amend, modify, renew or supplement the terms of this Agreement or any of the other Financing Agreements, or otherwise adversely affect the interests of Agent or Lenders and so long as at the time of any such amendment, modification or change, no Default or Event of Default shall exist or have occurred. The terms and provisions of the Term Loan Documents shall not be amended, modified, waived or otherwise changed except for any such amendment, modification, waiver or change that shall be made in accordance with the terms of the Term Loan Facility Intercreditor Agreement.

9.20 Foreign Assets Control Regulations, Etc.

None of the requesting or borrowing of the Loans or the requesting or issuance, extension or renewal of any Letter of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 USC §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56). None of Borrowers or any of their Subsidiaries or other Affiliates is or will become a “blocked person” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

9.21 Additional Guaranties and Collateral Security; Redesignation of Guarantors; Further Assurances.

(a) In the case of the formation or acquisition by a Borrower or Guarantor of any Subsidiary after the date hereof (other than an Unrestricted Subsidiary), as to any such Subsidiary, (i) the Borrower or Guarantor forming such Subsidiary shall cause any such Subsidiary to execute and deliver to Agent, the following (each in form and substance reasonably satisfactory to Agent), (A) an absolute and unconditional guarantee of payment of the Obligations, (B) a security agreement granting to Agent, subject to the Term Loan Facility Intercreditor Agreement, a first priority security interest and lien (except as otherwise consented to in writing by Agent) upon all of the assets of any such Subsidiary (subject to the percentage limitation set forth in Section 5.2(a) hereof with respect to certain “controlled foreign corporations”, in the case of Equity Interests of such Subsidiary), and (C) such other agreements, documents and instruments as Agent may require in connection with the documents referred to above in order to make such Subsidiary a party to this Agreement as a “Borrower” or as a “Guarantor” as Agent may determine, including, but not limited to, supplements and amendments hereto, authorization to file UCC financing statements, consents, waivers, acknowledgments and other agreements from third persons (other than Collateral Access Agreements) which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, corporate resolutions and other organization and authorizing documents of such Person, and favorable opinions of counsel to such person and (ii) the Borrower or Guarantor forming such Subsidiary shall (A) execute and deliver to Agent, a pledge and security agreement, in form and substance satisfactory to Agent, granting to Agent a pledge of and lien on all of the issued and outstanding shares of Equity Interests of any such Subsidiary (subject to the percentage limitation set forth in Section 5.2(a) hereof with respect to certain “controlled foreign corporations”), and (B) deliver to the Term Loan Facility Agent the original stock certificates evidencing such shares of Equity Interests (or such other evidence as may be issued in the case of a limited liability company), together with stock powers with respect thereto duly executed in blank (or the equivalent thereof in the case of a limited liability company in which such interests are certificated, or otherwise take such actions as Agent shall require with respect to Agent’s security interests therein).

(b) In the case of an acquisition of assets (other than Equity Interests) by a Borrower or Guarantor after the date hereof, Agent shall have received, in form and substance satisfactory to Agent, (i) evidence that Agent has valid and perfected security interests in and liens upon all purchased assets to the extent such assets constitute Collateral hereunder, (ii) consents, waivers, acknowledgments and other agreements from third persons (other than Collateral Access Agreements) which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, (iii) the agreement of the seller consenting to the collateral assignment by the Borrower or Guarantor purchasing such assets of all rights and remedies and claims for damages of such Borrower or Guarantor relating to the Collateral (including, without limitation, any bulk sales indemnification) under the agreements, documents and instruments relating to such acquisition or evidence that Borrowers have failed to obtain the foregoing after utilizing commercially reasonable efforts to obtain such consent and (iv) such other agreements, documents and instruments as Agent may require in connection with the documents referred to above, including, but not limited to, supplements and amendments hereto, corporate resolutions and other organization and authorizing documents and favorable opinions of counsel to such person.

(c) Administrative Borrower may, from time to time, request that Agent redesignate one or more Guarantors as Borrowers hereunder, which redesignation shall be effective upon the execution and delivery of documents and instruments as Agent may reasonably require in connection therewith, each of which shall be in form and substance reasonably satisfactory to Agent, it being hereby acknowledged by the parties that no assets or properties of any Guarantor redesignated as a Borrower hereunder shall constitute Eligible Accounts or Eligible Inventory under the criteria set forth in such definitions until such time as Agent shall have conducted such field examinations and/or appraisals of the assets and properties of the Guarantor to be so redesignated, the methodology and results of which shall be in all respects satisfactory to Agent.

(d) At the request of Agent at any time and from time to time, Borrowers and Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain, record and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements.

(e) Agent may at any time and from time to time request a certificate from an officer of any Borrower or Guarantor representing that all conditions precedent to the making of Loans and providing Letters of Credit contained herein are satisfied. In the event of such request by Agent, Agent and Lenders may, at Agent’s option, cease to make any further Loans or provide any further Letters of Credit until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied and cause each owner of the Equity Interests of any such Subsidiary to execute and deliver promptly and in any event within three (3) days after the formation or acquisition of such Subsidiary a Pledge Agreement, together with (i) if certificated, certificates evidencing (A) all of the Equity Interests of any such Subsidiary organized under the laws of the United States of America, or (B) sixty-five (65%) percent of the Equity Interests of any such Subsidiary organized under the laws of a jurisdiction other than the United States of America, (ii) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (iii) such opinion of counsel as Agent may reasonably request and (iv) such other agreements, instruments, approvals, legal opinions or other documents requested by Agent.

(f) Within five (5) days after the Closing Date (or such longer period as Agent may approve in its reasonable discretion) Agent shall have received endorsements reasonably satisfactory to Agent, naming Agent, for the benefit of Secured Parties, as loss payee and additional insured, as the case may be, under the insurance policies required hereunder and under the other Financing Agreements.

9.22 After Acquired Real Property.

If any Borrower or Guarantor hereafter acquires any Real Property, fixtures or any other property that is of the kind or nature described in the Mortgages and such Real Property, fixtures or other property is adjacent to, contiguous with or necessary or related to or used in connection with any Real Property then subject to a Mortgage, or if such Real Property is not adjacent to, contiguous with or related to or used in connection with such Real Property, then if such Real Property, fixtures or other property at any location (or series of adjacent, contiguous or related locations, and regardless of the number of parcels) has a fair market value in an amount equal to or greater than $1,000,000 (or if a Default or Event of Default exists, then regardless of the fair market value of such assets), without limiting any other rights of Agent or any Lender, or duties or obligations of any Borrower or Guarantor, promptly upon Agent’s request, such Borrower or Guarantor shall within sixty (60) days following the date of such acquisition execute and deliver to Agent a mortgage, deed of trust or deed to secure debt, as Agent may determine, in form and substance substantially similar to the Mortgages and as to any provisions relating to specific state laws satisfactory to Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Agent a lien and mortgage on and security interest in such Real Property (subject to the Term Loan Facility Intercreditor Agreement), fixtures or other property (except as such Borrower or Guarantor would otherwise be permitted to incur hereunder or under the Mortgages or as otherwise consented to in writing by Agent acting reasonably) and such other agreements, documents and instruments as Agent may reasonably require in connection therewith.

9.23 Costs and Expenses.

Borrowers and Guarantors shall pay to Agent on demand all costs, expenses, filing or recording fees and taxes (without duplication of any amounts payable pursuant to Section 6.5 of this Agreement) paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including UCC financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable, without duplication of any amounts payable pursuant to Section 6.5 of this Agreement); (b) costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, background checks, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any Issuing Bank in connection with any Letter of Credit; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and such Borrower’s or Guarantor’s operations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $1,000 per person per day), it being agreed that Agent shall not conduct more than two (2) field examinations in any calendar year, unless (i) an Event of Default has occurred and is continuing, or (ii) Excess Availability is less than twenty (20%) percent of the Maximum Credit or (iii) Excess Availability (calculated without regard to the Maximum Credit or the Inventory Loan Limit) is less than $75,000,000, in which case Agent shall be entitled to conduct such field examinations as it may require; and (g) the fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing. In addition, Borrowers and Guarantors agree to pay or reimburse upon demand each Lender for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Financing Agreement, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Borrower, Guarantor or Subsidiary thereof, any Financing Agreement or any Obligation (or the response to and preparation for any subpoena or request for document production relating thereto), including fees and disbursements of lead counsel for and on behalf of Lenders collectively.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

10.1 Events of Default.

The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a) (i) any Borrower or Guarantor fails to pay any of the Obligations when due, or in the case of any Obligation other than principal, within three (3) Business Days thereof or (ii) any Borrower or Guarantor fails to perform any of the terms, covenants, conditions or provisions contained in Section 6.7, 9.1, 9.2, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.17, 9.18, 9.20 or 9.23 of this Agreement or (iii) any Borrower or Guarantor fails to perform any of the terms, covenants, conditions or provisions contained in Section 5.3, 6.3, 6.4, 6.5, 7.1, 7.2, 7.3, 7.4, 7.5, 7.6 or 7.7 of this Agreement and such failure shall continue for ten (10) days or (iv) any Borrower or Guarantor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i), 10.1(a)(ii) and 10.1(a)(iii) above and such failure shall continue for thirty (30) days; provided, that, such ten (10) or thirty (30) day period, as applicable, shall not apply in the case of: (A) any failure to observe any such term, covenant, condition or provision which is not capable of being cured at all or within such ten (10) or thirty (30) day period, as applicable, or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Borrower or any Guarantor of any such term, covenant, condition or provision or (C) any failure to observe any such term, covenant, condition or provision if Agent determines in good faith that such failure, or the inability of Agent to exercise any of its rights and remedies in respect of such failure during such ten (10) or thirty (30) day period, as applicable, could reasonably be expected to be adverse to the interests of Agent or any Lender in any material respect;

(b) any representation, warranty or statement of fact made by any Borrower or Guarantor to Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c) any Guarantor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;

(d) any judgment for the payment of money is rendered against any Borrower or Guarantor in excess of $10,000,000 in the aggregate (to the extent not covered by insurance where the insurer has not disputed coverage for such judgment) and shall remain undischarged or unvacated for a period in excess of forty-five (45) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Guarantor or any of the Revolving Loan Priority Collateral having a value in excess of $5,000,000;

(e) any Borrower or Guarantor dissolves or suspends or discontinues doing business (except as expressly permitted under Section 9.7(a) hereof);

(f) any Borrower or Guarantor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Guarantor or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or any Borrower or Guarantor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Guarantor or for all or any part of its property;

(i) any default in respect of any Indebtedness of any Borrower or Guarantor (other than Indebtedness owing to Agent and Lenders hereunder) in any case in an amount in excess of $10,000,000, which default continues for more than the applicable cure period, if any, with respect thereto, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto;

(j) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in Collateral having an aggregate value in excess of $5,000,000 purported to be subject thereto (except as otherwise permitted herein or therein);

(k) an ERISA Event shall occur;

(l) any Change of Control; or

(m) the indictment by any Governmental Authority of any Borrower or Guarantor, as to which there is a reasonable possibility of an adverse determination, under any criminal statute, or commencement of criminal proceedings against such Borrower or Guarantor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Revolving Loan Priority Collateral having a value in excess of $5,000,000 or (ii) any other property of any Borrower or Guarantor which could reasonably be expected to result in a Material Adverse Effect.

10.2 Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Guarantor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Guarantor of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Borrower or Guarantor to collect the Obligations without prior recourse to the Collateral.

(b) Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, at its option and shall upon the direction of the Required Lenders, (i) upon notice to Administrative Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), and (ii) terminate the Commitments whereupon the obligation of each Lender to make any Loan and Issuing Bank to issue any Letter of Credit shall immediately terminate (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), the Commitments and any other obligation of the Agent or a Lender or Issuing Bank hereunder shall automatically terminate).

(c) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Borrower or Guarantor, at Borrowers’ expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or Guarantor, which right or equity of redemption is hereby expressly waived and released by Borrowers and Guarantors and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Administrative Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrowers and Guarantors waive any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower and Guarantor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrowers will either, as Agent shall specify, furnish cash collateral to Issuing Bank to be used to secure and fund the reimbursement obligations to Issuing Bank in connection with any Letter of Credit Obligations or furnish cash collateral to Agent for the Letter of Credit Obligations. Such cash collateral shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations. Borrowers shall, concurrently with the execution and delivery of this Agreement, execute and deliver to Agent five (5) originals of a Special Power of Attorney in the form of Exhibit F annexed hereto for the implementation of the assignment, sale or other disposition of the Intellectual Property pursuant to Agent’s exercise of the rights and remedies granted to Agent hereunder arising after the occurrence of an Event of Default.

(d) At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, enforce the rights of any Borrower or Guarantor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, subject to the terms of the Term Loan Facility Intercreditor Agreement, Agent may, in its discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrowers and Guarantors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(e) To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(f) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent shall have the following rights and remedies which may be exercised without notice to, or consent by, any Borrower or Guarantor except as such notice or consent is expressly provided for hereunder:

(i) Agent may require that no Borrower or Guarantor nor any Affiliate or Subsidiary of any Borrower or Guarantor make any use of the Trademarks, Patents or Copyrights for any purpose whatsoever. For the purpose of enabling Agent to exercise the rights and remedies hereunder, each Borrower and Guarantor hereby grants to Agent, to the extent of such Borrower’s or Guarantor’s right to grant the same, an irrevocable, non-exclusive license (exercisable solely at any time an Event of Default shall exist or have occurred and only for so long as the same is continuing) without payment of royalty or other compensation to any Borrower or Guarantor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower or Guarantor and constituting Collateral, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof. Any such license or licenses may be general, special or otherwise, and may be granted on an exclusive or non-exclusive basis throughout all or any part of the United States of America, its territories and possessions, and all foreign countries.

(ii) Agent may assign, sell or otherwise dispose of the Intellectual Property constituting Collateral or any part thereof, either with or without special conditions or stipulations; except, that, if notice to Borrowers and Guarantors of intended disposition of Intellectual Property is required by law, the giving of five (5) days prior written notice to Administrative Borrower of any proposed disposition shall be deemed reasonable notice thereof and Borrowers and Guarantors waive any other notice with respect thereto. Agent shall have the power to buy the Intellectual Property constituting Collateral or any part thereof, and Agent shall also have the power to execute assurances and perform all other acts which Agent may, in its discretion, deem appropriate or proper to complete such assignment, sale, or disposition. In any such event, Borrower and Guarantors shall be liable for any deficiency.

(iii) In addition to the foregoing, in order to implement the assignment, sale, or other disposition of any of the Intellectual Property constituting Collateral pursuant to the terms hereof, Agent may at any time execute and deliver on behalf of Borrowers and Guarantors one or more instruments of assignment of the Trademarks, Patents or Copyrights (or any application, registration, or recording relating thereto), in form suitable for filing, recording, or registration. Borrowers and Guarantors agree to pay Agent on demand all costs incurred in any such transfer of the Intellectual Property, including, but not limited to, any taxes, fees, and attorneys’ fees and legal expenses. Borrowers and Guarantors agree that Agent and Lenders have no obligation to preserve rights to the Intellectual Property against any other parties.

(iv) Agent shall apply the proceeds actually received from any such license, assignment, sale or other disposition of any of the Intellectual Property constituting Collateral in accordance with Section 6.4 hereof. Borrowers and Guarantors shall remain liable to Agent and any of the other Secured Parties for any of the Obligations remaining unpaid after the application of such proceeds, and Borrowers and Guarantors shall pay Agent on demand any such unpaid amount, together with interest at the rate then applicable to the Obligations as set forth herein.

(v) Borrowers and Guarantors shall use commercially reasonable efforts to supply to Agent or to Agent’s designee, Borrowers’ and Guarantors’ knowledge and expertise relating to the manufacture, sale and distribution of the products and services to which the Intellectual Property constituting Collateral relates and Borrowers’ and Guarantors’ customer lists and other records relating to the Intellectual Property constituting Collateral and the distribution thereof.

(vi) All of Agent’s rights and remedies, whether provided under this Agreement, the other Financing Agreements, applicable law, or otherwise, shall be cumulative and not exclusive and shall be enforceable alternatively, successively, or concurrently as Agent may deem expedient. No failure or delay on the part of Agent or any other Secured Party in exercising any of its options, power or rights or partial or single exercise thereof, shall constitute a waiver of such option, power or right.

(g) At any time an Event of Default exists or has occurred and is continuing, Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations. Borrowers and Guarantors shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

(h) Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, (i) Agent and Lenders may, at Agent’s option, and upon the occurrence of an Event of Default at the direction of the Required Lenders, Agent and Lenders shall, without notice, (A) cease making Loans or arranging for Letters of Credit or reduce the lending formulas or amounts of Loans and Letters of Credit available to Borrowers and/or (B) terminate any provision of this Agreement providing for any future Loans to be made by Agent and Lenders or Letters of Credit to be issued by Issuing Bank and (ii) Agent may, at its option, establish such Reserves as Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

SECTION 11.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b) Borrowers, Guarantors, Agent, Lenders and each Issuing Bank irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York for New York County and the United States District Court for the Southern District of New York, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except, that, Agent and Lenders shall have the right to bring any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its or their property).

(c) Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon any Borrower or Guarantor (or Administrative Borrower on behalf of such Borrower or Guarantor) in any other manner provided under the rules of any such courts.

(d) BORROWERS, GUARANTORS, AGENT, LENDERS AND ISSUING BANK EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTORS, AGENT, LENDERS AND ISSUING BANK EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, AGENT, ANY LENDER OR ISSUING BANK MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Agent and Secured Parties shall not have any liability to any Borrower or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent, such Lender and Issuing Bank, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Agent, Lenders and Issuing Bank shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement. Each Borrower and Guarantor: (i) certifies that neither Agent, any Lender, Issuing Bank nor any representative, agent or attorney acting for or on behalf of Agent, any Lender or Issuing Bank has represented, expressly or otherwise, that Agent, Lenders and Issuing Bank would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent, Lenders and Issuing Bank are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2 Waiver of Notices.

Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower or Guarantor which Agent or any Lender may elect to give shall entitle such Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.

11.3 Amendments and Waivers.

(a) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent’s option, by Agent with the authorization or consent of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by Borrowers and Guarantors and such amendment, waiver, discharge or termination shall be effective and binding as to all Lenders and Issuing Bank only in the specific instance and for the specific purpose for which given; except, that, no such amendment, waiver, discharge or termination shall:

(i) reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letters of Credit, in each case without the consent of each Lender directly affected thereby,

(ii) increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(iii) increase the amount of the Maximum Credit without the consent of all Lenders;

(iv) release any Collateral, including any Term Loan Priority Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), without the consent of Agent and all of Lenders,

(v) reduce any percentage specified in the definition of Required Lenders, without the consent of Agent and all of Lenders,

(vi) consent to the assignment or transfer by any Borrower or Guarantor of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders,

(vii) amend, modify or waive any terms of this Section 11.3 hereof or of Sections 6.4, 12.8, 12.11(a) or 12.11(b), without the consent of Agent and all of Lenders;

(viii) increase the advance rates constituting part of the Borrowing Base, without the consent of Agent and all of Lenders; or

(ix) amend or modify the definitions of Borrowing Base, Eligible Accounts or Eligible Inventory (or adjust the application of the criteria therein), in each case, only if the effect of such amendment or modification is to increase the amount of the Borrowing Base, or increase the Inventory Loan Limit or the Letter of Credit Limit, in each case, without the consent of Agent and all of Lenders.

(b) Agent, Lenders and Issuing Bank shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent, any Lender or Issuing Bank of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent, any Lender or Issuing Bank would otherwise have on any future occasion, whether similar in kind or otherwise.

(c) Notwithstanding anything to the contrary contained in Section 11.3(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of Required Lenders to such amendment, waiver, discharge or termination is obtained, then Agent shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Agent of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Wells Fargo or such Eligible Transferee as Agent may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto. Wells Fargo shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify the date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender) ; except, that, on the date of such purchase and sale, Wells Fargo, or such Eligible Transferee specified by Agent shall pay to the Non-Consenting Lender (except as Wells Fargo and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee). Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.

(d) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this Section 11.3. The consent of Issuing Bank shall be required for any amendment, waiver or consent affecting the rights or duties of Issuing Bank hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section; provided, that, the consent of Issuing Bank shall not be required for any other amendments, waivers or consents. Notwithstanding anything to the contrary contained in Section 11.3(a) above, (i) in the event that Agent shall agree that any items otherwise required to be delivered to Agent as a condition of the initial Loans and Letters of Credit hereunder may be delivered after the date hereof, Agent may, in its discretion, agree to extend the date for delivery of such items or take such other action as Agent may deem appropriate as a result of the failure to receive such items as Agent may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of any Lender and (ii) Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Borrower, Guarantor or any of their Subsidiaries and amend the terms hereof or of any of the other Financing Agreements as may be necessary or desirable to reflect any such change, in each case without the approval of any Lender.

(e) The consent of Agent and any Bank Product Provider that is providing Bank Products and has outstanding any such Bank Products at such time that are secured hereunder shall be required for any amendment to the priority of payment of Obligations arising under or pursuant to any Hedge Agreements of a Borrower or Guarantor or other Bank Products as set forth in Section 6.4(a) hereof.

11.4 Waiver of Counterclaims.

Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5 Indemnification.

Each Borrower and Guarantor shall, jointly and severally, indemnify and hold Agent, each Lender and Issuing Bank, and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel; provided, that, the foregoing indemnity shall not, as to any Indemnitee, apply to (a) losses, claims, damages, liabilities or costs or expenses (i) to the extent they have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the material breach of a material term of this Agreement by such Indemnitee or any of its Affiliates or any of the officers, directors, employees, agents, controlling persons or members of any of the foregoing, or (ii) arising out of any proceeding that does not involve an act or omission of any Borrower or Guarantor or any of their respective Affiliates and that is brought by any Indemnitee against any other Indemnitee (other than any proceeding brought by Agent against any other Indemnitee in its capacity as Agent at the direction of Administrative Borrower or otherwise in the performance of the duties or the exercise of the authority customarily associated with the role of Agent or as provided for in the Loan Agreement), or (iii) to the extent determined by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (b) any settlement entered into by such Indemnitee without the written consent of Administrative Borrower (so long as such consent is not unreasonably withheld, conditioned or delayed). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Financing Agreements or the transaction contemplated hereby or thereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12. THE AGENT

12.1 Appointment, Powers and Immunities.

Each Secured Party irrevocably designates, appoints and authorizes Wells Fargo to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent, Syndication Agent and Documentation Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Secured Party; (b) shall not be responsible to Secured Parties for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other

Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Guarantor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Secured Parties for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.

12.2 Reliance by Agent.

Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3 Events of Default.

(a) Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letters of Credit hereunder, unless and until Agent has received written notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, unless and until otherwise directed by the Required Lenders, Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit is in the best interests of Lenders.

(b) Except with the prior written consent of Agent, no Secured Party may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Obligations or other Obligations, as against any Borrower or Guarantor or any of the Collateral or other property of any Borrower or Guarantor.

12.4 Wells Fargo in its Individual Capacity.

With respect to its Commitment and the Loans made and Letters of Credit issued or caused to be issued by it (and any successor acting as Agent), so long as Wells Fargo shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wells Fargo in its individual capacity as Lender hereunder. Wells Fargo (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Wells Fargo and its Affiliates may accept fees and other consideration from any Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5 Indemnification.

Lenders agree to indemnify Agent and Issuing Bank (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6 Non-Reliance on Agent and Other Lenders.

Each Secured Party agrees that it has, independently and without reliance on Agent or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Guarantors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or Guarantor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Guarantor. Agent will provide or otherwise make available to Lenders, copies of any information received by Agent from any Borrower or Guarantor which is required to be provided to Agent or deemed to be requested by Agent hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from any Borrower, Guarantor or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lender by Agent or deemed requested by Lenders hereunder (including the documents provided for in Section 12.10 hereof), Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Guarantor that may come into the possession of Agent.

12.7 Failure to Act.

Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8 Additional Loans.

Agent and Swing Line Lender (or Agent on behalf of Swing Line Lender) shall not make any Loans or an Issuing Bank provide any Letter of Credit to any Borrower on behalf of Lenders intentionally and with actual knowledge that such Loans or Letter of Credit would cause the aggregate amount of the total outstanding Loans and Letters of Credit to exceed the Borrowing Base, without the prior consent of all Lenders; except, that, Agent may make such additional Revolving Loans or an Issuing Bank may provide such additional Letter of Credit on behalf of Lenders, intentionally and with actual knowledge that such Revolving Loans or Letter of Credit will cause the total outstanding Loans and Letters of Credit to exceed the Borrowing Base, as Agent may deem necessary or advisable in its discretion; provided, that: (a) the total principal amount of the additional Revolving Loans or additional Letters of Credit to any Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Loans equal or exceed the Borrowing Base, plus the amount of Special Agent Advances made pursuant to Section 12.11(a)(ii) hereof then outstanding, shall not exceed the aggregate amount equal to five (5%) percent of the Maximum Credit and shall not cause the total principal amount of the Loans and Letters of Credit to exceed the Maximum Credit and (b) no such additional Revolving Loan or Letter of Credit shall be outstanding more than ninety (90) days after the date such additional Revolving Loan or Letter of Credit is made or issued (as the case may be), except as the Required Lenders may otherwise agree. Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Revolving Loans or Letters of Credit.

12.9 Concerning the Collateral and the Related Financing Agreements.

Each Secured Party authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Secured Party agrees that any action taken by Agent or Required Lenders (or such greater percentage as may be required hereunder) in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders (or such greater percentage as may be required hereunder) of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all Secured Parties.

12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders.

By signing this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base prepared or received by Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”), appraisals with respect to the Collateral and financial statements with respect to Parent and its Subsidiaries received by Agent;

(b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrowers and Guarantors and will rely significantly upon Borrowers’ and Guarantors’ books and records, as well as on representations of Borrowers’ and Guarantors’ personnel; and

(d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.

12.11 Collateral Matters.

(a) Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letters of Credit hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrowers and Guarantors of the Loans and other Obligations; provided, that, (A) the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) outstanding at any time, plus the then outstanding principal amount of the additional Loans and Letters of Credit which Agent may make or provide as set forth in Section 12.8 hereof, shall not exceed the amount equal to five (5%) percent of the Maximum Credit and (B) the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) outstanding at any time, plus the then outstanding principal amount of the Loans and the Letter of Credit Obligations, shall not exceed the Maximum Credit, except at Agent’s option; provided, that, to the extent that the aggregate principal amount of Special Agent Advances plus the then outstanding principal amount of the Loans exceed the Maximum Credit the Special Agent Advances that are in excess of the Maximum Credit shall be for the sole account and risk of Agent and notwithstanding anything to the contrary set forth herein, no Lender shall have any obligation to provide its share of such Special Agent Advances in excess of the Maximum Credit or its respective Commitment, or (iii) to pay any other amount chargeable to any Borrower or Guarantor pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of (A) costs, fees and expenses and (B) payments to Issuing Bank in respect of any Letter of Credit Obligations. The Special Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Interest on Special Agent Advances shall be payable at the Interest Rate then applicable to Base Rate Loans and shall be payable on demand. Without limitation of its obligations pursuant to Section 6.11, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. on that day by each of the three leading brokers of Federal funds transactions in New York selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Base Rate Loans.

(b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Administrative Borrower or any Borrower or Guarantor certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) with the consent of Required Lenders, having a value in the aggregate in any twelve (12) consecutive calendar month period of less than $20,000,000, and to the extent Agent may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or (v) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreement, or (vi) approved, authorized or ratified in writing by all of Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section. In no event shall the consent or approval of an Issuing Bank to any release of Collateral be required. Nothing contained herein shall be construed to require the consent of any Bank Product Provider to any release of any Collateral or termination of security interests in any Collateral. Without limiting any of the foregoing, Agent may in its discretion determine not to accept for itself and on behalf of Secured Parties a Mortgage in respect of any Real Property if Agent shall determine in its sole discretion that as a result of environmental issues in respect of any such Real Property it would not be in the best interest of Secured Parties to obtain a Mortgage or other interest therein.

(c) Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by such Borrower or Guarantor.

(d) Agent shall have no obligation whatsoever to any Secured Party or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letters of Credit hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender or Issuing Bank.

(e) Without limiting the generality of the foregoing, each Lender agrees that (i) such Lender has received and reviewed a copy of the Term Loan Facility Intercreditor Agreement and any exhibits and schedules to them, (ii) Agent is authorized to execute, deliver and perform its obligations under the Term Loan Facility Intercreditor Agreement on behalf of such Lender, and (iii) such Lender is and shall be bound (as a Lender) in all respects by the terms and conditions of the Term Loan Facility Intercreditor Agreement as if a direct signatory party thereto.

12.12 Agency for Perfection.

Each Secured Party hereby appoints Agent and each other Secured Party as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Secured Party hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Secured Party obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

12.13 Successor Agent.

Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Administrative Borrower. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders with the consent of Administrative Borrower which shall not be unreasonably withheld, delayed or conditioned. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Administrative Borrower, a successor agent from among Lenders. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

12.14 Legal Representation of Agent.

In connection with the negotiation, drafting, and execution of this Agreement and the other Financing Agreements, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Otterbourg, Steindler, Houston & Rosen, P.C. has only represented and shall only represent Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association in its capacity as Issuing Bank and as Agent and a Lender. Each other Lender hereby acknowledges that such firm does not represent it in connection with any such matters.

12.15 Other Agent Designations.

Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Agent”, “Syndication Agent”, “Documentation Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Any such designation shall be effective upon written notice by Agent to Administrative Borrower of any such designation. Any Lender that is so designated as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS

13.1 Term.

(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on August 18, 2014 (the “Maturity Date”), unless sooner terminated pursuant to the terms hereof. In addition, Borrowers may terminate this Agreement at any time upon five (5) Business Days prior written notice to Agent (the timing of which termination may be conditioned on the closing of other credit facilities but the giving of such notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time on or after an Event of Default. Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received full and final payment (and including any contingent liability of Agent to any bank at which deposit accounts of Borrowers and Guarantors are maintained under any Deposit Account Control Agreement) and for any of the Obligations arising under or in connection with any Bank Products in such amounts as the party providing such Bank Products may reasonably require, and any amounts deemed reasonably necessary by Agent in respect of any reimbursement provisions hereof for which a claim or demand for payment has been made or in respect of any indemnification provisions for which a notice for indemnification has been issued (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner satisfactory to such other party). The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the then outstanding Letters of Credit. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon.

(b) No termination of the Commitments, this Agreement or any of the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or any of the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, each Borrower and Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrowers or Guarantors, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.

13.2 Interpretative Provisions.

(a) All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c) All references to any Borrower, Guarantor, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d) The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e) The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.

(f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent.

(g) All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned and the observance of reasonable commercial standards of fair dealing based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it. Borrowers and Guarantors shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by any Borrower or Guarantor at any time.

(h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Parent most recently received by Agent prior to the date hereof. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.

(i) Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York, New York on such day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(l) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(m) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

13.3 Notices.

(a) All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. Notices delivered through electronic communications shall be effective to the extent set forth in Section 13.3(b) below. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Borrower or Guarantor, to the address of such Borrower or Guarantor as set forth below:

Global Brass and Copper, Inc.

1901 N. Roselle Road, Suite 800

Schaumburg, IL 60195

Attention: John Walker

E-mail: John.Walker@gbcmetals.com

Chase Brass and Copper Company, LLC

14212 County Road M-50

Montpelier, OH 43543-0152

Attention: Devin Denner

E-mail: ddenner@chasebrass.com

GBC Metals, LLC

427 N. Shamrock St.

East Alton, IL 62024

Attention: John Wasz

E-mail: john.wasz@olinbrass.com

Chase Brass, LLC

14212 County Road M-50

Montpelier, OH 43543-0152

Attention: Devin Denner

E-mail: ddenner@chasebrass.com

A.J. Oster, LLC

275 West Natick Road, Ste. 500

Warwick, RI 02886

Attention: Dan Becker

E-mail: dan.becker@ajoster.com

Global Brass and Copper Holdings, Inc.

427 N. Shamrock St.

East Alton, IL 62024

Attention: John Walker

E-mail: John.Walker@gbcmetals.com

Bryan Metals, LLC

427 N. Shamrock St.

East Alton, IL 62024

Attention: John Wasz

E-mail: john.wasz@olinbrass.com

Olin Fabricated Metal Products, LLC

427 N. Shamrock St.

East Alton, IL 62024

Attention: John Wasz

E-mail: john.wasz@olinbrass.com

Chase Industries, LLC

14212 County Road M-50

Montpelier, OH 43543-0152

Attention: Devin Denner

E-mail: ddenner@chasebrass.com

A.J. Oster Foils, LLC

275 West Natick Road, Ste. 500

Warwick, RI 02886

Attention: Dan Becker

E-mail: dan.becker@ajoster.com

A.J. Oster Caribe, LLC

275 West Natick Road, Ste. 500

Warwick, RI 02886

Attention: Dan Becker

E-mail: dan.becker@ajoster.com

A.J. Oster West, LLC

275 West Natick Road, Ste. 500

Warwick, RI 02886

Attention: Dan Becker

E-mail: dan.becker@ajoster.com

in each case, with a copy to:

Global Brass and Copper, Inc.

427 N. Shamrock St.

East Alton, IL 62024

Attention: Susan G. Fishbein

E-mail: Susan.Fishbein@gbcmetals.com

If to Agent or Issuing Bank:

Wells Fargo Bank, National Association, successor by merger to Wachovia

Bank, National Association

12 East 49th Street

New York, New York 10017

Attention: Portfolio Manager

Telephone No.:     (212) 840-2000

  Telecopy No.:     (212) 545-4555

(b) Notices and other communications to Lenders and an Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent or as otherwise determined by Agent; provided, that, the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Section 2 hereof if such Lender or Issuing Bank, as applicable, has notified Agent that it is incapable of receiving notices under such Section by electronic communication. Unless Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) ; provided, that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.

13.4 Partial Invalidity.

If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5 Confidentiality.

(a) Agent, each Lender and Issuing Bank shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by any Borrower pursuant to this Agreement; provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Agent, such Lender or Issuing Bank is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or Issuing Bank or to any Affiliate of any Lender so long as such Lender, Participant (or prospective Lender or Participant as long as such prospective Lender or Participant agrees to be bound by the terms of this Section 13.5), Issuing Bank or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 13.5, or (iv) to counsel for Agent, any Lender, Participant (or prospective Lender or Participant) or Issuing Bank.

(b) In the event that Agent, any Lender or Issuing Bank receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender or Issuing Bank, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to Agent or such Lender or Issuing Bank, Agent or such Lender or Issuing Bank will promptly notify Administrative Borrower of such request so that Administrative Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of Agent’s or such Lender’s or Issuing Bank’s expenses, cooperate with Administrative Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Administrative Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to Agent or such Lender or Issuing Bank.

(c) In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower, Guarantor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent, any Lender (or any Affiliate of any Lender) or Issuing Bank on a non-confidential basis from a person other than a Borrower or Guarantor, (iii) to require Agent, any Lender or Issuing Bank to return any materials furnished by a Borrower or Guarantor to Agent, a Lender or Issuing Bank or prevent Agent, a Lender or Issuing Bank from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Agent, Lenders and Issuing Bank under this Section 13.5 shall supersede and replace the obligations of Agent, Lenders and Issuing Bank under any confidentiality letter signed prior to the date hereof or any other arrangements concerning the confidentiality of information provided by any Borrower or Guarantor to Agent or any Lender.

(d) Agent and Lenders may share with their respective Affiliates any information relating to the Credit Facility and Borrowers and Guarantors. Agent and Lenders may disclose information relating to the Credit Facility to Gold Sheets and other similar bank trade publications with such information to consist of deal terms and other information customarily found in such publications. In addition, Agent and Lenders and their respective Affiliates may otherwise use the corporate names, logos and other insignia of Borrowers and Guarantors in “tombstones” or other advertisements or public statements or other marketing materials of Agent and Lenders and their respective Affiliates.

13.6 Successors.

This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Secured Parties, Borrowers, Guarantors and their respective successors and assigns; except, that, no Borrower may assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Secured Party may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agent and Secured Parties with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.7 Assignments; Participations.

(a) Each Lender may assign all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective without the prior written consent of Agent (except with respect to a transfer by a Lender to another Lender or an Affiliate or Approved Fund of a Lender), (ii) so long as no Event of Default has occurred and is continuing, such transfer or assignment will not be effective until recorded by Agent on the Register and with respect to a proposed transfer or assignment to any Person other than (A) any Lender or (B) the parent company of any Lender and/or any Affiliate or Approved Fund of such Lender, is consented to by Administrative Borrower (such consent not to be unreasonably withheld, conditioned or delayed); and (iii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000.

(b) The Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and any Borrowers, Guarantors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Obligations) of a Lender hereunder and thereunder (provided, that, no assignee, including any assignee that is already a Lender hereunder at the time of the assignment, shall be entitled to receive any greater amount pursuant to Section 6.5 than that to which the assignor would have been entitled to receive had no such assignment occurred) and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, Guarantor or any of their Subsidiaries or the performance or observance by any Borrower or Guarantor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning any Borrower or Guarantor in the possession of Agent or any Lender from time to time to assignees and Participants.

(e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Obligations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, (iii) such Lender shall have complied with the requirements of Section 6.5, including, without limitation, Section 6.5(g), and (iv) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Guarantor hereunder shall be determined as if such Lender had not sold such participation.

(f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(g) Borrowers and Guarantors shall assist Agent or any Lender permitted to sell assignments or participations under this Section 13.7 as may be reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants.

(h) Any Lender that is an Issuing Bank may at any time assign all of its Commitments pursuant to this Section 13.7. If such Issuing Bank ceases to be Lender, it may, at its option, resign as Issuing Bank and such Issuing Bank’s obligations to issue Letters of Credit shall terminate but it shall retain all of the rights and obligations of Issuing Bank hereunder with respect to Letters of Credit outstanding as of the effective date of its resignation and all Letter of Credit Obligations with respect thereto (including the right to require Lenders to make Revolving Loans or fund risk participations in outstanding Letter of Credit Obligations), shall continue.

13.8 Entire Agreement.

This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

13.9 USA Patriot Act.

Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies Borrowers and Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrowers and Guarantors and other information that will allow such Lender to identify such person in accordance with the Act and any other applicable law. Borrowers and Guarantors are hereby advised that any Loans or Letters of Credit hereunder are subject to satisfactory results of such verification.

13.10 Counterparts, Etc.

This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

SECTION 14. ACKNOWLEDGMENT AND RESTATEMENT

14.1 Existing Obligations.

Borrowers and Guarantors hereby acknowledge, confirm and agree that Borrowers are indebted to Agent and Lenders for: (a) Loans and advances to Borrowers under the Existing Agreement, as of the close of business on August 17, 2010, in the aggregate principal amount of $200,163,534.03 and (b) Letter of Credit Obligations (as defined in the Existing Agreement) incurred at the request or for the benefit of Borrowers in the aggregate principal amount of $ 21,500,001.00, together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by Borrowers to Agent and Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever.

14.2 Acknowledgment of Security Interests.

Borrowers and Guarantors hereby acknowledge, confirm and agree that Agent, for itself and the benefit of Lenders, the other Secured Parties and Issuing Bank has and shall continue to have a security interest in and lien upon the Collateral heretofore granted to Agent pursuant to the Existing Agreement to secure the Obligations, as well as any Collateral granted under this Agreement or under any of the other Financing Agreements or otherwise granted to or held by Agent or any Lender. The liens and security interests of Agent, for itself and the benefit of Lenders, the other Secured Parties and Issuing Bank in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such liens and security interests, whether under the Existing Agreement, this Agreement or any other Financing Agreements.

14.3 Existing Agreement.

Borrowers and Guarantors hereby acknowledge, confirm and agree that: (a) the Existing Agreement had been duly executed and delivered by Borrowers and Guarantors and is in full force and effect as of the date hereof immediately prior to the amendment and restatement thereof in accordance herewith and (b) the agreements and obligations of Borrowers and Guarantors contained in the Existing Agreement as amended and restated hereby constitute the legal, valid and binding obligations of Borrower and Guarantors enforceable against them in accordance with their respect terms and Borrowers and Guarantors have no valid defense to the enforcement of such obligations as amended and restated hereby.

14.4 Restatement.

(a) Except as otherwise stated in Section 14.2 hereof and this Section 14.4, as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Agreement are hereby amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Financing Agreements, except that nothing herein or in the other Financing Agreements shall impair or adversely affect the continuation of the liability of Borrowers and Guarantors for the Obligations heretofore granted, pledged and/or assigned to Agent or any Lender. The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of Borrowers and Guarantors evidenced by or arising under the Existing Agreement, and the liens and security interests securing such Indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released.

(b) The principal amount of the Loans and Letters of Credit outstanding as of the date hereof under the Existing Agreement, if any, shall be allocated to the Loans and Letters of Credit hereunder in such manner and in such amounts as Agent shall determine. Each Lender hereby consents to such allocation and agrees that, notwithstanding anything to the contrary in the Existing Agreement (including Sections 6.9 and 6.10 thereof), any payments made by the Borrowers on the date hereof on account of Obligations outstanding under the Existing Agreement may be applied in a manner that is not in accordance with the Pro Rata Shares of the Lenders under the Existing Agreement (including application to the payment in full of the Loans held by each Lender under the Existing Agreement other than the Lenders under this Agreement on the date hereof).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Agent, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

BORROWERS:

GLOBAL BRASS AND COPPER, INC.
CHASE BRASS AND COPPER COMPANY, LLC
GBC METALS, LLC, formerly known as Global Metals, LLC
CHASE BRASS, LLC
A.J. OSTER, LLC

By:	/s/ Authorized Signatory
Name:
Title:

GUARANTORS:

GLOBAL BRASS AND COPPER HOLDINGS, INC.
BRYAN METALS, LLC
OLIN FABRICATED METAL PRODUCTS, LLC
CHASE INDUSTRIES, LLC
A.J. OSTER FOILS, LLC
A.J. OSTER CARIBE, LLC
A.J. OSTER WEST, LLC

By:	/s/ Authorized Signatory
Name:
Title:

[SIGNATURES CONTINUE ON NEXT PAGE]

[Signature Page to Amended and Restated Loan and Security Agreement - Global Brass]

[SIGNATURES CONTINUED FROM PRECEDING PAGE]

AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, successor by merger to Wachovia Bank, National Association, as Agent

By:	/s/ Authorized Signatory
Name:
Title:

[SIGNATURES CONTINUE ON NEXT PAGE]

[Signature Page to Amended and Restated Loan and Security Agreement - Global Brass]

[SIGNATURES CONTINUED FROM PRECEDING PAGE]

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, successor by merger to Wachovia Bank, National Association

By:	/s/ Authorized Signatory
Name:
Title:

[SIGNATURES CONTINUE ON NEXT PAGE]

[Signature Page to Amended and Restated Loan and Security Agreement - Global Brass]

[SIGNATURES CONTINUED FROM PRECEDING PAGE]

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Authorized Signatory
Name:
Title:

[SIGNATURES CONTINUE ON NEXT PAGE]

[Signature Page to Amended and Restated Loan and Security Agreement - Global Brass]

[SIGNATURES CONTINUED FROM PRECEDING PAGE]

BANK OF AMERICA, N.A.

By:	/s/ Authorized Signatory
Name:
Title:

[SIGNATURES CONTINUE ON NEXT PAGE]

[Signature Page to Amended and Restated Loan and Security Agreement - Global Brass]

[SIGNATURES CONTINUED FROM PRECEDING PAGE]

ISSUING BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION, successor by merger to Wachovia Bank, National Association, as Issuing Bank

By:	/s/ Authorized Signatory
Name:
Title:

[Signature Page to Amended and Restated Loan and Security Agreement - Global Brass]

EXHIBIT A

to

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of                 , 200    is made between                                         (the “Assignor”) and                             (the “Assignee”).

W I T N E S S E T H:

WHEREAS, Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association, in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Global Brass and Copper, Inc., a Delaware corporation (“Global Brass”), Chase Brass and Copper Company, LLC, a Delaware limited liability company (“CB&C”), GBC Metals, LLC, a Delaware limited liability company formerly known as Global Metals, LLC (“GBC Metals”), Chase Brass, LLC, a Delaware limited liability company (“Chase Brass”) and A.J. Oster, LLC, a Delaware limited liability company (“AJ Oster”, and together with Global Brass, CB&C, Chase Brass and GBC Metals, each a “Borrower” and collectively “Borrowers”) as set forth in the Amended and Restated Loan and Security Agreement, dated                 , 2010, by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

WHEREAS, as provided under the Loan Agreement, Assignor committed to making Loans (the “Committed Loans”) to Borrowers in an aggregate amount not to exceed $            (the “Commitment”);

WHEREAS, Assignor wishes to assign to Assignee [part of the] [all] rights and obligations of Assignor under the Loan Agreement in respect of its Commitment in an amount equal to $            (the “Assigned Commitment Amount”) on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1. Assignment and Acceptance.

(a) Subject to the terms and conditions of this Assignment and Acceptance, Assignor hereby sells, transfers and assigns to Assignee, and Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) an interest in (i) the Commitment and each of the Committed Loans of Assignor and (ii) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the other Financing Agreements, so that after giving effect thereto, the Commitment of Assignee shall be as set forth below and the Pro Rata Share of Assignee shall be             (    %) percent.

(b) With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Commitment Amount. Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that the Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Commitment Amount and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee; provided, that, Assignor shall not relinquish its rights under Sections 2.2, 6.4, 6.9, 11.5 and 12.5 of the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.

(c) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee’s Commitment will be $            .

(d) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor’s Commitment will be $            (as such amount may be further reduced by any other assignments by Assignor on or after the date hereof).

2. Payments.

(a) As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to $            , representing Assignee’s Pro Rata Share of the principal amount of all Committed Loans.

(b) Assignee shall pay to Agent the processing fee in the amount specified in Section 13.7(a) of the Loan Agreement.

3. Reallocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, Committed Loans and outstanding Letters of Credit shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Commitment Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

4. Independent Credit Decision. Assignee acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of Parent and its Subsidiaries, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and

Acceptance and agrees that it will, independently and without reliance upon Assignor, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.

5. Effective Date; Notices.

(a) As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be                 , 200_ (the “Effective Date”); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:

(i) this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;

(ii) the consent of Agent as required for an effective assignment of the Assigned Commitment Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;

(iii) written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Administrative Borrower and Agent;

(iv) Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance; and

(v) the processing fee referred to in Section 2(b) hereof shall have been paid to Agent.

(b) Promptly following the execution of this Assignment and Acceptance, Assignor shall deliver to Administrative Borrower and Agent for acknowledgment by Agent, a Notice of Assignment in the form attached hereto as Schedule 1.

6. Agent. [INCLUDE ONLY IF ASSIGNOR IS AN AGENT]

(a) Assignee hereby appoints and authorizes Assignor in its capacity as Agent to take such action as agent on its behalf to exercise such powers under the Loan Agreement as are delegated to Agent by Lenders pursuant to the terms of the Loan Agreement.

(b) Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Loan Agreement.]

7. Withholding Tax. (a) Assignee (i) represents and warrants to Assignor, Agent and Borrowers that under applicable law and treaties no tax will be required to be withheld by Assignee, Agent or Borrowers with respect to any payments to be made to Assignee hereunder or under any of the Financing Agreements, (ii) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States of America or any State thereof) to Agent and Borrowers prior to the time that Agent or Borrowers are required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-8BEN or W-8ECI, as applicable (wherein Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new such forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by Assignee, and (iii) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(b) Assignee represents and warrants to Assignor, Agent and Borrowers that if, pursuant to regulations or other guidance implementing Section 1471 to 1474 of the Internal Revenue Code, the Assignee is required to provide forms or certifications in addition to those described in Section 2.17(c)(i) of the Loan Agreement to the Borrowers or to the Internal Revenue Service to establish the Assignee’s legal entitlement to an exemption from U.S. federal withholding tax with respect to payments hereunder, upon request from any Borrower or as required pursuant to any law, governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof, or any determination of a court or governmental authority, the Assignee (i) will deliver any such forms or certifications to Borrower or to the Internal Revenue Service, as the case may be, or (ii) promptly notify the Borrower if it determines that it cannot comply with clause (i) above.

8. Representations and Warranties.

(a) Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b) Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto. Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrowers, Guarantors or any of their respective Affiliates, or the performance or observance by Borrowers, Guarantors or any other Person, of any of its respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.

(c) Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights to general equitable principles.

9. Further Assurances. Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to Borrowers or Agent, which may be required in connection with the assignment and assumption contemplated hereby.

10. Miscellaneous.

(a) Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other for further breach thereof.

(b) All payments made hereunder shall be made without any set-off or counterclaim.

(c) Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

(d) This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(e) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in New York County, New York over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

(f) ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, ANY OF THE OTHER FINANCING AGREEMENTS OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:

Title:

[ASSIGNEE]

By:

Title:

Acknowledged and Consented to:

AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, successor by merger to
Wachovia Bank, National Association, as Agent

By:

Name:

Title:

GLOBAL BRASS AND COPPER, INC., as Administrative Borrower

By:

Name:

Title:

SCHEDULE 1

NOTICE OF ASSIGNMENT AND ACCEPTANCE

                , 20

Attn.:

Re:

Ladies and Gentlemen:

Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association, in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Global Brass and Copper, Inc., a Delaware corporation (“Global Brass”), Chase Brass and Copper Company, LLC, a Delaware limited liability company (“CB&C”), GBC Metals, LLC, a Delaware limited liability company formerly known as Global Metals, LLC (“GBC Metals”), Chase Brass, LLC, a Delaware limited liability company (“Chase Brass”) and A.J. Oster, LLC, a Delaware limited liability company (“AJ Oster”, and together with Global Brass, CB&C, Chase Brass and GBC Metals, each a “Borrower” and collectively “Borrowers”) as set forth in the Amended and Restated Loan and Security Agreement, dated                 , 2010, by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

1. We hereby give you notice of, and request your consent to, the assignment by                                         (the “Assignor”) to                                         (the “Assignee”) such that after giving effect to the assignment Assignee shall have an interest equal to             (    %) percent of the total Commitments pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance”). We understand that the Assignor’s Commitment shall be reduced by $            , as the same may be further reduced by other assignments on or after the date hereof.

2. Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest under the Loan Agreement.

3. The following administrative details apply to Assignee:

(A)	Notice address:

Assignee name:

Address:
Attention:
Telephone:
Telecopier:

(B)	Payment instructions:

Account No.:
At:
Reference:
Attention:

4. You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Assignment and Acceptance.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[NAME OF ASSIGNOR]

By:

Title:

[NAME OF ASSIGNEE]

By:

Title:

ACKNOWLEDGED AND ASSIGNMENT CONSENTED TO:

WELLS FARGO BANK, NATIONAL ASSOCIATION, successor by merger to Wachovia Bank, National Association, as Agent

By:

Title:

GLOBAL BRASS AND COPPER, INC., as Administrative Borrower

By:

Title:

EXHIBIT B

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Form of Borrowing Base Certificate

[see attached]

B-1

EXHIBIT C

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Information Certificate

[see attached]

C-1

EXHIBIT D

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Form of Officer’s Solvency Certificate

[see attached]

D-1

EXHIBIT E

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Form of Compliance Certificate

To:	Wells Fargo Bank, National Association,

successor by merger to

Wachovia Bank, National Association

12 East 49th Street

New York, New York 10017

Ladies and Gentlemen:

I hereby certify to you on behalf of Borrowers and not individually, pursuant to Section 9.6 of the Loan Agreement (as defined below) as follows:

1. I am the duly elected Chief Financial Officer of Global Brass and Copper, Inc., a Delaware corporation (“Global Brass”), Chase Brass and Copper Company, LLC, a Delaware limited liability company (“CB&C”), GBC Metals, LLC, a Delaware limited liability company formerly known as Global Metals, LLC (“GBC Metals”), Chase Brass, LLC, a Delaware limited liability company (“Chase Brass”) and A.J. Oster, LLC, a Delaware limited liability company (“AJ Oster”, and together with Global Brass, CB&C, Chase Brass and GBC Metals, each a “Borrower” and collectively “Borrowers”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Amended and Restated Loan and Security Agreement, dated             , 2010, by and among Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association, as agent for the financial institutions party thereto as lenders (in such capacity, “Agent”) and the financial institutions party thereto as lenders (collectively, “Lenders”), Borrowers and certain of their affiliates (as such Loan and Security Agreement is amended, modified or supplemented, from time to time, the “Loan Agreement”).

2. I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Borrowers and Guarantors, during the immediately preceding fiscal month.

3. The review described in Section 2 above did not disclose the existence during or at the end of such fiscal month, and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto. Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Borrower or Guarantor has taken, is taking, or proposes to take with respect to such condition or event.

4. I further certify that, based on the review described in Section 2 above, no Borrower or Guarantor has at any time during or at the end of such fiscal [month][quarter], except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

(a) Changed its respective corporate name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Financing Agreements.

E-1

(b) Changed the location of its chief executive office, changed its jurisdiction of incorporation, changed its type of organization or changed the location of or disposed of any of its properties or assets (other than pursuant to the sale of Inventory in the ordinary course of its business or as otherwise permitted by Section 9.7 of the Loan Agreement), or established any new asset locations.

(c) Permitted or suffered to exist any security interest in or liens on any of its properties, whether real or personal, other than as specifically permitted in the Financing Agreements.

(d) Received any notice of, or obtained knowledge of any of the following not previously disclosed to Agent: (i) the occurrence of any event involving the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law in a material respect or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any applicable Environmental Law by any Borrower or Guarantor in any material respect or (B) the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law in a material respect or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials in violation of applicable Environmental Laws in a material respect or (D) any other environmental, health or safety matter, which has a material adverse effect on any Borrower or Guarantor or its business, operations or assets or any properties at which such Borrower or Guarantor transported, stored or disposed of any Hazardous Materials.

(e) Become aware of, obtained knowledge of, or received notification of, any material breach or violation of any material covenant contained in any instrument or agreement in respect of Indebtedness for money borrowed by any Borrower or Guarantor.

5. Attached hereto as Schedule III are the calculations that would be used in determining, as of the end of such fiscal [month] [quarter] whether Borrowers and Guarantors are in compliance with the covenant set forth in Section 9.17 of the Loan Agreement for such fiscal [month] [quarter], regardless of whether such compliance is required.

The foregoing certifications are made and delivered this day of             , 20    .

Very truly yours,

GLOBAL BRASS AND COPPER, INC.
CHASE BRASS AND COPPER COMPANY, LLC
GBC METALS, LLC, formerly known as Global Metals, LLC
CHASE BRASS, LLC
A.J. OSTER, LLC

By:

Name:

Title:

E-2

SCHEDULE 1.32

TO

LOAN AND SECURITY AGREEMENT

Commitments

Lender	Commitment
Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association	$60,000,000
General Electric Capital Corporation	$50,000,000
Bank of America, N.A.	$40,000,000
Total:	$150,000,000

SCHEDULE 1.43

TO

LOAN AND SECURITY AGREEMENT

Deemed EBITDA

Month	EBITDA
October 2009	$6,191,000
November 2009	$5,152,000
December 2009	$3,194,000
January 2010	$10,831,000
February 2010	$7,897,000
March 2010	$10,211,000
April 2010	$9,274,000
May 2010	$8,842,000
June 2010	$17,213,000